SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:
☑	Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
St. Joseph Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

2,000,034

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$40.00 per share

(4)	Proposed maximum aggregate value of transaction:

$80,001,360

(5)	Total fee paid:

$8,560.15

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[____________], 2006
Dear Fellow Stockholder:
     It is my pleasure to invite you to attend a special meeting of stockholders of St. Joseph Capital Corporation to be held at the [                                        ], located at [                                                            ], on [                                        ], 2007 at [___] local time.
     The purpose of this meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of October 21, 2006, by and among St. Joseph, Old National Bancorp and SMS Subsidiary, Inc., a wholly-owned subsidiary of Old National. If the merger is consummated, each share of St. Joseph common stock will be exchanged for the right to receive $40.00 in cash. Following the completion of the merger transaction, St. Joseph will become a wholly-owned subsidiary of Old National and you will no longer have an equity interest in St. Joseph. As of October 20, 2006, the last trading date before the announcement of the merger, the closing price of St. Joseph common stock was $28.38 per share.
     The enclosed proxy statement explains in detail the terms of the merger, as well as other information relating to St. Joseph and Old National. Please carefully review and consider all of this information. The merger agreement is attached as Annex A to the enclosed proxy statement. Please carefully review and consider all of the enclosed information.
     The investment banking firm of Keefe Bruyette & Woods, Inc. has issued a written fairness opinion to St. Joseph’s board of directors that the merger consideration is fair, from a financial point of view, to the stockholders of St. Joseph as of the date of the merger agreement. Completion of the merger transaction is subject to certain conditions, including necessary government approvals.
     After careful consideration, the St. Joseph board of directors unanimously determined the merger to be advisable and in the best interests of St. Joseph’s stockholders and unanimously recommends that you vote “FOR” adoption of the Agreement and Plan of Reorganization.
     Your participation in the special meeting, in person or by proxy, is especially important. An abstention or failure to vote at the special meeting or to submit a proxy will have the same effect as a vote “AGAINST” the adoption of the Agreement and Plan of Reorganization. If you do submit a proxy and do not include instructions on how to vote your proxy, your shares will be voted “FOR” the adoption of the Agreement and Plan of Reorganization. Please sign, date and mail the enclosed proxy promptly in the postage-paid envelope or vote by telephone or Internet by following the preprinted instructions on the enclosed proxy card. If you attend the special meeting, you may vote in person, if you wish, even if you have previously returned your proxy card or cast your vote by telephone or Internet.
     The receipt of cash in exchange for your shares of common stock in the merger generally will be a taxable transaction for United States federal income tax purposes. We urge you to consult with your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Sincerely yours,

John W. Rosenthal, Sr.
President and Chief Executive Officer

3820 Edison Lakes Parkway • Mishawaka, IN 46545 • Phone: (800) 890-2798

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                                        ], 2007
To St. Joseph Stockholders:
     You are cordially invited to attend a special meeting of stockholders of St. Joseph Capital Corporation to be held at the [                                        ], located at [                                                                                ], on [                                        ], 2007, at [___] local time.
     At the meeting, we will ask you to act on the following matters:
     1. Merger. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of October 21, 2006, by and among St. Joseph, Old National Bancorp and SMS Subsidiary, Inc., as described in the attached proxy statement, providing for the merger of SMS Subsidiary, Inc. with and into St. Joseph, with St. Joseph becoming a wholly-owned subsidiary of Old National Bancorp.
     2. Transaction of Other Business. To transact such other business as may properly come before the special meeting and adjournment or adjournments thereof, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the St. Joseph board of directors in the event that there are an insufficient number of votes to approve and adopt the Agreement and Plan of Reorganization at the time of the special meeting.
     As of the date of this document, the St. Joseph board of directors knows of no business that will be presented for consideration at the St. Joseph special meeting, other than matters described in the attached proxy statement.
     The board of directors of St. Joseph unanimously recommends that you vote “FOR” approval and adoption of the Agreement and Plan of Reorganization.
     If you were a stockholder of record at the close of business on [                                        ], 200[___], you may vote at the special meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

Mishawaka, Indiana	Mark E. Secor
[ ], 200[___]	Secretary and Chief Financial Officer
YOUR VOTE IS VERY IMPORTANT
     Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope or vote by telephone or Internet by following the preprinted instructions on the enclosed proxy card. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card or cast your vote by telephone or Internet.

PROXY STATEMENT FOR ST. JOSEPH CAPITAL CORPORATION
SPECIAL MEETING OF STOCKHOLDERS

     Subject to the satisfaction of the conditions in the Agreement and Plan of Reorganization described in this proxy statement, the boards of directors of St. Joseph Capital Corporation and Old National Bancorp have agreed that Old National and St. Joseph will engage in a transaction whereby Old National will acquire St. Joseph in a merger. If the merger is completed, each outstanding share of St. Joseph common stock will be exchanged for the right to receive $40.00 in cash.
     The merger cannot be completed unless the holders of a majority of the outstanding shares of common stock of St. Joseph approve and adopt the Agreement and Plan of Reorganization, which will be considered at a special meeting of stockholders to be held by St. Joseph at the [                                        ], located at [                                                            ], on [                                        ], 2007, at [___] local time. For a complete description of the terms of this agreement, see “The Merger” beginning on page 16.
     All of St. Joseph’s directors who own shares of St. Joseph, have agreed to vote their shares (other than those held as fiduciary for unrelated persons) in favor of the approval of the merger agreement. As of [                                        ], 200[_], the record date, the St. Joseph directors collectively have the right to vote [213,115] shares (other than those held or fiduciary for unrelated persons), or approximately [11.8%] of the St. Joseph common stock eligible to vote.
     The board of directors of St. Joseph unanimously recommends that its stockholders vote “FOR” approval and adoption of the Agreement and Plan of Reorganization. Regardless of whether you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us or vote by telephone or Internet by following the preprinted instructions on the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT.
     Under Delaware law, St. Joseph’s stockholders are entitled to exercise appraisal rights by complying with all of the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C of this proxy statement.
     St. Joseph’s common stock is traded on The Nasdaq Capital Market under the symbol “SJOE.”
     Please read carefully the detailed information about the merger contained in this proxy statement. To obtain additional information about St. Joseph or Old National, please see “Where You Can Find More Information” beginning on page 47.
The date of this proxy statement is [                                        ], 200[__],
and was first mailed to St. Joseph stockholders on [                                        ], 200[__].

Annexes:

Annex A:	Agreement and Plan of Reorganization, dated as of October 21, 2006, by and among Old National Bancorp, SMS Subsidiary, Inc. and St. Joseph Capital Corporation (excluding exhibits)
Annex B:	Fairness Opinion of Keefe Bruyette & Woods, Inc. dated October 21, 2006
Annex C:	Relevant portions of Section 262 of the Delaware General Corporation Law relating to Dissenter’s Rights

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	St. Joseph stockholders are being asked to vote on an Agreement and Plan of Reorganization, which, if approved and consummated, will result in St. Joseph being acquired by Old National through SMS Subsidiary, Inc., a wholly-owned subsidiary of Old National Bancorp, which will be merged with and into St. Joseph, with St. Joseph being the surviving corporation wholly-owned by Old National. This transaction is referred to in this proxy statement as “the merger” and the Agreement and Plan of Reorganization is referred to as the “merger agreement.” It is anticipated that following the merger, St. Joseph Capital Bank, St. Joseph’s wholly-owned banking subsidiary, will be merged with and into Old National Bank, Old National’s wholly-owned banking subsidiary, with Old National Bank being the surviving entity. You may be asked to consider other matters as may properly come before the special meeting. St. Joseph does not know of any other matters that will be presented for consideration at its special meeting.

Q:	What will I receive for my shares of St. Joseph common stock?

A:	You will have the right to receive $40.00 in cash for each share of St. Joseph common stock that you own at the effective time of the merger.

Q:	Why does St. Joseph want to merge with Old National?

A:	The St. Joseph board of directors believes that the merger consideration offered by Old National is fair to, and in the best interests of, St. Joseph’s stockholders, that Old National is a sound merger partner and that the merger is in the best interests of St. Joseph’s employees, customers and the communities that St. Joseph serves.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger in the first quarter of 2007, assuming that the required stockholder approval is obtained at the St. Joseph special meeting. The merger is also subject to the approval of applicable federal banking regulatory authorities and the satisfaction of other closing conditions. We cannot assure you as to if and when all the conditions to the merger will be met, nor can we predict the exact timing of the merger. It is also possible that we will not complete the merger.

Q:	When and where will the special meeting take place?

A:	The St. Joseph special meeting will be held at [___], local time, on [ ], 2007, at the [ ], located at [ ].

Q:	What stockholder approvals are needed?

A:	Holders of at least a majority of the outstanding shares of St. Joseph common stock as of the close of business on [ ], 200[_], the record date for the special meeting, must approve and adopt the merger agreement at the St. Joseph special meeting. The affirmative vote of a majority of the [1,801,948] shares of St. Joseph’s issued and outstanding common stock eligible to vote, or [900,975] shares, is needed to approve the merger. Approval from the shareholders of Old National is not required to consummate the merger.

Q:	What is the recommendation of the St. Joseph board of directors?

A:	The board of directors of St. Joseph unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Q:	Has St. Joseph retained a financial advisor with respect to this transaction?

A:	Yes. St. Joseph retained Keefe, Bruyette & Woods, Inc. to be its financial advisor regarding the transactions contemplated by the merger agreement and to evaluate the financial terms of the merger. On October 21, 2006,

Keefe, Bruyette delivered its written opinion addressed to St. Joseph’s board of directors that, as of that date, the merger consideration to be received by St. Joseph stockholders, was fair to these stockholders from a financial point of view. The full text of Keefe, Bruyette’s written opinion, dated October 21, 2006, is included as Annex B to, and is incorporated by reference into, this document. You are urged to read this opinion in its entirety. For a more detailed description of the opinion, as well as a description of the fees St. Joseph paid and will pay Keefe, Bruyette in connection with the merger and this opinion, see “The Merger – Opinion of St. Joseph’s Financial Advisor” beginning on page 21.

Q:	How do the directors and executive officers of St. Joseph plan to vote?

A:	All of St. Joseph’s directors who own shares of common stock have agreed to vote their shares in favor of the merger agreement. These individuals collectively have the right to vote, as of the [ ], 200[_] record date for the St. Joseph special meeting, [213,115] shares, or approximately [11.8%] of St. Joseph common stock eligible to vote, including shares held pursuant to the St. Joseph Capital Bank 401(k) Plan, under which such individuals are entitled to exercise voting rights, but excluding shares held as fiduciary for unrelated persons. For a description of the interests of certain directors and officers of St. Joseph, see “The Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page 40.

Q:	What do I need to do now?

A:	After reviewing this proxy statement, submit your proxy by executing and returning the enclosed proxy card or by casting your vote by telephone or Internet. To vote by mail, you should execute the enclosed proxy card. By submitting your proxy, you authorize the individuals named on the proxy card to represent you and vote your shares at the special meeting of St. Joseph in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the special meeting. Although you may vote by mail, we ask that you vote instead by Internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or via the Internet by accessing the Internet website specified on your proxy card and then following the preprinted instructions on the proxy card. Votes submitted by telephone or Internet must be received by [ ], 200[_]. The giving of a proxy by telephone or Internet will not affect your right to vote in person if you decide to attend the meeting.

Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or by casting your vote by telephone or Internet.

Q:	I am a St. Joseph employee and I hold shares in the St. Joseph Capital Bank 401(k) Plan. Will I be able to vote those shares?

A:	The St. Joseph Capital Bank 401(k) Plan permits each participant to direct the trustee how to vote shares attributable to the participant’s plan account in connection with the merger. If you are a participant in the 401(k) Plan, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions for the 401(k) Plan.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you. Therefore, it is important that you follow your broker’s instructions carefully and that you instruct your broker how to vote your shares. Please note that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the special meeting.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposals identified in this document, including in favor of approval and adoption of the merger agreement, and in the discretion of the persons named as proxies on any other matters presented for a vote at the special meeting.

Q:	What will be the effect if I do not vote?

A:	If you “ABSTAIN” or do not return your proxy card or do not otherwise vote at the special meeting, your failure to vote will have the same effect as if you voted “AGAINST” the approval and adoption of the merger agreement.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	Can I vote my shares in person?

A:	Yes, if the shares you own are registered in your name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a “legal proxy” form from the institution that holds your shares indicating that you were the beneficial owner of the shares on the record date for voting at the special meeting.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:
•	signing another proxy with a later date and delivering it prior to the special meeting;

•	timely submitting another proxy via the telephone or Internet;

•	giving written notice of the revocation of your proxy to the Secretary of St. Joseph prior to the special meeting; or

•	voting in person at the special meeting.

Your latest dated proxy or vote will be counted. You may request a new St. Joseph proxy card by calling Mark E. Secor, Executive Vice President, Chief Financial Officer and Secretary, at (800) 890-2798.

Q:	What regulatory approvals are required to complete the merger?

A:	To complete the merger, Old National must first obtain the prior written approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Indiana Department of Financial Institutions (the “DFI”). In addition, the planned subsidiary bank merger requires the approval of the Office of the Comptroller of the Currency (the “OCC”). The applications for these approvals are currently pending.

Q:	What are the tax consequences of the merger to St. Joseph stockholders?

A:	In general, you will recognize taxable income or gain to the extent that the cash you receive for your shares of St. Joseph common stock exceeds your basis in the stock. To review the tax consequences to St. Joseph stockholders in greater detail, see “The Merger — Federal Income Tax Consequences,” beginning on page 27. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What if I oppose the merger? Do I have dissenter’s rights?

A:	St. Joseph stockholders who do not vote in favor of the merger agreement and who otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law will be entitled to receive a payment in cash of the estimated fair value of their St. Joseph shares as ultimately determined under the statutory process. A copy of these provisions is attached as Annex C to this document. This value could be more than, but also could be less than, $40.00 per share.

Q:	Should I send in my St. Joseph stock certificates now?

A:	No. Either at the time of closing or shortly after the merger, Old National’s paying agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates. You should use the letter of transmittal to surrender St. Joseph stock certificates for the merger consideration. Do not send in your stock certificates with your proxy card. If you hold your stock in “street name” your broker will receive the transmittal materials and therefore, you will not need to surrender you stock certificates for merger consideration and you may receive the merger consideration more quickly.

Q:	Who can answer my questions about the merger or this proxy statement?

A:	If you have any questions regarding the merger or this proxy statement, you should contact:
St. Joseph Capital Corporation
3820 Edison Lakes Parkway
Mishawaka, Indiana 46545
Attn: Mark E. Secor
800-890-2798

SUMMARY
     This brief summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the annexes, and the other documents to which we refer. For more information about St. Joseph and Old National, see “Where You Can Find More Information” beginning on page 47. Each item in this summary contains a page reference directing you to a more complete description of that item.
General
     This proxy statement relates to the proposed merger of St. Joseph with a merger subsidiary of Old National. St. Joseph believes that the merger will enhance stockholder value by allowing St. Joseph stockholders to receive cash in exchange for their shares of St. Joseph common stock.
The Companies (Page 10)
St. Joseph Capital Corporation
3820 Edison Lakes Parkway
Mishawaka, IN 46545
(800) 890-2798
     St. Joseph, a Delaware corporation, is a registered bank holding company headquartered in Mishawaka, Indiana. St. Joseph conducts its operations through its banking subsidiary, St. Joseph Capital Bank, an Indiana state bank. St. Joseph’s principal markets for financial services presently are in Mishawaka, South Bend and Elkhart, Indiana, and the areas immediately surrounding those communities. At September 30, 2006, St. Joseph had, on a consolidated basis, assets of approximately $477.3 million, deposits of approximately $379.7 million and stockholders’ equity of approximately $31.3 million. St. Joseph common stock is traded on The Nasdaq Capital Market under the symbol “SJOE.”
Old National Bancorp
One Main Street
Evansville, IN 47708
(812) 464-1294
     Old National is a financial holding company incorporated in the State of Indiana and maintains its headquarters in Evansville, Indiana. Old National conducts its principal activities through its banking and non-banking subsidiaries, including Old National Bank, a national banking association, and Old National’s primary banking subsidiary. At September 30, 2006, on a consolidated basis, Old National had assets of approximately $7.9 billion, deposits of approximately $5.7 billion and stockholders’ equity of approximately $642.8 million. Old National common stock is traded on The New York Stock Exchange under the symbol “ONB.”
The Special Meeting (Page 11)
     A special meeting of the St. Joseph stockholders will be held at [___] local time, on [                                        ], 2007, at the [                                        ], located at [                                                            ]. Holders of St. Joseph common stock outstanding as of the close of business on [                                        ], 200[_], are entitled to vote at the meeting and will be asked to consider and vote upon:
•	the approval and adoption of the merger agreement; and

•	any other matters properly presented at the special meeting and adjournment or adjournments thereof, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the St. Joseph board of directors in the event that there are an insufficient number of votes to approve and adopt the merger agreement at the time of the special meeting.

Record Date; Vote Required (Page 11)
     The St. Joseph board of directors has fixed the close of business on [                                        ], 200[_], as the record date for stockholders entitled to notice of and to vote at the special meeting.
     At the special meeting, the merger agreement must be approved by the affirmative vote of the holders of at least a majority of the [1,801,948] shares of St. Joseph common stock outstanding at the close of business on [                                        ], 200[_], or [900,975] shares.
     As of the record date, St. Joseph’s directors, executive officers and their affiliates had the right to vote, in the aggregate, approximately [231,937] shares [(12.9%)] of the outstanding St. Joseph common stock, including [13,622] shares beneficially held in the St. Joseph Capital Bank 401(k) Plan, over which they have voting power as plan participants, but excluding shares held as fiduciary for unrelated persons. St. Joseph’s directors, executive officers and affiliates also beneficially hold [109,981] unexercised stock options (which have no voting rights). The directors of St. Joseph have agreed to vote their shares in favor of the merger.
     Approval and adoption of the merger agreement will also authorize the St. Joseph board of directors to exercise its discretion on whether to proceed with the merger in the event St. Joseph has the right under the merger agreement to terminate the agreement. This determination may be made without notice to, or the resolicitation of proxies from, the St. Joseph stockholders.
Revocability of Proxies (Page 11)
     You may revoke your proxy at any time before it is exercised by:
•	filing with the Secretary of St. Joseph a written notice of revocation of your proxy;

•	timely submitting another proxy via the telephone or Internet;

•	submitting a duly executed proxy bearing a later date; or

•	voting in person at the special meeting.
Dissenters’ Rights (Page 13)
     St. Joseph stockholders who perfect their appraisal rights by complying with all of the provisions of Section 262 of the Delaware General Corporation Law will be entitled to receive, in lieu of the per share merger consideration contemplated in the merger agreement, following the commencement and conclusion of a statutory appraisal proceeding in the Delaware Court of Chancery, the amount of the fair value of their shares as determined by the court in the appraisal proceeding. To demand appraisal and payment for shares of St. Joseph common stock, a St. Joseph stockholder:
•	must deliver to St. Joseph before the vote on the merger agreement a written demand for appraisal of his or her shares; and

•	must not vote in favor of the merger agreement.
     All written demands for appraisal should be delivered to St. Joseph at its principal executive offices at 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention: Secretary and Chief Financial Officer. Voting in favor of the merger agreement, or delivering a proxy in connection with the St. Joseph special meeting (unless the proxy votes against or expressly abstains from the vote on the merger agreement) will constitute waiver of a stockholder’s appraisal rights.
     If you dissent from the merger and the conditions outlined above are met, your only right will be to receive the fair value of your shares as determined by mutual agreement between you and Old National or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the requirements to request an appraisal under the Delaware General Corporation Law.
     The appraised value may be more or less than the consideration you would have received under the terms of the merger agreement.
The Merger (Page 16)
     If approved by the St. Joseph stockholders, and if other conditions to the merger agreement are satisfied (including Old National obtaining necessary regulatory approvals and St. Joseph satisfying the minimum equity requirement at closing), at the effective time of the merger, SMS Subsidiary, Inc., a wholly-owned subsidiary of Old National, will merge with and into St. Joseph, with St. Joseph being the surviving corporation and a wholly-owned subsidiary of Old National. Old National will pay cash to the holders of common stock of St. Joseph for their shares of St. Joseph common stock. The day after the effective time, Old National intends to cause St. Joseph Capital Bank to merge with and into Old National Bank, its wholly-owned subsidiary, with Old National Bank being the surviving entity.
Holders of St. Joseph Common Stock Will Receive Cash in the Merger (Page 16)
     If the merger is completed, St. Joseph stockholders will have the right to receive $40.00 in cash for each share of St. Joseph common stock that they own as of the effective time of the merger.
Reasons for the Merger (Page 16)
     The St. Joseph board of directors believes that the merger consideration is fair to, and in the best interests of, St. Joseph’s stockholders, that Old National is a sound merger partner and that the merger is in the best interests of St. Joseph’s employees, customers and the communities that St. Joseph serves.
     You can find a more detailed discussion of the background to the merger agreement and St. Joseph’s reasons for the merger in this document under “The Merger — Background of the Merger” beginning on page 17 and “— Recommendation of St. Joseph Board of Directors and Reasons for the Merger” beginning on page 20.
Recommendation to St. Joseph Stockholders (Page 20)
     The St. Joseph board believes that the merger is fair to, and in the best interests of, St. Joseph and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.
Opinion of St. Joseph’s Financial Advisor (Page 21)
     Among other factors considered in deciding to approve the merger, the St. Joseph board of directors considered the opinion of Keefe, Bruyette & Woods, Inc., St. Joseph’s financial advisor. On October 21, 2006, the date on which the St. Joseph board of directors approved the merger and related agreements, Keefe, Bruyette delivered its written opinion addressed to St. Joseph’s board that as of October 21, 2006, the merger consideration was fair to the holders of St. Joseph common stock, from a financial point of view. Keefe, Bruyette’s opinion is included as Annex B to, and is incorporated by reference into, this document. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette in providing its opinion.
Federal Income Tax Consequences (Page 27)
     The exchange of your shares of St. Joseph common stock for cash may cause you to recognize taxable gain for federal income tax purposes, which may require you to pay tax on such gain. The expected material federal income tax consequences are set out in greater detail herein. Tax matters are very complicated and the tax consequences to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger on you.
Regulatory Approvals (Page 28)
     To complete the merger, Old National must first obtain the prior written approval of the Federal Reserve Board and the DFI of the merger of SMS Subsidiary, Inc. with and into St. Joseph. Old National must also obtain the prior written approval of the OCC of the merger of St. Joseph Capital Bank with and into Old National Bank. The applications for these approvals are currently pending, but the OCC approval is not a condition of the merger of SMS Subsidiary, Inc. with and into St. Joseph.
Conditions to Completion of the Merger (Page 35)
     St. Joseph and Old National will complete the merger only if certain conditions are satisfied. Some of these conditions include:
•	the approval of the merger agreement by St. Joseph’s stockholders;

•	the receipt of certain regulatory approvals of the merger described in the merger agreement and the expiration of any waiting periods;

•	the absence of an injunction or regulatory prohibition to completion of the merger and all subsequent transactions described in the merger agreement;

•	St. Joseph’s “closing book value,” as defined in the merger agreement and which is calculated differently from stockholders equity pursuant to GAAP, shall not be less than $32,142,000;

•	the aggregate number of dissenting shares shall not exceed five percent (5%) of the issued and outstanding shares of St. Joseph common stock immediately prior to the closing of the merger;

•	the accuracy of the respective representations and warranties of Old National, SMS Subsidiary, Inc. and St. Joseph in the merger agreement; and

•	the compliance by Old National, SMS Subsidiary, Inc. and St. Joseph with their respective covenants and agreements in the merger agreement.
     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligations to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.
Right to Terminate (Page 38)
     The boards of directors of Old National and St. Joseph may jointly agree to terminate the merger agreement without completing the merger. In addition (except as noted below), either company can individually terminate the merger agreement prior to the completion of the merger if:
•	the other party breaches the merger agreement and has failed to cure the breach;

•	the merger is not completed by April 30, 2007;

•	the parties do not obtain the required regulatory approvals;

•	St. Joseph’s stockholders do not approve and adopt the merger agreement; or

•	other conditions to closing the merger have not been satisfied.

     Additionally, under certain circumstances, Old National may terminate the merger agreement if St. Joseph takes certain actions that may result from, or are indications of, having received a competing takeover proposal.
Acquisition Proposal and Termination Fee (Page 39)
     St. Joseph may owe a termination fee and related expenses to Old National if the merger is terminated because of St. Joseph’s actions regarding a competing takeover proposal from a third party. The amount of the termination fee is $3,500,000.
St. Joseph and Old National May Amend the Terms of the Merger and Waive Certain Conditions (Page 40)
     Prior to the special meeting of St. Joseph stockholders, Old National and St. Joseph may jointly amend the terms of the merger agreement, and each of them may waive the right to require the other party to adhere to those terms, to the extent legally permissible. By approving the merger agreement, the St. Joseph stockholders will be permitting the board of directors of St. Joseph to determine, in the exercise of its fiduciary duties, to terminate the merger agreement, or to proceed with the merger, under certain circumstances. Following the special meeting, no amendment can be made to the merger agreement which by law requires further approval by St. Joseph stockholders.
Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans (Page 40)
     When considering the St. Joseph board’s recommendation that St. Joseph’s stockholders vote to approve and adopt the merger agreement, you should be aware that certain St. Joseph directors and officers may have interests in the merger that are different from and in addition to their interests as stockholders. These interests exist because of the rights that these directors and officers have to receive payments under the terms of their St. Joseph benefit and compensation plans and various employment agreements, mutual termination agreements and other agreements with St. Joseph and Old National. These interests also arise from provisions of the merger agreement relating to director and officer indemnification and insurance.
     St. Joseph’s board of directors knew about and considered these different and additional interests in approving the merger agreement.

THE COMPANIES
St. Joseph Capital Corporation
     St. Joseph Capital Corporation is a bank holding company that owns St. Joseph Capital Bank, a full-service commercial banking institution headquartered in Mishawaka, Indiana with a full service banking center located in Elkhart, Indiana. The market area of St. Joseph Capital Bank encompasses a substantial portion of the Indiana communities of Mishawaka, South Bend, Notre Dame, Granger, Elkhart, Goshen, Bristol, Middlebury, Osceola, Nappanee, Wakarusa, Michigan City, and LaPorte as well as certain Michigan communities, including Niles, Edwardsburg, and Cassopolis. Due to the overlap of this metropolitan area over state lines, this region is often referred to as “Michiana.”
     St. Joseph Capital Bank offers a broad range of deposit services, including checking accounts, savings accounts, and time deposits of various types, as well as a full range of short- to intermediate-term personal and commercial loans. Commercial loans include lines of credit to finance accounts receivable and inventory, term loans to finance machinery and equipment, as well as commercial mortgages to finance land and buildings. St. Joseph Capital Bank makes personal loans directly to its clients for various purposes, including purchases of automobiles, boats, and other recreational vehicles, home improvements, education, and personal investments. St. Joseph Capital Bank also makes residential mortgage loans and, until 2006, substantially all of them were retained by St. Joseph Capital Bank and consist of balloon payment, adjustable and fixed rate mortgages. In 2006, the Bank began to offer a saleable servicing released mortgage product for longer term fixed rate residential mortgage loans. St. Joseph Capital Bank offers other services, including credit cards, cashier’s checks, traveler’s checks, and automated teller access.
     As of September 30, 2006, St. Joseph had, on a consolidated basis, assets of approximately $477.3 million, deposits of approximately $379.7 million and stockholders’ equity of approximately $31.3 million. St. Joseph common stock is traded on The Nasdaq Capital Market under the symbol “SJOE.”
     St. Joseph’s headquarters are currently maintained in their location at 3820 Edison Lakes Parkway, Mishawaka, Indiana, 46545. The telephone number is (800) 890-2798.
Old National Bancorp
     Old National Bancorp was formed in 1982 and is the largest financial holding company headquartered in the state of Indiana. Old National, through its wholly owned banking subsidiary, provides a wide range of services, including commercial and consumer loan and depository services, lease financing and other traditional banking services. Through its non-bank affiliates, Old National provides services to supplement the banking business including fiduciary and wealth management services, investment and brokerage services, insurance and other financial services. As of December 31, 2005, Old National employed 2,572 full-time equivalent associates.
     Old National Bank, Old National Bancorp’s wholly owned banking subsidiary, was founded in 1834 and is the oldest company in Evansville, Indiana. In 2001, Old National completed the consolidation of 21 bank charters enabling Old National to operate under a common name with consistent product offerings throughout the financial center locations, consolidate back-office operations and allow Old National to provide more convenient service to clients. Over the past several years, Old National has grown to include financial services operations in Indiana, Illinois, Kentucky, and Ohio.
     At September 30, 2006, on a consolidated basis, Old National had assets of approximately $7.9 billion, deposits of approximately $5.7 billion and stockholders’ equity of approximately $642.8 million. Old National common stock is traded on The New York Stock Exchange under the symbol “ONB.”
     Old National’s headquarters are currently maintained in the location at One Main Street, Evansville, Indiana 47708. The telephone number is (812) 464-1294.

SMS Subsidiary, Inc.
     SMS Subsidiary, Inc. is an Indiana corporation formed by Old National for the specific purpose of effecting the acquisition of St. Joseph. As of October 21, 2006, the date the merger agreement was executed, Old National was the sole shareholder of SMS Subsidiary. After completion of the merger, SMS Subsidiary, Inc. will cease to exist and Old National will be the sole shareholder of St. Joseph.
     SMS Subsidiary’s principal offices are located at One Main Street, Evansville, Indiana 47708 and SMS Subsidiary’s telephone number is (812) 464-1294
SPECIAL MEETING
     This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of St. Joseph of proxies to be used at the special meeting of stockholders to be held at [___], local time, on [                                           ], 2007, at the [                                                                                      ], located at [                                                                                  ], and at any adjournments thereof. This document, the enclosed notice of special meeting and proxy card are first being sent to you on or about [                                        ], 200[_].
Purpose of the Meeting
     The purpose of the special meeting of stockholders is to:
•	consider and vote upon the proposal to approve and adopt the merger agreement relating to the merger of St. Joseph and Old National (see “The Merger — Structure of the Merger” beginning on page 16); and

•	in addition, stockholders may be asked to consider such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the St. Joseph board of directors in the event that there are an insufficient number of votes to approve and adopt the merger agreement at the time of the special meeting.
     As of the date of this document, the St. Joseph board of directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.
Record Date; Voting and Revocability of Proxies
     The St. Joseph board of directors has fixed the close of business on [                                        ], 200[_], as the record date for stockholders entitled to notice of and to vote at the special meeting. Only holders of record of St. Joseph common stock on that date are entitled to notice of and to vote at the special meeting. Each share of St. Joseph common stock you own entitles you to one vote. On the record date, [1,801,948] shares of St. Joseph common stock were outstanding and entitled to vote at the special meeting, held by approximately [___] stockholders of record.
     Under the St. Joseph Capital Bank 401(k) Plan, each participant having an account under the plan that includes shares of St. Joseph common stock may direct the plan trustee with respect to voting such shares. Subject to the trustee’s duties under ERISA, the trustee will vote such shares in accordance with the directions received. The plan trustee will not vote any shares for which no voting directions are received from plan participants.
     A separate notice of a special meeting of stockholders, proxy statement, voting direction form and return envelope will be provided to each participant who owns St. Joseph shares through the 401(k) Plan. Those participants should return the applicable voting direction form directly to the plan trustee in the envelope or envelopes provided. The plan trustee will maintain as confidential the directions set forth on the direction form.

     If you are a registered stockholder, that is, if you hold your stock in your own name as registered with St. Joseph’s stock transfer agent, ComputerShare, you may vote at the special meeting using any one of the following methods:
•	You May Vote by Mail. You may complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.

•	You May Vote by Telephone. You may vote by telephone by calling the toll free number specified on your proxy card and following the preprinted instructions on your proxy card.

•	You May Vote by Internet. You may vote by Internet by accessing the Internet website specified on your proxy card and by following the preprinted instructions on your proxy card.

•	You May Vote in Person at the Meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must obtain a “legal proxy” form from the institution that holds your shares indicating that you were the beneficial owner of St. Joseph common stock on [ ], 200[_], the record date for voting at the special meeting.
     Votes submitted by telephone or Internet must be received by [                                        ], 2007. The giving of a proxy by either of these means does not affect your right to vote in person if you decide to attend the special meeting.
     Stockholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by:
•	providing written notice to the Secretary of St. Joseph Capital Corporation, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545;

•	timely submitting another proxy via the telephone or Internet

•	filing a later dated proxy prior to a vote being taken on a particular proposal at the St. Joseph special meeting; or

•	attending the special meeting and voting in person.
Your latest dated proxy or vote will be counted.
     Proxies solicited by the St. Joseph board of directors will be voted in accordance with the directions given on the proxy cards. If you sign and return your proxy card, but do not indicate your vote on the proxy card, your proxy will be voted “FOR” approval and adoption of the merger agreement.
     If you hold shares of St. Joseph common stock in “street name,” you must instruct your broker to vote your shares on the proposal to approve and adopt the merger agreement following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve and adopt the merger agreement will be the equivalent of voting against the proposal. Therefore, you are encouraged to instruct your broker how to vote your shares.
     The proxies confer discretionary authority on the persons named on the proxy cards to vote your common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Vote Required; Quorum
     The affirmative vote of the holders of at least a majority of the St. Joseph common stock outstanding is required to approve and adopt the merger agreement. All of St. Joseph’s directors who owned shares of common stock on the date the merger agreement was executed have agreed to vote their personal shares in favor of the merger. These individuals collectively have the right to vote, as of the record date for the special meeting, [213,115] shares, or approximately [11.8%] of St. Joseph common stock eligible to vote, not including an additional [72,900] shares (or [4.0%] ) of St. Joseph common stock that are held by a director as fiduciary for unrelated persons, which are not subject to the director voting agreement with Old National. The affirmative vote of a majority of the shares, or [900,975] shares, of St. Joseph’s issued and outstanding common stock eligible to vote is needed to approve the merger. For a description of the interests of certain directors and officers of St. Joseph, see “The Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page 9.
     Because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the St. Joseph common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. If you do not return your proxy card, mark “ABSTAIN” on your proxy card or do not otherwise vote at the special meeting, it will have the same effect as if you voted “AGAINST” the approval and adoption of the merger agreement. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares without instructions from you on the proposal to approve and adopt the merger agreement. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes “AGAINST” the merger.
     A majority of the shares of St. Joseph common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting for a quorum to be present for purposes of transacting business. Abstentions and broker non-votes will be counted in determining whether a quorum is present. In the event that a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit proxies. The affirmative vote of the holders of a majority of the shares of St. Joseph common stock present and voting on the matter may authorize the adjournment of the special meeting.
     No proxy that is voted against the proposal to approve and adopt the merger agreement will be voted in favor of adjournment to solicit further proxies for such proposal.
Solicitation of Proxies
     St. Joseph will pay all the costs of soliciting proxies. St. Joseph will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of St. Joseph common stock. In addition to solicitations by mail, directors, officers and employees of St. Joseph may solicit proxies personally or by telephone without additional compensation.
     Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, the paying agent will mail transmittal forms with instructions for the surrender of St. Joseph stock certificates.
DISSENTERS’ RIGHTS OF APPRAISAL
General
     Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on stockholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.
     Each St. Joseph stockholder has the right to demand the appraised value of his or her shares of St. Joseph common stock in cash if the stockholder follows all of the procedures set forth under Section 262 of the Delaware General Corporation Law, or the DGCL. A copy of this section is attached as Annex C hereto.

How to Dissent
     Under the DGCL, a St. Joseph stockholder may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DGCL) of his or her shares of St. Joseph common stock and receive payment of the fair value in cash if the merger is consummated. Old National, as the surviving corporation, will pay to a stockholder the fair value of the stockholder’s shares of St. Joseph common stock if the stockholder:
•	files with St. Joseph, prior to the vote at the St. Joseph special meeting, a written demand for an appraisal of the fair value of his or her shares;

•	does not vote in favor of the approval and adoption of the merger agreement;

•	continues to hold his or her shares through the effective time of the merger; and

•	does not withdraw the demand for appraisal within a period of 60 days after the effective time. A demand will be sufficient if it reasonably informs St. Joseph of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares.
     A proxy or vote “AGAINST” the approval and adoption of the merger agreement will not, by itself, be regarded as a written objection for purposes of asserting appraisal rights. A vote “FOR” the approval and adoption of the merger agreement will constitute a waiver of a stockholder’s appraisal rights.
     All written demands for appraisal should be addressed and delivered to: St. Joseph Capital Corporation, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention: Secretary, before the taking of the vote concerning the merger at the St. Joseph special meeting, and should be executed by, or on behalf of, the holder of record.
Who May Dissent
     To be effective, a demand for appraisal must be executed by or for the stockholder of record who held St. Joseph shares on the date of making the demand, and who continuously holds such shares through the effective time of the merger, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of the shares.
     If St. Joseph common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in this fiduciary capacity. If St. Joseph common stock is owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds St. Joseph common stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In this case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of St. Joseph common stock registered in the name of the dissenting record owner.
Withdrawal of Demand for Appraisal
     A stockholder may withdraw his or her demand for appraisal at any time within the 60-day period after the effective time. If the stockholder does so, he or she will be deemed to have accepted the terms offered pursuant to the merger. After the 60-day withdrawal period, a stockholder may withdraw only with the consent of Old National.

Notice from Old National
     Within 10 days after the effective time of the merger, Old National (as the surviving corporation in the merger) must give written notice that the merger has become effective to each St. Joseph stockholder who filed a written demand for appraisal and who did not vote in favor of the approval and adoption of the merger agreement. Within 120 days after the effective time, any stockholder who has validly perfected appraisal rights will be entitled, upon written request, to receive from Old National a statement setting forth the aggregate number of shares of St. Joseph common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Old National must respond to this request within 10 days after receipt or within 10 days after the date of the special meeting, whichever is later.
Appraisal Proceeding
     Within 120 days after the effective time of the merger, Old National or any St. Joseph stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the St. Joseph common stock held by stockholders seeking appraisal. The DGCL contemplates a single proceeding in the Court of Chancery that will apply to all stockholders who have perfected their appraisal rights, whether or not such stockholders have individually filed a petition with the Court of Chancery seeking appraisal. If neither Old National nor any of the St. Joseph stockholders who have perfected their appraisal rights has filed a petition in the Court of Chancery within the 120-day period following the effective time, all appraisal rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of St. Joseph common stock, cash equal to $40.00 per share.
     If a petition for appraisal is filed by a St. Joseph stockholder, a copy of the petition will be served on Old National, which then will have 20 days after such service to file with the office of the Register in Chancery a verified list of St. Joseph stockholders who have perfected appraisal rights, but have not yet reached agreement as to value with Old National. If the petition is filed by Old National, such verified list must accompany the filing. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Old National and each St. Joseph stockholder named on the verified list. This notice must also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware, and in such other publications as directed by the Court.
     The Court will conduct a hearing on the petition for appraisal at which the Court will determine the St. Joseph stockholders who have properly perfected appraisal rights with respect to their shares and may require these stockholders to submit to the Register in Chancery the certificates evidencing their shares of St. Joseph common stock for notation thereon of the pendency of the appraisal proceeding. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either Old National or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any St. Joseph stockholder whose name appears on the verified list submitted by Old National and who has submitted to the Register in Chancery the stockholder’s certificates of stock if that is required, may participate in the appraisal proceedings until it is finally determined by the Court that the stockholder is not entitled to appraisal rights. The judgment will be payable only upon and simultaneously with the surrender to Old National of the certificate(s) representing the shares of St. Joseph common stock. Upon payment of the judgment, the stockholder who sought appraisal will cease to have any interest in his or her shares or in St. Joseph.
Fair Value
     Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of St. Joseph common stock determined under Section 262 could be more than, the same as or less than the merger consideration if they seek appraisal of their shares of common stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

Expenses; Interest
     Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Old National and the St. Joseph stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of any stockholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
     Failure to comply strictly with these procedures will cause a St. Joseph stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.
     The preceding discussion is a summary of the provisions under the DGCL regarding appraisal rights and is qualified in its entirety by the text of Section 262 of the DGCL which is attached hereto as Annex C. St. Joseph stockholders who are interested in perfecting appraisal rights pursuant to the DGCL in connection with the merger should consult with their counsel for advice as to the procedures required to be followed.
THE MERGER
     The following description summarizes the material terms of the merger agreement, which is dated as of October 21, 2006. We urge you to read the merger agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.
Structure of the Merger
     Pursuant to the terms of the merger agreement, SMS Subsidiary, Inc. will merge with and into St. Joseph, with St. Joseph being the surviving corporation. Old National will pay to St. Joseph stockholders the amount of $40.00 in cash for each share of issued and outstanding St. Joseph common stock (other than shares with respect to which dissenters’ rights have been perfected) subject to the terms and conditions in the merger agreement. Please read the section entitled “Merger Consideration” below and “Dissenters’ Rights of Appraisal” beginning on page 12 for additional information. Immediately following this merger, Old National will cause St. Joseph, as survivor to the merger with SMS Subsidiary, Inc., to merge with and into Old National, with Old National being the surviving corporation. It is anticipated that on the following day, Old National will cause St. Joseph Capital Bank to merge with and into Old National Bank, one of Old National’s wholly-owned subsidiaries, with Old National Bank being the surviving entity.
Merger Consideration
     Old National will pay to St. Joseph stockholders the amount of $40.00 in cash for each share of St. Joseph common stock (excluding shares with respect to which dissenters’ rights have been perfected) subject to the terms and conditions in the merger agreement. With respect to any St. Joseph stock options, except as otherwise described in this proxy statement and subject to the consummation of the merger, any unvested stock options shall become fully vested. Old National will pay to the holders of St. Joseph stock options an amount in cash equal to the difference between $40.00 and the option exercise price applicable to such stock option. St. Joseph restricted stock awards will be deemed unrestricted validly issued, fully paid and nonassessable shares of St. Joseph common stock as of the close of business on the day before the closing of the merger. The holders of the restricted stock awards will be entitled to receive $40.00 per share for the converted restricted stock awards on the same terms and conditions as the other holders of St. Joseph common stock.
Effective Time of the Merger
     Unless both St. Joseph and Old National agree otherwise, the “closing” of the merger will occur on the last business day of the month during which all of the conditions contained in the merger agreement have been met or waived including the expiration of all applicable waiting periods. The “effective time” of the merger will occur as of the opening of business on the first day of the calendar month that follows the month in which the closing occurred. St. Joseph and Old National anticipate the effective time of the merger to occur during the first quarter of 2007. St. Joseph and Old National each will have the right, but not the obligation, to terminate the merger agreement, among other reasons, if the effective time of the merger does not occur on or before April 30, 2007, provided that the terminating party is not in breach of any provision of the merger agreement that causes the failure of the merger to occur on or before April 30, 2007.
Surrender of Certificates
     At or before the effective time of the merger, Old National will deposit, or cause to be deposited, with the paying agent cash to be paid upon the surrender of the shares of St. Joseph common stock (see “The Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page 40). [                                        ], will act as the paying agent for the benefit of the holders of certificates of St. Joseph common stock.
     After the effective time of the merger, St. Joseph stockholders will cease to have any rights as holders of St. Joseph common stock, and their sole right will be the right to receive $40.00 in cash for each share of St. Joseph common stock that they owned immediately prior to the effective time of the merger.
     As promptly as practicable after the effective time of the merger, the paying agent will send to St. Joseph stockholders a notice and letter of transmittal for use in submitting to the paying agent certificates formerly representing shares of St. Joseph common stock to be surrendered for cash which each St. Joseph stockholder is entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. If you hold your St. Joseph stock in “street name” your broker will receive the transmittal materials and therefore, you will not need to surrender your stock certificates for merger consideration and you may receive the merger consideration more quickly. You should not submit share certificates for St. Joseph common stock until you have received written instructions to do so.
Background of the Merger
     St. Joseph’s board of directors and senior management regularly review St. Joseph’s business strategies in light of general conditions in the banking industry, local competitive and economic conditions, the results of operations and future prospects, and legislative changes and other developments affecting the banking industry generally and St. Joseph specifically. During the last few years, the St. Joseph board of directors has intensified its business and strategic planning efforts, sometimes with the assistance of outside advisors. As part of these efforts, and in response to increasing costs associated with compliance with the Sarbanes-Oxley Act of 2002, in November and December of 2004, St. Joseph considered the advantages and disadvantages of suspending its filing obligations with the SEC, also referred to as a “going private” transaction. At a meeting of the St. Joseph board of directors held on December 16, 2004, the board was presented with information on going private transactions by their legal counsel, Barack Ferrazzano Kirschbaum Perlman and Nagelberg LLP, and the board determined that such a transaction was not in the best interests of St. Joseph and its stockholders at that time. The board determined to move forward as a reporting company.
     In June of 2006, a third party contacted St. Joseph with an unsolicited indication that it may have an interest in acquiring St. Joseph. The contact from the third party coincided with St. Joseph’s annual strategic planning evaluation. Following its strategic planning evaluation and in connection with its consideration of the unsolicited contact, the board concluded that it should also investigate its other strategic opportunities in greater detail, with the goal of maximizing stockholder value through either a strategic transaction or by remaining independent. To that end, St. Joseph began to contact and interview prospective financial advisors.
     In addition, the St. Joseph Human Resources Committee met on July 12, 2006 with representatives from Barack Ferrazzano to consider executive compensation and employee benefit issues in connection with St. Joseph’s exploration of its strategic alternatives. Representatives from Barack Ferrazzano discussed the use of employment agreements and change of control agreements as a means to retain key employees in a regulated industry where a strategic transaction, if undertaken, could take up to six months to complete. The Human Resources Committee extensively discussed events that would trigger the payment of benefits under these contracts, as well as the potential of using a “stay bonus” program and a severance program, and the advantages and disadvantages of using these programs in the context of a strategic transaction.

     The Human Resources Committee met again on July 17, 2006, with representatives from Barack Ferrazzano. At this meeting, the Human Resources Committee continued its consideration of the executive compensation and employee benefits issues in connection with St. Joseph’s exploration of its strategic options and approved the entrance into employment agreements with Mark E. Secor, the Executive Vice President, Chief Financial Officer and Secretary of St. Joseph and St. Joseph Capital Bank and Amy Kuhar Mauro, the Executive Vice President, Chief Credit Officer and Assistant Secretary of St. Joseph and St. Joseph Capital Bank. The Human Resources Committee also approved a Transition Period Severance Plan that would be effective upon the completion of a strategic transaction for the purpose of providing benefits to employees in the event that their employment terminates as a result of, or following, a strategic transaction and the establishment of a stay bonus pool, subject to St. Joseph proceeding with an applicable transaction with a strategic partner.
     On July 20, 2006, the board of directors of St. Joseph held a meeting that was attended by representatives of Barack Ferrazzano and Keefe Bruyette & Woods, Inc. one of two investment banking firms that had been previously interviewed by St. Joseph. At the meeting, Barack Ferrazzano gave a comprehensive presentation concerning the fiduciary duties of the board of directors in the context of a business combination and engaged in extensive discussion with the directors regarding their duties in connection with their consideration of strategic transactions for St. Joseph. Thereafter, Keefe Bruyette presented information on St. Joseph’s historical and prospective business and financial results, securities and financial-stock market conditions, the relative valuation of St. Joseph stock in market-trading and merger-and-acquisition contexts and strategic options possibly available to St. Joseph.
     At this meeting, the St. Joseph board of directors took the following actions in connection with its evaluation of its strategic options:
•	engaged Keefe Bruyette as its financial advisor;

•	created a Corporate Developments Committee to more efficiently consider the potential strategic transactions prior to bringing these matters before the full St. Joseph board of directors;

•	appointed Todd Martin, Brian R. Brady and Arthur H. McElwee, Jr., each an independent director, as members of the Corporate Developments Committee, with Mr. Martin serving as Chairman of the Committee; and

•	ratified the actions taken by the St. Joseph Human Resources Committee.
     During August of 2006, Keefe Bruyette and the management of St. Joseph prepared a confidential information memorandum containing details of St. Joseph’s business and operations that would be distributed to potential strategic partners. Keefe Bruyette consulted with St. Joseph’s management and selected twenty banking organizations that they believed would be viable strategic partners for St. Joseph. Included in the twenty organizations was the third party that had originally contacted St. Joseph in May of 2006 to express its interest in an acquisition transaction. Thereafter, Keefe Bruyette began contacting senior management at these organizations to discuss whether they would be interested in receiving a copy of the confidential information memorandum and whether they would be willing to enter into a confidentiality agreement with St. Joseph in connection with their review of the confidential information memorandum.
     On August 24, 2006, the Corporate Developments Committee met to discuss the status of its exploration of its strategic options. Representatives of Barack Ferrazzano and Keefe Bruyette also attended the meeting. At this meeting, the Corporate Developments Committee received an update from John W. Rosenthal, Sr., President and Chief Executive Officer of St. Joseph, regarding the progress of St. Joseph’s exploration of its strategic options. In addition, the members of the Corporate Developments Committee and senior management of St. Joseph discussed the comments they had in connection with their review of the confidential information memorandum. At this meeting, representatives from Keefe Bruyette discussed their preliminary contacts with potential strategic partners. Following this meeting, Keefe Bruyette finalized the confidential information memorandum and distributed it to the twelve parties who indicated that they had an interest in reviewing the materials.
     On September 14, 2006, representatives from Keefe Bruyette met with the Corporate Developments Committee, senior management of St. Joseph and representatives from Barack Ferrazzano to discuss the results of its contacts with potential strategic partners. Keefe Bruyette representatives reported that twelve of the twenty banking organizations identified and contacted by Keefe Bruyette requested copies of the confidential information memorandum and entered into confidentiality agreements with St. Joseph. Keefe Bruyette reported that it had received written initial expressions of interest from three companies for transactions offering consideration in the form of stock or cash or a combination of stock and cash. Representatives of Keefe Bruyette then presented detailed information on each of the indications of interest, including financial and other information on the potential strategic partners. The members of the Corporate Developments Committee asked Keefe Bruyette a number of questions regarding the expressions of interest and their terms. They also engaged in a lengthy discussion among themselves regarding the advisability of proceeding with any type of strategic transaction, and if so, the relative advantages and disadvantages of the various expressions of interest. The committee ultimately concluded that, given the relative merits of the proposals presented by Keefe Bruyette, the initial proposal from Old National was the most attractive proposal received. However, the Committee believed that one of the other two proposals, which was for stock in the $36.00 to $38.00 range, was also worth pursuing at that time. The Corporate Developments Committee determined that St. Joseph should move forward by inviting Old National and the other party to participate in the process, with the understanding that Old National would be the first to conduct due diligence because its proposal was superior to the other proposal and that Old National could revise its proposal upon the conclusion of its due diligence.
     Following the Corporate Developments Committee meeting, the full board of directors of St. Joseph held a meeting, during which the Corporate Developments Committee provided the board of directors with an update on the exploration of strategic alternatives. The Corporate Developments Committee also recommended that Old National be invited to undertake due diligence, and that proposal was ratified by the St. Joseph board of directors.
     Old National commenced its legal and financial due diligence during the week of September 18, 2006 at an off-site location in the South Bend area. Old National’s due diligence included a review of St. Joseph’s credit portfolio, and detailed discussions with St. Joseph’s senior management regarding its business, operations and prospects.
     Following the conclusion of Old National's due diligence, Old National and St. Joseph continued to negotiate the price per share through their respective financial advisors and came to an understanding on a number of executive compensation issues in connection with a potential transaction. On September 28, 2006, Old National offered $40.00 in cash per share on the condition that St. Joseph would enter into exclusive negotiations with Old National. Following extensive discussion with Keefe Bruyette, the Corporate Developments Committee concluded that it was in the best interest of St. Joseph and its stockholders to enter into exclusive negotiations with Old National based on its enhanced offer of $40.00 per share.
     On October 6, 2006, Old National’s outside legal counsel, Ice Miller LLP, provided St. Joseph with the first draft of a proposed definitive merger agreement. During the following two weeks, St. Joseph and Old National engaged in extensive negotiations, through their respective legal counsel, over the specific terms of the merger and merger agreement. During these negotiations, the Corporate Developments Committee was presented with several drafts of the merger agreement and participated, along with the management of St. Joseph, in reviewing and negotiating the terms of the merger agreement.
     On October 18, 2006, the Corporate Developments Committee held a meeting to discuss the status of the negotiations with Old National. At this meeting, Mr. Rosenthal presented a general status update and specifically discussed issues regarding employee benefits with Old National. Representatives of Barack Ferrazzano discussed in detail the outstanding items in connection with the negotiation of the merger agreement. In addition, Barack Ferrazzano answered questions from the members of the Corporate Developments Committee on their fiduciary duties. Representatives from Keefe Bruyette presented a summary of the report they would be presenting for the full board of directors at St. Joseph’s board meeting scheduled for the following day. Following the presentations, the Corporate Developments Committee unanimously resolved to recommend that the St. Joseph board of directors approve the merger agreement, subject to the satisfactory resolution of remaining open issues and the receipt of a fairness opinion from Keefe Bruyette.
     On October 19, 2006, the St. Joseph board of directors held a meeting at which Mr. Rosenthal provided a general update on the status of negotiations with Old National. After discussing the status of negotiations, the directors asked questions concerning the terms of the transaction. At this meeting, representatives from Barack Ferrazzano discussed fiduciary duties with the board of directors and answered questions raised by directors. Following the discussion on fiduciary duties, representatives from Barack Ferrazzano led a discussion regarding the merger transaction, and analyzed each section of the definitive transaction documents, including the merger agreement, the voting agreement, and the employment arrangements to be entered into pending the consummation of the merger. Following the legal presentation, representatives from Keefe Bruyette made a detailed presentation concerning the financial aspects of the proposed transaction and discussed the fairness, from a financial point of view, of the merger consideration to be paid by Old National to St. Joseph stockholders. In addition, Todd Martin, chairman of the Corporate Developments Committee, presented the unanimous recommendation of the Corporate Developments Committee that the board approve the merger and the merger agreement.
     After taking time to carefully consider the terms of the merger agreement and the other definitive transaction documents, the St. Joseph board of directors held a telephonic meeting on Saturday, October 21, 2006. At that meeting, representatives from Barack Ferrazzano updated the board on the resolution of the issues that were outstanding as of the board’s previous meeting held on October 19, noting the proposed revisions to the definitive merger agreement. Representatives from Keefe Bruyette presented the board of directors with its written fairness opinion that the merger consideration was fair from a financial point of view to the stockholders of St. Joseph. The St. Joseph board of directors approved the final form of merger agreement and the other definitive transaction documents, and the parties executed the merger agreement and the other documents later that day. St. Joseph and Old National issued a joint press release on October 23, 2006 announcing the execution of the merger agreement.
Recommendation of St. Joseph Board of Directors and Reasons for the Merger
     St. Joseph’s board of directors believes that the merger is fair to, and in the best interests of, St. Joseph and its stockholders and that Old National is a sound merger partner. Additionally, St. Joseph’s board of directors believes that the merger will have a positive effect on St. Joseph’s employees, customers and the communities that St. Joseph serves. Accordingly, St. Joseph’s board of directors has unanimously approved the merger agreement and unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement.
     In reaching its decision to approve the merger agreement, St. Joseph’s board of directors consulted with St. Joseph management, as well as with its financial and legal advisors, and considered a number of factors, including, without limitation, the following:
•	the belief that the merger would result in stockholders of St. Joseph receiving a sound financial return on their investment through the payment of cash;

•	the current and prospective economic and competitive environments facing St. Joseph and other financial institutions characterized by:
— intensifying competition from both banks and non-bank financial services organizations;

— the increasing pressure on maintenance of the current net interest margin;

— the escalating necessity for additional fee-based income producing components within a bank holding company; and

— the growing costs and complexity associated with regulatory compliance for public companies in the banking industry;
•	St. Joseph’s and Old National’s compatible banking philosophies and impact of the merger on St. Joseph’s local communities and employees;

•	the written opinion of Keefe, Bruyette provided to the board on October 21, 2006, that the merger consideration was fair from a financial point of view to holders of St. Joseph common stock. See “— Opinion of St. Joseph’s Financial Advisor” on page 21;

•	the high costs of technology and new facilities required to continue to grow assets and income and the uncertainty of whether St. Joseph could continue to achieve results equal to its historical levels; and

•	a review of the likelihood of regulators approving the merger without undue conditions or delay.
     St. Joseph’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including:
•	the potential disruption of St. Joseph’s business that might result from the announcement of the merger; and

•	the uncertainty regarding stockholders’, customers’ and employees’ perceptions of the merger.
     St. Joseph’s board of directors viewed these considerations as not being sufficient, individually or in the aggregate, to outweigh the advantages of the merger.
     This discussion of the information and factors considered by the St. Joseph board of directors is not intended to be exhaustive, but includes all of the material factors it considered. In reaching its determination to approve and recommend the merger, the St. Joseph board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors.
     After considering all of these factors as of the date of this proxy statement, St. Joseph’s board of directors continues to believe that the merger is fair to, and in the best interests of, St. Joseph’s stockholders and unanimously recommends that the holders of St. Joseph common stock vote “FOR” approval and adoption of the merger agreement.
Opinion of St. Joseph’s Financial Advisor
     In July 2006, the St. Joseph board of directors retained Keefe Bruyette as its financial advisor in connection with St. Joseph’s consideration of a possible merger transaction with a third party and, if requested, to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by St. Joseph’s stockholders. As St. Joseph’s financial advisor, Keefe Bruyette assisted St. Joseph in finding and evaluating potential acquirors, in analyzing Old National’s proposal and negotiating certain terms of the merger included in the merger agreement. In connection with Keefe Bruyette’s engagement, St. Joseph asked Keefe Bruyette to evaluate the fairness of the merger consideration to St. Joseph’s stockholders from a financial point of view. On October 21, 2006, Keefe Bruyette delivered its oral opinion, to St. Joseph’s board of directors, subsequently confirmed in writing, that, as of October 21, 2006, and based upon and subject to various matters set forth in that opinion, the merger consideration was fair to St. Joseph’s stockholders from a financial point of view.
     With Keefe Bruyette’s consent, the full text of Keefe Bruyette’s opinion, dated October 21, 2006, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Annex B and is incorporated herein by reference. St. Joseph stockholders are urged to read the opinion in its entirety. Keefe Bruyette’s opinion is directed to St. Joseph’s board of directors and relates only to the fairness of the consideration provided in the merger agreement from a financial point of view and does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how such a stockholder should vote with respect to the merger or any other matter. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. This summary does not purport to be a complete description of the analysis performed by Keefe Bruyette and should not be construed independent of the other information considered by Keefe Bruyette in rendering its opinion. Selecting portions of Keefe Bruyette’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.
     In rendering its opinion, Keefe Bruyette reviewed, analyzed and relied upon the following material relating to the financial and operating condition of St. Joseph and Old National:

•	a draft of the merger agreement;

•	historical financial and other information concerning Old National, including Old National’s annual reports to stockholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly reports on Form 10-Q;

•	historical financial and other information concerning St. Joseph, including annual reports to stockholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly reports on Form 10-Q;

•	discussions with senior management of St. Joseph and Old National with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	earnings per share estimates for St. Joseph for the years ending December 31, 2006 and 2007, as prepared by management;

•	consensus earnings per share estimates for Old National for the years ending December 31, 2006 and 2007 published by I/B/E/S and discussed with Old National management;

•	historical stock prices and trading volumes of the common stock of St. Joseph and Old National;

•	the pro forma financial impact of the merger on Old National, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of Old National and St. Joseph;

•	certain publicly available information of other financial institutions that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry, and which Keefe, Bruyette used to compare St. Joseph and Old National, from a financial point of view, with those other institutions;

•	financial terms of certain recent business combinations in the banking industry that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry; and

•	other financial studies, analyses and investigations and such other information as Keefe Bruyette deemed appropriate to enable it to render its opinion.
     Keefe Bruyette also held discussions with the respective senior management of and advisors to St. Joseph and Old National concerning each company’s past and current operations, financial condition, prospects and regulatory relationships. Keefe Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and other financial services companies generally. Keefe Bruyette’s opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated as of such date thereof. In addition, the opinion was based upon information made available to Keefe Bruyette through the date of its opinion. The analyses performed by Keefe Bruyette are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.
     In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the management of St. Joseph as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to Keefe Bruyette, and assumed that such forecasts reflected the best available estimates and judgments of St. Joseph’s management and that such forecasts would be realized in the amounts and in the time periods estimated by management. Keefe Bruyette also assumed, without independent verification, that St. Joseph’s aggregate allowance for loan losses is adequate to cover such losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of St. Joseph or Old National, nor did Keefe Bruyette examine any individual loan credit files.
For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:
•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of St. Joseph, Old National or the combined entity, as the case may be, or the contemplated benefits of the merger.
     The following summary contains the material financial analyses employed by Keefe Bruyette in connection with providing its opinion, including summaries relating to the consideration structure and transaction overview, selected comparable public company analysis for St. Joseph, a pro forma merger analysis, selected merger transactions comparison and discounted cash flow analysis. For purposes of such analyses, the financial information used by Keefe Bruyette for St. Joseph was as of, and for the quarter and twelve months, ended June 30, 2006, and market price information was as of October 16, 2006, unless otherwise noted. This summary does not purport to be a complete description of all analyses employed by Keefe Bruyette.
     Transaction Overview. In providing an overview of the merger, Keefe Bruyette noted that each St. Joseph stockholder would be receiving $40.00 per share or an implied total consideration of $77.3 million (based on the number of St. Joseph common shares outstanding on October 19, 2006 of 1,804,542, and an additional 126,913 shares representing 229,458 options based on the treasury method).
     Keefe Bruyette calculated the following multiples:

Transaction Multiples St. Joseph (data as of June 30, 2006)
Premium/Market price	44.1	%(1)
Price/Last 12 months earnings per share ($1.45)	27.5	x
Price/2006 estimated earnings per share ($1.32)	30.3	x
Price/2007 estimated earnings per share ($1.52)	26.3	x
Price/Book value per share ($16.54)	242%
Price/Tangible book value per share ($16.54)	242%
Tangible premium/Core deposits	18.2%

(1)	Based on St. Joseph’s closing stock price as reported on NASDAQ as of October 16, 2006.
     Contribution analysis. Keefe Bruyette analyzed the relative contribution of each of St. Joseph and Old National to certain pro forma balance sheet and income statement items of the combined entity. Keefe Bruyette compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage St. Joseph stockholders would represent in Old National pro forma. The results of Keefe Bruyette’s analysis are set forth in the following table:

	Old
	National	St. Joseph
Category	(%)	(%)
Assets	94.4	5.6
Loans	93.3	6.7
Deposits	94.3	5.7
Core Deposits	95.0	5.0
Equity	95.4	4.6
Tangible equity	94.2	5.8
LTM GAAP earnings	96.7	3.3
2006 GAAP earnings	97.1	2.9
2007 GAAP earnings	96.9	3.1
Market capitalization	96.1	3.9
Ownership*	94.3	5.7

*	As if 100% stock transaction.
     Pro forma merger analysis. Keefe Bruyette performed a pro forma financial analysis for the merger. Assumptions regarding the core deposit intangible amortization, fair market value amortization and cost savings were used to calculate the projected financial impact that the merger would have on certain pro forma financial results of St. Joseph and Old National stockholders. The following assumptions were made:
•	$77.3 million in cash consideration would be paid by Old National to St. Joseph stockholders;

•	cost savings of 29% of St. Joseph’s projected non-interest expense; 37.5% of cost saves achieved in 2007, 100% of cost saves achieved in 2008;

•	core deposit intangibles equal to 3.5% of St. Joseph’s core deposits totaling $7.3 million of intangibles, taxed at 35%, amortized using straight-line over 10 years.
     Keefe Bruyette analyzed the pro forma earnings accretion impact to Old National arising from the St. Joseph merger, while including purchase accounting fair market value adjustments estimated by St. Joseph management.

Old
National
Accretion
2007 GAAP EPS accretion (%)	1.63%
2007 GAAP EPS accretion ($)	$0.02
2008 GAAP EPS accretion (%)	3.57%
2008 GAAP EPS accretion ($)	$0.05
     Keefe Bruyette analyzed the pro forma capital impact to Old National arising from the St. Joseph merger, while including purchase accounting fair market value adjustments estimated by St. Joseph management.

Year Ended December 31,	2007	2008
Leverage ratio	6.90%	7.19%
Tier 1 capital ratio	9.33	9.61
Total capital ratio	12.52	12.29
Tangible equity / Tangible assets	5.20	5.45
     Keefe Bruyette also calculated the year end 2007 and 2008 projected pro forma book and tangible book value accretion/(dilution) to Old National and St. Joseph, while including the purchase accounting fair market value adjustments estimated by St. Joseph management.

Old National Pro Forma Impact
for the
Year Ended December 31,	2007	2008
Book value	0.93%	1.78%
Tangible book value	(8.89)	(7.11)
     Comparable acquisitions analysis. Keefe Bruyette analyzed two groups of select bank merger transactions—a recent Midwest bank transaction group and a select Midwest public bank transaction group. The analysis compared the announced acquisition price of these transactions relative to the last twelve months earnings, stated book value, stated tangible book value, core deposit premium, and one month market premium. The information analyzed was compiled by Keefe Bruyette from internal sources as well as from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.
     The recent Midwest bank transaction group included 6 bank acquisitions in which the bank acquiree was located in the Midwest and with target assets size ranging from approximately $250 million to $750 million and target ROAA less than 1.00%, announced between January 1, 2005 and October 16, 2006.
Recent Midwest Bank Transactions

Acquiror	Bank Acquiree

Castle Creek Capital III LLC	BB&T Bancshares Corp. (IL)
Commerce Bancshares, Inc.	West Point Bancorp, Inc. (IL)
National Bancshares, Inc.	Metrocorp, Inc. (IL)
National City Corporation	Forbes First Financial Corp. (MO)
Castle Creek Capital III LLC	LDF Incorporated (IL)
Western Illinois Bancshares Inc.	Midwest Bank of Western Illinois (IL)
     The select Midwest public bank transaction group included 16 acquisitions in which the acquiree was publicly traded and located in the Midwest announced between January 1, 2001 and October 16, 2006.
Select Midwest Public Bank Transactions

Acquiror	Acquiree

Citizens Banking Corporation	Republic Bancorp Inc. (MI)
MB Financial, Inc.	First Oak Brook Bancshares, Inc. (IL)
Marshall & Ilsley Corporation	Gold Banc Corporation, Inc. (KS)
Associated Banc-Corp	State Financial Services Corp. (WI)
National City Corporation	Wayne Bancorp, Inc. (OH)
Royal Bank of Scotland Group	Charter One Financial, Inc. (OH)
BNP Paribas Group	Community First Bankshares, Inc. (ND)
National City Corporation	Provident Financial Group, Inc. (OH)
Huntington Bancshares Inc.	Unizan Financial Corporation (OH)
National City Corporation	Allegiant Bancorp, Inc. (MO)
Chemical Financial Corp.	Caledonia Financial Corp. (MI)
First Merchants Corp.	CNBC Bancorp (OH)
BB&T Corporation	Mid-America Bancorp (KY)
First National of Nebraska, Inc.	Castle BancGroup, Incorporated (IL)
Allegiant Bancorp, Inc.	Southside Bancshares Corp. (MO)
Marshall & Ilsley Corporation	National City Bancorporation (MN)
     The following table compares information derived by Keefe Bruyette with respect to the selected transactions and transaction multiples as of their announcement dates. For purposes of this analysis, transaction multiples from the Old National/St. Joseph merger were derived using the transaction price of $40.00 per share of St. Joseph stock and from other financial data primarily determined as of June 30, 2006.

	St.				Select
	Joseph /		Recent		Midwest
	Old		Midwest Bank		Public Bank
	National		Median		Median
Transaction Price to:
Last 12 months earnings per share	27.5	x	20.4	x	18.2	x
Book value per share	242%		205%		229%
Tangible book value per share	242%		234%		252%
Tangible Transaction Premium to:
Core deposits	18.2%		12.5%		21.1%
Stock price (30 days prior to announcement)	44.1	%*	NA		28.0%

*	As of October 16, 2006.
     Keefe Bruyette considered the information derived from these comparable groups to be statistically significant for the purposes of comparison, based on the above criteria producing 22 transactions with reported pricing metrics in the comparable groups. Keefe Bruyette viewed the five resulting metrics from the comparable transaction groups on a median basis, as the key metrics used to evaluate the fairness of the transaction from a financial point of view.
     No company or transaction used as a comparison in the above analysis is identical to St. Joseph or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.
     Discounted Cash Flow and Terminal Value Analysis. Keefe Bruyette estimated the present value of St. Joseph’s common stock based on continued independence and control sale scenarios by calculating the present value of St. Joseph’s projected cash flows. Keefe Bruyette’s analysis assumes that excess capital above a 6.0% tangible equity/tangible assets ratio represents free cash flow available for dividends. For purposes of this analysis, Keefe Bruyette applied discount rates ranging from 12% to 16%. Keefe Bruyette relied on financial projections provided by St. Joseph’s management and assumed a range of terminal multiples of 12 to 18 times projected forward earnings representing a remain independent scenario to a control sale scenario. The analysis resulted in values ranging from $24.53 to $41.66 per share.
     Keefe Bruyette stated that the discounted cash flow present value analysis is widely used valuation methodology, but noted that it relies on numerous assumptions including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of St. Joseph common stock.
     Keefe Bruyette was selected to act as St. Joseph’s financial advisor based upon its qualifications, expertise and reputation. Keefe Bruyette specializes in rendering a range of investment banking services to financial services companies and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
     As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, St. Joseph and Old National. As a market maker in securities, Keefe Bruyette may from time to time have a long or short position in, and buy or sell, equity securities of St. Joseph and Old National for Keefe Bruyette’s own account and for the accounts of its customers.
     In July 2006, St. Joseph executed an engagement letter with Keefe Bruyette relating to the services to be provided by Keefe Bruyette in connection with the merger. Keefe Bruyette received a cash fee of $50,000, referred to as a “retainer fee,” after receipt of an invoice. Under that engagement letter, Keefe Bruyette in entitled to receive a cash fee of $100,000 concurrently with the execution of a merger agreement, as well as a cash fee of $100,000 promptly after the mailing of this proxy statement. Finally, Keefe Bruyette will receive a “contingent fee” of approximately 1.00% of the aggregate consideration to be paid to St. Joseph stockholders, or approximately $730,000, for services rendered to St. Joseph in connection with the merger. In addition, St. Joseph agreed to pay Keefe Bruyette a fee of $100,000 concurrently with the delivery of Keefe Bruyette’s opinion. If the retainer fee or the fees due upon the execution of the merger agreement or the mailing of this proxy statement have been paid prior to St. Joseph’s payment of the contingent fee, those payments will be credited against the contingent fee. St. Joseph also has agreed to reimburse Keefe Bruyette for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Keefe Bruyette and Keefe Bruyette’s affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.
Federal Income Tax Consequences
General
     The following discussion addresses the material United States federal income tax consequences of the merger that are generally applicable to St. Joseph stockholders who hold their St. Joseph stock as a capital asset. It does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed before or after the merger, such as the cash-out of the St. Joseph stock options. Also, the following discussion does not address all federal income tax considerations that may be relevant to certain stockholders who are subject to special rules in light of their particular circumstances, such as stockholders who:
•	are dealers in securities;

•	are banks or other financial institutions;

•	are insurance companies or tax-exempt organizations;

•	are partnerships or other pass-through entities;

•	are subject to alternative minimum tax;

•	hold their shares as part of a hedge, straddle or other risk reduction transaction;

•	are foreign persons; or

•	acquired their St. Joseph common stock through the exercise of stock options or otherwise as compensation.
     Stockholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the applicable federal, state, local and foreign tax consequences.
     The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to St. Joseph and the St. Joseph stockholders.

Tax Consequences of the Merger
     The receipt by a stockholder of cash in exchange for his or her shares of St. Joseph common stock in the merger will be a taxable transaction for federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between the amount of cash received in the exchange and his or her adjusted tax basis in the St. Joseph common stock surrendered. Provided that the stockholder holds his or her St. Joseph common stock as a capital asset, this gain or loss will be either:
•	long-term capital gain or loss if the stockholder held the common stock for more than one year as of the effective time of the merger; or

•	short-term capital gain or loss if the common stock was held for one year or less.
     Certain limitations apply to the deductibility of capital losses.
Withholding
     Cash payments in respect of St. Joseph common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you properly and timely complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Old National’s paying agent, or you otherwise prove to Old National and its paying agent that you are exempt from backup withholding.
Warning Regarding Federal Income Tax Information
     The information included in this proxy statement regarding the income tax consequences of the merger is not binding on the Internal Revenue Service or the courts. The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular stockholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you as a result of the merger, including the applicability and effect of foreign, state, local and other tax laws.
Regulatory Approvals
Federal Reserve Board; Indiana Department of Financial Institutions; OCC
     The merger is subject to the approval of an application requesting the Federal Reserve Board to approve Old National’s acquisition of St. Joseph through the merger of SMS Subsidiary, Inc., Old National’s wholly-owned subsidiary, with and into St. Joseph, and the anticipated merger of St. Joseph Capital Bank with and into Old National Bank on the following day. Old National submitted this application to the Federal Reserve Board on November 15, 2006. In reviewing this application, the Federal Reserve Board takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the banks and the convenience and needs of the communities to be served. Federal law prohibits the Federal Reserve Board from approving these mergers if the mergers would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the mergers are clearly outweighed by the benefits to the public.
     The Federal Reserve Board has the authority to deny Old National’s application if the Federal Reserve Board concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also evaluate the record of Old National in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation. Old National Bank has received a “satisfactory” rating on its most recent Community Reinvestment Act examination.
     The merger is also subject to the prior approval of an application requesting the DFI to approve Old National’s acquisition of St. Joseph. Old National submitted this application to the DFI on November 15, 2006. In reviewing this application, the DFI will take into consideration, among other things, the financial and managerial resources and future prospects of the banks and the convenience and needs of the communities to be served.

     The merger of St. Joseph Capital Bank with and into Old National Bank is subject to the prior written approval of the OCC. Old National submitted its application for OCC approval on November 15, 2006.
     Under the merger agreement, Old National will not be obligated to accept any regulatory approval with regard to the merger if such approval contains non-standard and burdensome conditions requirements or restrictions that Old National reasonably determines would adversely affect the consolidated financial condition, earnings, business, properties or operations of St. Joseph or Old National.
Statutory Waiting Period
     Under federal banking laws, a 30-day waiting period must expire following the Federal Reserve Board’s approval of the merger. Within that 30-day waiting period, the Department of Justice may file objections to the merger under federal antitrust laws. The Federal Reserve Board may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approval, unless a court of competent jurisdiction specifically orders otherwise.
     The merger cannot proceed in the absence of these regulatory approvals and the expiration of the statutory waiting period. Old National and St. Joseph are not aware of any reasons why these regulatory approvals will not be received. Old National and St. Joseph have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain non-standard conditions requirements or restrictions.
Representations and Warranties
     In the merger agreement, Old National, SMS Subsidiary, Inc. and St. Joseph have made numerous representations and warranties to each other relating to, among other things, the following:
•	incorporation, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

•	compensation payable to brokers;

•	information provided in this proxy statement;

•	litigation; and

•	conflicts under charter documents, required consents or approvals and violations of agreements or law.
     Old National has made additional representations and warranties relating to, among other things, the following:
•	its financial statements and its ability to finance the merger; and

•	its ownership of SMS Subsidiary, Inc.

     St. Joseph made additional representations and warranties to Old National relating to, among other things, the following:
•	capitalization of St. Joseph;

•	its subsidiaries;

•	financial statements;

•	the absence of agreements with banking authorities;

•	taxes;

•	employment matters;

•	reports required to be filed with governmental authorities;

•	ERISA;

•	ownership of property;

•	insurance;

•	operating losses;

•	the accuracy of documents filed with the SEC;

•	intellectual property;

•	compliance with certain banking regulations;

•	environmental matters;

•	compliance with laws, including the Americans with Disabilities Act;

•	material contracts; and

•	the fairness opinion received from Keefe Bruyette.
     The representations and warranties listed above were made as of specific dates and may be subject to exceptions, limitations and supplemental information contained in the confidential disclosure schedules provided by St. Joseph to Old National. Additionally, many of the representations and warranties are subject to a standard of materiality and were included in the merger agreement to allocate risk between St. Joseph and Old National, rather than to establish matters as fact.
     The foregoing is an outline of the types of representations and warranties made by Old National and St. Joseph contained in the merger agreement at Annex A. You should carefully review the entire agreement and in particular Articles II and III, containing the detailed representations and warranties of the parties.
Conduct of Business Pending the Merger and Certain Covenants
     Prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, St. Joseph has agreed to, and to cause its subsidiaries to:

General
•	conduct its business in the ordinary course, use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, and take no action that would adversely affect or delay the ability of any party to the merger agreement to obtain any required consents, to perform its covenants and agreements under the merger agreement, or to consummate the transactions contemplated in the merger agreement on a timely basis;

•	promptly notify Old National upon making, or committing to make, any new loan, or issuing or committing to issue any new letter of credit, with a new customer, or purchasing or agreeing to purchase any interest in a loan participation, in aggregate principal amounts that would cause the new loan or new letter of credit or commitments of St. Joseph and its subsidiaries as a group to the new customer (or group of affiliated borrowers) to exceed $2,000,000;

•	promptly notify Old National of (i) events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a “material adverse effect” (as defined in the merger agreement) to St. Joseph, or (ii) knowledge of the occurrence of any events or conditions which, if in existence on or before the date of the merger agreement, would be materially inconsistent with any of St. Joseph’s representations and warranties or which would be materially inconsistent with St. Joseph’s past or future satisfaction of any of its agreements or covenants pursuant to the merger agreement;

•	in connection with the special meeting, include in this proxy statement, the recommendation of the board of directors that the stockholders of St. Joseph approve the merger and adopt the merger agreement;

•	use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under the merger agreement and to effect the merger in accordance with its terms and provisions.

•	not knowingly take or fail to take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any of the conditions to the merger set forth in the merger agreement not being satisfied, a material violation of any provision of the merger agreement, or a delay in the consummation of the merger except, in each case, as may be required by applicable laws or regulation; and

•	cooperate with Old National prior to the effective time of the merger in taking all actions that may be necessary to, promptly following the completion of the merger, cause St. Joseph Capital Bank to merge with Old National Bank and to cause St. Joseph to merge with Old National, including the preparation and filing of such applications and notices with regulatory authorities, and the corporate approvals of such merger agreements or merger plans and the taking of such other corporate actions by the board of directors and stockholders of St. Joseph and St. Joseph Capital Bank as may be required by law and the governing documents of St. Joseph and St. Joseph Capital Bank.
Access
     Until the effective time of the merger, St. Joseph will give to Old National reasonable access to its properties, books, contracts, commitments and records and will cause one or more of its officers or employees to confer on a regular basis with Old National to report the general status of ongoing operations at St. Joseph. St. Joseph will promptly notify Old National of any material change in the normal course of the operation of its business. St. Joseph will allow a representative of Old National to attend as an observer all meetings of the board of directors of St. Joseph and St. Joseph’s loan committee meetings and will provide Old National with the written materials related to those meetings. Old National’s representative will not have any voting rights with respect to matters discussed at these meetings.

Tax Matters
     St. Joseph shall terminate any tax sharing agreements between St. Joseph and its subsidiaries. Without the prior consent of Old National, St. Joseph shall not make or change any election, change an annual accounting period or accounting method, file an amended tax return (except as provided for in the merger agreement), enter into any closing agreement, settle any tax claim or assessment relating to St. Joseph, surrender a right to claim a refund of taxes, consent to any extension or wavier of the limitation period applicable to any tax claim or take any other similar action relating to the filing of any tax return or repayment of any tax. St. Joseph also has agreed to cooperate fully with Old National in connection with filing any tax returns and to use its best efforts to obtain necessary documents for governmental authorities.
Environmental Matters
     St. Joseph shall cause St. Joseph Capital Bank to cooperate with an environmental consulting firm designated by Old National in connection with the conducting of a phase I or other environmental investigation into St. Joseph’s Mishawaka banking location. If the fees in connection with additional investigatory procedures are in excess of $10,000, St. Joseph shall pay up to $10,000 in additional fees and expenses.
Employee Benefit Plans and Termination of Certain Executive Agreements and Exercise of Stock Options
     St. Joseph shall cooperate with Old National in taking all actions necessary or appropriate to complete on or before the closing of the merger, but effective at the effective time, the agreements entered into by the St. Joseph executives, which are described in greater detail in this document under “Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans,” beginning on page 40. Prior to the closing date St. Joseph shall use its best efforts to cause each holder of St. Joseph stock options to enter into an agreement providing for the cancellation and termination of any unexercised stock options prior to the effective time of the merger for consideration of $40.00 per option less the option exercise price applicable to each option.
     St. Joseph shall continue to sponsor, maintain and administer certain employee benefit plans in accordance with their respective terms and conditions and in accordance with applicable law until the effective time of the merger. Without the prior written consent of Old National, St. Joseph shall not amend such plans, terminate the appointment of any fiduciary defined in ERISA or terminate any agreement with any service provider under any of the employee benefit plans. As of the effective time, St. Joseph shall take such necessary action to terminate the employee benefit plans pursuant to the merger agreement. Prior to the effective time of the merger, St. Joseph shall also terminate the St. Joseph Capital Corporation 2006 Equity Incentive Plan and the St. Joseph Capital Corporation 1996 Stock Incentive Plan.
Interest in Riverfront Partners, LLC
     St. Joseph shall seek the cooperation of the other investors in Riverfront Partners for the purpose of pursuing a sale transaction of the equity of Riverfront Partners. St. Joseph owns a 49% equity interest in Riverfront Partners, which is a limited liability company which developed, owns and is responsible for the continued management of St. Joseph’s Elkhart banking location. St. Joseph shall use its best efforts to find a buyer prior to the closing of the merger.
Forbearances
     Furthermore, prior to the effective time, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, St. Joseph has agreed that, without the consent of Old National, it and its subsidiaries will not, among other things:
Stock Repurchases; Capital Stock; Stock Certificates
•	issue any common stock or other capital stock, except for the issuance of up to 207,118 shares of St. Joseph common stock in connection with the exercise of stock options contemplated in the merger agreement;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (or agree to adjust, split, combine, redeem, reclassify, purchase or otherwise acquire) any of its own common stock or any other capital stock (other than as payment for the exercise price of, and in connection with, the exercise of St. Joseph stock options pursuant to their terms);

•	issue certificate(s) for shares of common stock to any St. Joseph stockholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining a surety bond in an amount that would indemnify St. Joseph (and its successors) against lost certificate(s) and obtaining a usual and customary affidavit of loss and indemnity agreement from such stockholder(s);
Dividends
•	make, declare, pay or set aside for payment any dividend or other distribution of cash, securities or other property, on or with respect to St. Joseph common stock, except that St. Joseph may declare and pay dividends in an amount not exceeding $0.06 per share, payable in December 2006, and, subject to certain conditions, an additional amount payable in a single distribution not exceeding an amount ranging from $0.02 per share to $0.06 per share (depending on when the merger closes);
Assets
•	except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

•	sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to St. Joseph;

•	purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of $25,000 other than purchases of property made in the ordinary course of business or in connection with loan collection activities or foreclosure sales in connection with loans;
Indebtedness
•	borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;
Payments to Employees and Advisors
•	except as disclosed by St. Joseph pursuant to the merger agreement, pay or agree to pay, any bonus, additional compensation (provided that such bonus payments are consistent with past practice of St. Joseph and such bonus payments to employees in the aggregate do not exceed $25,000 and no such salary increase shall result in an individual annual adjustment of more than ten percent, or an annual adjustment on an aggregate basis of more than four percent) or severance benefit;

•	make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, directors, officers or employees or, except as required by law or as contemplated by the merger agreement, or adopt or make any change in any plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, directors, officers or employees; provided, however, that St. Joseph may pay the fees to its advisors and compensation to its executive officers as disclosed by St. Joseph pursuant to the merger agreement;

Loans
•	make any material changes to its policies concerning loan underwriting or which classes or persons may obtain or approve loans, or fail to comply with such policies as previously made available to Old National, or make any loans or extensions of credit except in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to them, or any claims which they may possess, or voluntarily waive any material rights with respect thereto;

•	with the exception of certain residential properties, foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to Old National, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;
Investments
•	other than certain U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities;.
Deposits
•	increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;
Miscellaneous
•	commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment;

•	violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on St. Joseph;

•	amend its certificate of incorporation, or by-laws or those similar documents of any of its subsidiaries.

•	hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the board of directors or the sole shareholder of St. Joseph Capital Bank for the purpose of appointing or electing any new member to the board of directors of St. Joseph or of St. Joseph Capital Bank; or

•	engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of St. Joseph or St. Joseph Capital Bank contained in the merger agreement.
     The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement at Annex A, including the specific covenants contained in Articles IV and V.

Conditions to Completion of the Merger
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:
•	approval of the merger agreement by St. Joseph stockholders;

•	all necessary regulatory approvals, consents, authorizations and other approvals required by law for the consummation of the merger have been obtained and all waiting periods required by law have expired;

•	no temporary restraining order, preliminary or permanent injunction or other order by any court, or other legal restraint preventing the consummation of the merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency or other person seeking any of the foregoing be pending;

•	no action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the merger which make the consummation of the merger illegal;

•	each party shall have received all documents required to be received from the other party on or prior to the closing date of the merger in reasonably satisfactory form; and

•	each party shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the closing date of the merger.
     Old National’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:
•	the representations and warranties made by St. Joseph in the merger agreement shall be true in all material respects on and as of the closing date of the merger with the same effect as though they were made at the closing of the merger, to the extent not qualified by materiality or references to material adverse effect (as defined in the merger agreement);

•	Old National having received no regulatory approvals which contain any non-standard and burdensome conditions, stipulations, restrictions or requirements which Old National reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of Old National or St. Joseph;

•	the aggregate number of dissenting shares shall not exceed five percent of the issued and outstanding shares of St. Joseph common stock as of the closing of the merger;

•	St. Joseph shall have delivered to Old National its consolidated GAAP financial statements for the fiscal year ended December 31, 2006, accompanied by the unqualified audit report of Plante & Moran, PLLC; and

•	St. Joseph’s “closing book value,” as defined in the merger agreement and which is calculated differently from stockholders equity pursuant to GAAP, shall not be less than $32,142,000.
     St. Joseph’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:
•	the representations and warranties made by Old National and SMS Subsidiary, Inc. in the merger agreement shall be true in all material respects on and as of the closing of the merger with the same effect as though they were made at the closing of the merger; and

•	John W. Rosenthal, Sr. having been appointed to the Old National Bank board of directors to be effective promptly after the effective time of the merger.
     We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before April 30, 2007, either Old National or St. Joseph may terminate the merger agreement, provided the terminating party is not in material breach of any representation, warranty, covenant or other agreement.
     The foregoing is a summary of the conditions of the merger agreement. You are encouraged to read the terms of the merger agreement at Annex A, including the specific provisions contained in Article VI of the merger agreement.
Acquisition Proposals
     Under the terms of the merger agreement, St. Joseph agreed to and agreed to cause each of its subsidiaries and representatives to cease and cause to be terminated any existing solicitations, discussions or negotiations in connection with potential acquisition proposals and request the return or destruction of any information previously furnished to such persons. In addition, until the effective time of the merger, St. Joseph shall not terminate, modify, amend or waive any material provision of any confidentiality or standstill agreement to which St. Joseph or any of its subsidiaries are a party.
     Under the terms of the merger agreement, neither St. Joseph nor any of subsidiaries nor its representatives may:
•	solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an acquisition proposal, as defined in the merger agreement and described below; or

•	initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any person regarding an acquisition proposal.
     However, at any time prior to obtaining the stockholder approval of the merger by St. Joseph’s stockholders, if St. Joseph receives a bona fide acquisition proposal that the St. Joseph board of directors determines in good faith constitutes or would reasonably be expected to lead to a superior proposal that was not solicited after the date of the merger agreement and did not otherwise result from a breach of St. Joseph’s obligations under the merger agreement, St. Joseph may provide non-public information to the person who made such proposal and may participate in discussions and negotiations regarding such proposal if:
•	the St. Joseph board of directors determines in good faith that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to St. Joseph’s stockholders under applicable laws; and

•	prior to taking such action, St. Joseph has used its best efforts to enter into a confidentiality agreement with respect to such proposal that is not materially less restrictive than the confidentiality agreement between St. Joseph and Old National and which contains a standstill agreement on customary terms.
     Furthermore, under the terms of the merger agreement, neither the St. Joseph board of directors nor any board committee shall:
•	fail to make, withdraw or modify in a manner adverse to Old National (or take any action inconsistent with) the recommendation by the St. Joseph board of directors or any such committee of this merger agreement or the merger, or approve or recommend, or propose to recommend, the approval or recommendation of any acquisition proposal (defined as an “adverse recommendation change” in the merger agreement), or

•	cause or permit St. Joseph or St. Joseph Capital Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (defined as an “acquisition agreement” in the merger agreement) constituting or related to, or which is intended to or would be reasonably likely to lead to, any acquisition proposal.
     However, at any time prior to the approval of St. Joseph stockholders of the merger agreement, the St. Joseph board of directors may, in response to a superior proposal, effect an adverse recommendation change, if:
•	the St. Joseph board of directors determines in good faith that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of St. Joseph;

•	the St. Joseph board of directors shall have first provided prior written notice to Old National that it is prepared to effect an adverse recommendation change in response to a superior proposal, including certain documents and materials relating to the proposed transaction that constitutes a superior proposal; and

•	Old National does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the St. Joseph board of directors, cause the offer previously constituting a superior proposal to no longer constitute a superior proposal or that the adverse recommendation change is no longer required to comply with the St. Joseph board’s fiduciary duties to the stockholders of St. Joseph under applicable laws.
     St. Joseph shall also, as promptly as possible, and in any event within two business days after St. Joseph first obtains knowledge of the receipt thereof, advise Old National orally and in writing of any acquisition proposal or potential acquisition proposals and the terms of such acquisition proposals, including any material modifications or developments.
     For purposes of the merger agreement, the term “acquisition proposal” includes, but is not limited to, any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger, or the could reasonably be expected to dilute materially the benefits to Old National of the transactions contemplated in the merger agreement. An acquisition proposal also includes any inquiry, proposal, or offer relating to the disposition of 20% of St. Joseph’s or any St. Joseph subsidiary’s business or assets or the acquisition of 20% or more of St. Joseph’s common stock or a tender offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange, or similar transaction involving 20% or more of any class of equity security of St. Joseph or any St. Joseph subsidiary with a party other than Old National.
     For purposes of the merger agreement, the term “superior proposal” means any acquisition proposal (with any reference to a 20% threshold described above changed to a 50% threshold) that the St. Joseph board of directors determines in good faith (after having received the advice of its financial advisors), to be:
•	more favorable to the stockholders of St. Joseph from a financial point of view than the merger (taking into account all the terms and conditions of such proposal and the merger agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this merger agreement proposed by Old National in response to such offer or otherwise)); and

•	reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

     The foregoing is a summary of the acquisition proposal provisions of the merger agreement. You are encouraged to read the terms of the merger agreement at Annex A, including the specific provisions contained in Section 4.12 (No Solicitation of Transactions) of the merger agreement.
Termination or Abandonment
     The merger agreement may be terminated and abandoned at any time prior to the closing of the merger, whether before or after approval by the St. Joseph stockholders, by the mutual written consent of Old National and St. Joseph.
     In addition, either St. Joseph or Old National may terminate the merger agreement without the consent of the other party if:
•	the approval of the St. Joseph stockholders for the merger is not obtained;

•	if any governmental authority takes any action that prohibits or makes illegal the consummation of the merger, or if any consent or approval from a governmental authority whose consent or approval is required to consummate the merger has been denied and such prohibition or denial is final and non-appealable;

•	if the consummation of the merger has not occurred on or before April 30, 2007, provided that such right to terminate the merger agreement shall not be available to a party whose breach of any provision of the merger agreement causes the failure of the merger to occur on or before April 30, 2007.
     Old National may terminate the merger agreement by written notice to St. Joseph if:
•	a quorum could not be convened at the St. Joseph stockholder meeting or at a reconvened stockholder meeting held any time on or prior to April 30, 2007;

•	the St. Joseph board fails to include its unanimous recommendation to approve the merger in this proxy statement;

•	there is an adverse recommendation change or notice of an adverse recommendation change;

•	the St. Joseph board approves any acquisition proposal or publicly recommends that the holders of St. Joseph common stock accept or approve any acquisition proposal;

•	St. Joseph shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any acquisition proposal;

•	the St. Joseph board fails to publicly reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within five business days of a written request by Old National to provide such reaffirmation;

•	any event shall have occurred which is not capable of being cured prior to April 30, 2007 and would result in certain conditions to Old National’s obligations under the merger agreement not being satisfied prior to April 30, 2007;

•	St. Joseph breaches or fails to perform any of its representations, warranties or covenants contained in this the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions set forth in the merger agreement and such condition is incapable of being satisfied by April 30, 2007 or such breach has not been cured by St. Joseph within 20 business days after St. Joseph’s receipt of written notice of such breach from Old National.

     St. Joseph may terminate the merger agreement by written notice to Old National if:
•	any event shall have occurred which is not capable of being cured prior to April 30, 2007 and would result in certain conditions to St. Joseph’s obligations under the merger agreement not being satisfied prior to April 30, 2007; or

•	Old National breaches or fails to perform any of its representations, warranties or covenants contained in this the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions set forth in the merger agreement and such condition is incapable of being satisfied by April 30, 2007 or such breach has not been cured by Old National within 20 business days after Old National’s receipt of written notice of such breach from St. Joseph.
     The foregoing is a summary of the termination provisions of the merger agreement. You are encouraged to read the terms of the merger agreement at Annex A, including the specific provisions contained in Section 7.01 (Termination) of the merger agreement.
Effect of Termination
     St. Joseph shall pay Old National a “break-up fee” equal to $3,500,000 if Old National terminates the merger agreement because:
•	the St. Joseph board has failed to include its unanimous recommendation to approve the merger in this proxy statement;

•	there has been an adverse recommendation change or notice of an adverse recommendation change by St. Joseph’s board;

•	the St. Joseph board has approved an acquisition proposal (as defined above) or publicly recommended that the holders of St. Joseph common stock accept or approve an acquisition proposal;

•	St. Joseph has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any acquisition proposal; or

•	the St. Joseph board fails to publicly reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within five business days of a written request by Old National to provide such reaffirmation.
     In addition, St. Joseph shall pay Old National a break-up fee equal to $3,500,000 if either Old National or St. Joseph terminates the merger agreement because:
•	the approval of the St. Joseph stockholders for the merger is not obtained or a quorum could not be convened at the St. Joseph stockholder meeting or at a reconvened stockholder meeting held any time on or prior to April 30, 2007, and within 12 months following such termination, St. Joseph or any of its subsidiaries has entered into an acquisition agreement or an acquisition proposal is consummated; or

•	the consummation of the merger has not occurred on or before April 30, 2007, and prior to April 30, 2007 an acquisition proposal was made and within 12 months following such termination, St. Joseph or any of its subsidiaries enters into an acquisition agreement or any acquisition proposal is consummated.
     If the merger agreement is terminated by either party because the approval of the St. Joseph stockholders for the merger was not obtained or by Old National because a quorum could not be convened at the St. Joseph stockholder meeting, then St. Joseph shall reimburse Old National’s actual out-of-pocket fees and expenses (including reasonable legal fees) incurred by Old National and its affiliates in connection with the merger, up to $750,000. If circumstances require that St. Joseph pay the $3,500,000 break-up fee after it has already reimbursed Old National for its fees and expenses, the break-up fee payment will be reduced by the amount of fees and expenses already paid to Old National by St. Joseph.
     The foregoing is a summary of the provisions of the merger agreement regarding the effects of termination and the termination fee. You are encouraged to read the terms of the merger agreement at Annex A, including the specific provisions contained in Section 7.02 (Effects of Termination) of the merger agreement.
Waiver, Amendment or Modification
     Certain conditions to the merger agreement may be waived by written notice from the party waiving such condition. The merger agreement may not be amended or modified except by agreement in writing among Old National and St. Joseph. Following the special meeting, no amendment can be made which by law requires further approval by St. Joseph stockholders.
Expenses
     Each party to the merger agreement will bear all expenses incurred by it in connection with the merger agreement and the merger, including expenses of its stockholders, officers and directors incidental to the merger.
Voting Agreement
     All of the directors of St. Joseph, except for John Affleck-Graves, who does not own any shares of St. Joseph, have entered into a Voting Agreement with Old National. These individuals beneficially own, as of [                    ], 200[_], in the aggregate and in a non-fiduciary capacity, shares representing approximately [11.8%] of St. Joseph’s issued and outstanding common stock. The Voting Agreement requires these individuals to vote their shares of St. Joseph common stock in favor of the merger agreement at the special meeting. In addition, each individual agreed not to sell or transfer any of his shares of St. Joseph common stock except as permitted by such agreement.
     The Voting Agreement binds the actions of these individuals only in their capacity as stockholders of St. Joseph. Those individuals who serve as directors of St. Joseph are not and could not be contractually bound to abrogate their fiduciary duties as directors of St. Joseph. Accordingly, while each St. Joseph director is contractually bound to vote as a St. Joseph stockholder in favor of the merger, his fiduciary duties as a director nevertheless require him to act in his capacity as a director in the best interest of St. Joseph when considering the merger.
Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans
     As of [                    ], 200[_], directors and executive officers of St. Joseph beneficially own, in the aggregate, [440,590] shares of St. Joseph common stock, which includes unvested options that will be cancelled at the time of the merger in return for merger consideration, representing approximately [22.7%] of the outstanding shares of St. Joseph common stock. None of Old National or its directors, executive officers or affiliates is the holder of record of any shares of St. Joseph common stock.
     Some members of St. Joseph management and board of directors have interests in the merger that are in addition to their interests as St. Joseph stockholders generally. As described below, these individuals have entered into agreements that will, effective upon the completion of the merger, provide for certain benefits.

Stock Options
     Directors and certain executive officers and employees of St. Joseph hold stock options granted pursuant to the St. Joseph Capital Corporation 1996 Stock Incentive Plan. No stock options or other stock awards have been granted under the 2006 St. Joseph Capital Corporation Equity Incentive Plan, which was approved by St. Joseph stockholders at its 2006 annual meeting, but has not been implemented. Under the merger agreement, with the exception of certain stock options held by John W. Rosenthal, Sr., Amy Kuhar Mauro and Alex P. Strati, each holder’s options will be cancelled at the time of the merger in return for a cash payment equal to the merger consideration of $40.00 per option less the option exercise price applicable to each such option.
     Set forth below is certain information with respect to the amount of the cash payment to be made to each director and executive officer who holds stock options in connection with the cancellation of the stock options. The amount set forth below is based on a value of $40.00 less the applicable exercise price of each option.

	St. Joseph
Name	Stock Options	Estimated Cash Payment
Directors:
Brian R. Brady	3,121	$70,920.25
David A. Eckrich	3,927	89,915.50
Jeffrey V. Hammes	681	13,988.50
Michael R. Leep, Sr.	1,685	40,978.25
Todd B. Martin	1,965	46,974.50
Jack K. Matthys	20,351	544,016.75
Arthur H. McElwee	3,842	87,885.50
John W. Rosenthal, Sr.	42,560	978,710.00
Ben F. Ziolkowski	81	1,559.25

Executive Officers:
Amy Kuhar Mauro	14,446	348,931.00
Mark E. Secor	3,432	59,914.98
Alex P. Strati, Jr.	17,322	420,642.00
     Pursuant to the merger agreement, at the effective time of the merger, options representing 1,000 shares of St. Joseph common stock held by Ms. Mauro and options representing 900 shares of St. Joseph common stock held by Mr. Strati will be replaced with fully vested options to purchase Old National common stock subject to same terms and conditions of the St. Joseph stock options. At the effective time of the merger, options representing 20,440 shares of St. Joseph stock held by Mr. Rosenthal will be replaced with unvested options to purchase Old National common stock, subject to the same vesting schedule, terms and conditions as Mr. Rosenthal’s St. Joseph stock options. The stock options described in this paragraph are not included for purposes of the chart above.
Restricted Stock Awards
     Certain employees and executive officers of St. Joseph hold restricted stock awards granted pursuant to the St. Joseph Capital Corporation 1996 Stock Incentive Plan. Under the merger agreement, all St. Joseph restricted stock awards will be deemed unrestricted, validly issued, fully paid and nonassessable shares of St. Joseph common stock as of the close of business on the day before the closing of the merger. The holders of the restricted stock awards will be entitled to receive $40.00 per share for the converted restricted stock awards on the same terms and conditions as the other holders of St. Joseph common stock. Set forth below is information with respect to the number of shares of St. Joseph common stock currently held as restricted stock awards by St. Joseph executive officers and the value of those shares based on a value of $40.00 per share:

	St. Joseph Restricted
Name	Stock Awards	Estimated Value
Amy Kuhar Mauro	1,750	$70,000
Mark E. Secor	1,500	60,000
Alex P. Strati	1,750	70,000

St. Joseph Capital Bank 401(k) Plan
     The St. Joseph Capital Bank 401(k) Plan covers all employees meeting age and service requirements. The plan provides for voluntary employee contributions and discretionary employer contributions. Certain employees hold St. Joseph stock through the 401(k) Plan. Prior to the closing of the merger, St. Joseph shall file with the IRS, an application for terminating the 401(k) Plan with a proposed termination date the day before the anticipated effective time of the merger. At the closing of the merger, St. Joseph shall deliver resolutions from the board of directors of St. Joseph Bank as the sponsor of the 401(k) Plan terminating the 401(k) Plan and freezing all participation in the Plan as of the day before the effective time of the merger. Following receipt of a favorable determination letter from the Internal Revenue Service on the termination of the 401(k) Plan, all participant accounts will be distributed. The number of shares of St. Joseph common stock allocated to the accounts of St. Joseph’s executive officers and the corresponding amounts anticipated to be distributed from the 401(k) Plan to St. Joseph’s executive officers are as follows:

	Number of Shares
Name	of St. Joseph Common Stock	Estimated Cash Payment
John W. Rosenthal, Sr.	6,046	$241,840
Amy Kuhar Mauro	2,776	111,040
Mark E. Secor	496	19,840
Alex P. Strati	4,304	172,160
Employment Agreements
     John W. Rosenthal, Sr., President and Chief Executive Officer of St. Joseph, entered into an amended employment agreement with St. Joseph on October 1, 2002. The merger of Old National and St. Joseph will constitute a “change of control” under the terms of Mr. Rosenthal’s employment agreement. Mr. Rosenthal’s employment agreement provides for certain payments to be made to Mr. Rosenthal in the event of his voluntary termination within one year of a change of control or the termination of his employment by St. Joseph six months prior to a change of control or during the one year period immediately following the change of control. Following such termination, the terms of Mr. Rosenthal’s employment agreement provide severance benefits, including severance compensation equal to three times the sum of; (i) his salary at the rate then in effect at the time of termination; (ii) a bonus equal to 50% of his then current salary; and (iii) the value of the other benefits for the remainder of the then current term of the employment agreement. Mr. Rosenthal is also entitled to receive all accrued salary, vested deferred compensation and other benefits then due to him. Moreover, he is entitled to continue to receive health, life and disability insurance coverage for three years following such termination. Pursuant to a non-competition covenant of the agreement, Mr. Rosenthal is prohibited from competing with St. Joseph within a 50-mile radius of our main office for a period of one year following the termination of his employment agreement.
     As described in greater detail below, under a mutual termination agreement, Mr. Rosenthal agreed to terminate his employment agreement with St. Joseph as of the closing date of the merger, with the exception of certain restrictive covenants contained in his agreement. Mr. Rosenthal’s mutual termination agreement also provides that following the closing of the merger, Mr. Rosenthal will receive a one-time payment of approximately $1,133,550 representing an agreed upon amount due under his current employment agreement.

     Alex P. Strati, Jr., Executive Vice President of St. Joseph, entered into an amended employment agreement with St. Joseph on October 1, 2002. The merger of Old National and St. Joseph will constitute a “change of control” under the terms of Mr. Strati’s employment agreement. Mr. Strati’s employment agreement provides for certain payments to be made to Mr. Strati in the event of his voluntary termination due to “constructive discharge” (as defined in Mr. Strati’s employment agreement) within one year of a change of control or the termination of his employment by St. Joseph six months prior to a change of control or during the one year period immediately following the change in control. Following such termination, the terms of Mr. Strati’s employment agreement provide severance benefits, including compensation equal to one and one half times the sum of; (i) his salary at the rate then in effect at the time of termination; (ii) a bonus equal to 33% of his then current salary; and (iii) the value of the other benefits for the remainder of the then current term of the employment agreement. Mr. Strati is also entitled to accrued salary, vested deferred compensation and other benefits then due to him. Moreover, he will continue to receive health, life and disability insurance coverage for one year following such termination. Pursuant to a non-competition covenant of the agreement, Mr. Strati is prohibited from competing with St. Joseph within a 50-mile radius of our main office for a period of one year following the termination of his employee agreement.
     As described in greater detail below, pursuant to a mutual termination agreement, Mr. Strati has agreed to terminate his employment agreement with the Bank as of the closing date of the merger and he has waived the right to any “change in control” payment under his current employment agreement.
     On August 9, 2006, St. Joseph entered into separate employment agreements with each of Amy Kuhar Mauro, Executive Vice President, Chief Credit Officer and Assistant Secretary of St. Joseph and St. Joseph Capital Bank and Mark E. Secor, Executive Vice President, Chief Financial Officer and Secretary of St. Joseph and the St. Joseph Capital Bank and Cashier and Security Officer of St. Joseph Capital Bank.
     The merger of Old National and St. Joseph will constitute a “change of control” under the terms of the respective employment agreements with Ms. Mauro and Mr. Secor. Ms. Mauro’s and Mr. Secor’s employment agreements provide for certain payments to be made to the respective executives in the event of their voluntary termination within one year of a change of control or the termination of their employment by St. Joseph six months prior to a change of control or during the one year period immediately following the change of control. The agreements provide severance benefits in the event the executive is terminated upon a change in control, including severance compensation equal to one and one half times upon a change in control, the sum of; (i) the executive’s salary at the rate then in effect at the time of termination; (ii) the value of any bonus or incentive payments the executive would have received had the executive remained employed (based upon the aggregate bonus and/or incentive payment the executive received during the St. Joseph’s most recently ended fiscal year); and (iii) the value of the contributions that would have been made or credited by St. Joseph under all employee retirement plans for the benefit of the executive (based upon contributions made or credited by St. Joseph for the benefit of the executive for the most recently ended fiscal year). St. Joseph also must pay all accrued salary, vested deferred compensation and other benefits then due to the executive. Moreover, the executive will continue to receive health, life and disability insurance coverage for one year following such termination. Pursuant to a non-competition covenant of the agreement, the executive is prohibited from competing with St. Joseph within a 50-mile radius of St. Joseph’s main office for a period of one year following the termination of the employment agreement.
     As described in greater detail below, pursuant to a mutual termination agreement, Ms. Mauro has agreed to terminate her employment agreement with St. Joseph Bank as of the closing date of the merger and she has waived the right to any “change in control” payment under her current employment agreement. Mr. Secor has not entered into a mutual termination agreement, or other arrangement otherwise modifying his employment agreement, and therefore, the cash payable to Mr. Secor upon the termination of his employment in the event of a change in control is estimated at $245,000. In addition, he will be entitled to continuation of his health, life and disability insurance coverage for one year.
Mutual Termination Agreements
     Concurrently with the execution of the merger agreement, on October 21, 2006, St. Joseph, St. Joseph Capital Bank, Old National and Old National Bank entered into Mutual Termination Agreements with each of Mr. Rosenthal, Mr. Strati and Ms. Mauro. The mutual termination agreements are effective as of the closing of the Merger.

     Pursuant to Mr. Rosenthal’s mutual termination agreement, Mr. Rosenthal agreed to terminate his employment agreement with St. Joseph as of the closing date of the Merger, with the exception of certain restrictive covenants contained in his current employment agreement. Mr. Rosenthal’s agreement provides that following the closing of the merger, Mr. Rosenthal will receive a one-time payment of approximately $1,133,550 representing an agreed upon amount due under his current employment agreement. Pursuant to Mr. Rosenthal’s agreement, Mr. Rosenthal has agreed to enter into certain other agreements with Old National and Old National Bank, including a Change in Control Severance Agreement with Old National Bank, which will provide benefits in the event of a subsequent change in control of Old National within three years of the closing of the merger, a Severance Agreement with Old National Bank and a Substitute Incentive Stock Option Agreement regarding replacement stock options he will receive from Old National. Mr. Rosenthal has agreed to purchase at least 10,000 shares of Old National stock following the merger. Under the terms of his Substitute Incentive Stock Option Agreement, Mr. Rosenthal has agreed to retain the newly acquired shares until September 30, 2010, as a condition precedent to the vesting of the option. Mr. Rosenthal’s agreement is also subject to certain conditions, including Mr. Rosenthal entering into a Release of Claims Agreement and a Confidentiality, Non-Solicitation and Non-Competition Agreement (which further expands his existing non-competition restrictions) with Old National and Old National Bank at the time of the closing of the merger.
     Pursuant to the agreements with Ms. Mauro and Mr. Strati (the “Executive Agreements), each of Ms. Mauro and Mr. Strati agreed to terminate their respective employment agreements with the St. Joseph Capital Bank as of the closing date of the merger. Pursuant to the Executive Agreements, Ms. Mauro and Mr. Strati have waived the right to any “change in control” payment under their current employment agreements. Under the Executive Agreements, and subject to certain conditions, each of Ms. Mauro and Mr. Strati will receive a “stay bonus” in the amount of $25,000 following the closing of the Merger, and provided that such executive remains employed by Old National as of the first anniversary of the closing of the merger, or has been terminated for any reason other than “cause,” the executive will be entitled to a second stay bonus of $25,000. Pursuant to the Executive Agreements, Ms. Mauro and Mr. Strati have agreed to enter into certain other agreements with Old National and Old National Bank, including a Change in Control Severance Agreement with Old National Bank, which will provide benefits in the event of a subsequent change in control of Old National within two years of the closing of the merger. Pursuant to the Executive Agreements, Old National and the respective executives will also enter into Substitute Incentive Stock Option Agreements and Restricted Stock Agreements regarding replacement stock options and restricted stock awards that they will receive from Old National. Pursuant to Ms. Mauro’s and Mr. Strati’s Restricted Stock Agreements, each of them will receive 5,000 shares of Old National restricted stock. Each of Ms. Mauro and Mr. Strati have agreed to purchase Old National stock on the open market following the completion of the merger with the after-tax proceeds from the monies received in connection with their current St. Joseph restricted stock. Under the terms of their proposed respective Restricted Stock Agreements with Old National, if Ms. Mauro or Mr. Strati transfers any of the Old National stock that they purchased on the open market, they will forfeit a percentage of their Old National restricted stock equal to the percentage of the Old National stock that was transferred. The Executive Agreements are also subject to certain conditions, including each of Ms. Mauro and Mr. Strati entering into a Release of Claims Agreement and a Confidentiality, Non-Solicitation and Non-Competition Agreement.
Continued Indemnification and Directors’ and Officers’ Insurance
     The merger agreement provides that except as may be limited by applicable law, for a period of not less than six years from the effective time of the merger, Old National shall honor any of St. Joseph’s obligations of indemnification and advancement of expenses currently provided by St. Joseph in its certificate of incorporation and bylaws in favor of the current and former directors and officers of St. Joseph and its subsidiaries. Old National shall also maintain in effect for five years from the effective time of the merger, if available, the directors’ and officers’ liability insurance policies currently maintained by St. Joseph. However, Old National shall not be required to expend more than an amount per year equal to 150% of the current annual premiums paid by St. Joseph for such a policy and may substitute policies so long as the coverage provided has terms and conditions that are no less favorable than the current St. Joseph policy. Old National has also agreed that it shall cause its successor or assign to assume its indemnification obligations should it not be the surviving corporation in the event of a merger or a consolidation, or if it transfers substantially all of its assets to another party.
     St. Joseph’s board of directors knew about and considered these interests in approving the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding our common stock beneficially owned on [                    ], 200[_], with respect to each director, each executive officer named in the summary compensation table in the proxy statement for St. Joseph’s 2006 annual meeting and all directors and named executive officers of St. Joseph as a group. Other than Old National, which pursuant to its rights under the voting agreement, has the shared right to direct the vote of [11.8%] of St. Joseph stock regarding the proposal to adopt and approve the merger agreement, St. Joseph is not aware of any holders of more than five percent of its outstanding common stock.

Name of Individual and	Amount and Nature of	Percent
Number of Persons in Group	Beneficial Ownership (1)(2)	of Class
Directors
John W. Rosenthal, Sr.(3)	[95,320]	[5.1%]
John Affleck-Graves	—	—
Brian R. Brady	[17,271]	[1.0%]
David A. Eckrich	[25,672]	[1.4%]
Jeffrey V. Hammes (4)	[47,730]	[2.6%]
Michael R. Leep, Sr.	[33,835]	[1.9%]
Todd B. Martin (5)	[75,550]	[4.3%]
Jack K. Matthys	[45,351]	[2.5%]
Arthur H. McElwee, Jr.	[19,713]	[1.1%]
Myron C. Noble	[25,000]	[1.4%]
Ben F. Ziolkowski	[3,307]	[0.2%]
Other Named Executive Officers
Amy Kuhar Mauro(6)	[20,072]	[1.1%]
Mark E. Secor(7)	[5,428]	[0.3%]
Alex P. Strati, Jr. (8)	[24,376]	[1.3%]
All directors and executive officers as a group (14 persons)	[440,590]	[22.7%]

(1)	The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares.

(2)	Includes shares obtainable under options granted to directors and named executive officers of St. Joseph and St. Joseph Capital Bank under our stock incentive plan which are presently exercisable or which become exercisable within 60 days of the date of this table, as follows: Mr. Rosenthal – [42,560]; Mr. Brady – [3,121]; Mr. Eckrich – [3,927]; Mr. Hammes – [681]; Mr. Leep, Sr. – [1,685]; Mr. Martin – [1,965]; Mr. Matthys – [20,351]; Mr. McElwee – [3,842]; Mr. Ziolkowski – [81]; Ms. Mauro – [14,446]; Mr. Strati – [17,322]. Also includes shares obtainable under options granted to named executive officers of St. Joseph and St. Joseph Capital Bank under our stock incentive plan which are not presently exercisable or which would, but for the merger, otherwise not become exercisable within 60 days of this table, as follows; Mr. Secor – [3,432] shares which will be cancelled at the time of the merger in return for a cash payment equal to the merger consideration of $40.00 per option less the exercise price applicable to each option; Mr. Rosenthal – [20,440] shares which will be replaced by unvested options to purchase Old National stock following the merger at the effective time of the merger; Ms. Mauro – [1,000] shares which will be replaced by fully vested Old National stock options at the effective time of the merger; and Mr. Strati – [900] shares which will be replaced by fully vested Old National stock options at the effective time of the merger. Includes a total of [135,753] shares for all directors and named executive officers.

(3)	Includes [6,046] shares held in the St. Joseph Capital Bank 401(k) Plan over which Mr. Rosenthal has sole voting and investment power.

(4)	Includes [45,800] shares held in a trust over which Mr. Hammes has sole voting and investment power.

(5)	Includes [75,550] shares held at Martin Capital Management, LLP, an investment advisory firm, for the benefit of its clients. Of these shares, the firm has sole voting power over [68,650] shares and sole investment power over [72,900] shares. Mr. Martin is a partner of Martin Capital Management, LLP and disclaims any beneficial ownership in these shares, except for shares held for Mr. Martin’s benefit. Other than shares held for the benefit of Mr. Martin, none of the shares held by Martin Capital Management, LLP are subject to the voting agreement that is described as page 40. Mr. Martin also shares investment and voting power over [2,650] shares which he owns personally.

(6)	Includes [2,776] shares held in the St. Joseph Capital Bank 401(k) Plan over which Ms. Mauro has sole voting and investment power and [1,750] shares of restricted stock, which will deemed unrestricted St. Joseph common stock on the day prior to the merger, and over which Ms. Mauro has sole voting power and no investment power.

(7)	Includes [496] shares held in the St. Joseph Capital Bank 401(k) Plan over which Mr. Secor has sole voting and investment power and [1,500] shares of restricted stock, which will deemed unrestricted St. Joseph common stock on the day prior to the merger, and over which Mr. Secor has sole voting power and no investment power.

(8)	Includes [4,304] shares held in the St. Joseph Capital Bank 401(k) Plan over which Mr. Strati has sole voting and investment power and [1,750] shares of restricted stock, which will deemed unrestricted St. Joseph common stock on the day prior to the merger, and over which Mr. Strati has sole voting and no investment power.
OTHER MATTERS
     As of the date of this proxy statement, the board of directors of St. Joseph knows of no matters that will be presented for consideration at our special meeting other than as described in this proxy statement. However,, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy statement will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.
FORWARD LOOKING STATEMENTS
     This proxy statement contains, and future oral and written statements may contain, forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to our business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based on beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this proxy statement, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. Statements regarding the following subjects are forward-looking by their nature:
•	our business strategy;

•	the merger transaction with Old National;

•	statements regarding interest rates and interest rate relationships;

•	demand for our products and services;

•	our understanding of our competition; and

•	market trends.

     These forward looking statements are subject to various risks and uncertainties, including those relating to:
•	the ability to obtain approvals, and satisfy the conditions necessary, to complete the proposed merger with Old National and the related transactions;

•	changes in the national and local economy;

•	the effect of competitive pressures by traditional and non-traditional competitors;

•	changes in government regulations that affect our business;

•	the economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks;

•	the impact of technological advances;

•	trends in customer behavior as well as their ability to repay loans;

•	the impact and effects of ongoing and future litigation;

•	our inability to manage the risks associated with the foregoing as well as anticipated.
     These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning our St. Joseph and its business, including other factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.
STOCKHOLDER PROPOSALS
     It is not currently anticipated that St. Joseph will hold its annual meeting in 2007, unless the merger has not been completed or the merger agreement has been terminated. In the event that the merger has not been completed or the merger agreement has been terminated, St. Joseph will hold its next annual meeting of stockholders in April, 2007. Under the rules of the Securities and Exchange Commission, proposals of St. Joseph stockholders intended to be presented at that meeting and included in St. Joseph’s proxy statement must be received by December 18, 2006, by St. Joseph at its principal executive offices at 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.
     For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our Corporate Secretary to the address set forth above on or before 30 days in advance of the first anniversary of the previous year’s annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
     Old National and St. Joseph file annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy reports, proxy statements and other information filed by Old National and St. Joseph at the SEC’s public reference room at the Securities and Exchange Commission at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operations of public reference rooms. Old National’s and St. Joseph’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.
     To ensure timely delivery of the documents before the special meeting of stockholders, any request should be made by [                    ], 200[___].

ANNEX A
AGREEMENT AND PLAN OF REORGANIZATION
by and among
ST. JOSEPH CAPITAL CORPORATION
a Delaware corporation,
OLD NATIONAL BANCORP
an Indiana corporation
and
SMS SUBSIDIARY, INC
an Indiana corporation
October 21, 2006

- i -

(continued)

- ii -

(continued)

Appendix A.	Plan of Merger

Appendix B.	Certificate of Merger

Exhibit 1.09(a)(ix).	Form of Legal Opinion of Counsel for St. Joseph Capital Corporation

Exhibit 1.09(b)(vii)	Form of Legal Opinion of Counsel for Old National Bancorp and SMS Subsidiary, Inc.

- iii -

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made October 21, 2006, by and among St. Joseph Capital Corporation, a Delaware corporation (“St. Joseph”), OLD NATIONAL BANCORP, an Indiana corporation (“Old National”) and SMS SUBSIDIARY, INC., an Indiana corporation (“Merger Sub”).
Recitals
     A. St. Joseph is a corporation duly organized and existing under the Delaware General Corporation Law (“DGCL”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). St. Joseph owns all of the outstanding capital stock of St. Joseph Capital Bank, which is duly organized and existing as a bank under the Indiana Financial Institutions Act (“IFIA”) which operates two banking offices in Indiana (“St. Joseph Bank”).
     B. Old National is a corporation duly organized and existing under the Indiana Corporation Law (“IBCL”) that is duly registered with the FRB as a bank holding company under the BHC Act. Old National owns all of the outstanding capital stock of Merger Sub, which is duly organized and existing as a Indiana corporation under the IBCL.
     C. The parties desire to effect transactions whereby, in consideration for the payment of $40.00 per share to the stockholders of St. Joseph in exchange for their shares of common stock, par value $0.01, of St. Joseph (“St. Joseph Common”), Merger Sub will be merged with and into St. Joseph and St. Joseph will become a wholly-owned subsidiary of Old National.
Agreements
     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:
ARTICLE I.
TERMS OF THE MERGER AND CLOSING
     Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, the DGCL, the IBCL, the Plan of Merger that is hereby adopted under the IBCL and that is attached hereto as Appendix A (the “Plan of Merger”), and the Certificate of Merger to be filed under the DGCL and attached hereto as Appendix B (the “Certificate of Merger”), Merger Sub shall merge with and into St. Joseph (the “Merger”). Merger Sub shall be the “Merging Company” in the Merger and its corporate identity and existence, separate and apart from St. Joseph, shall cease upon consummation of the Merger. St. Joseph shall be the “Surviving Company” in the Merger, and its name shall not be changed pursuant to the Merger.
     Section 1.02. Effect of the Merger. The Merger shall have all the effects provided by the IBCL.

     Section 1.03. The Merger – Conversion of Shares.
     (a) At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger and of the filing with the Delaware Secretary of State of the Certificate of Merger, or at such later time as shall be specified by such Indiana Articles of Merger and Delaware Certificate of Merger (the “Effective Time”), all of the shares of St. Joseph Common that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined in Section 1.03(d) that are covered by a proper demand for fair value) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive forty dollars and no cents ($40.00) per share, without interest. Such cash consideration per share is hereafter referred to as the “Merger Consideration.”
     (b) At the Effective Time, each of the outstanding shares of St. Joseph Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of St. Joseph Common (“Certificates”) shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07.
     (c) At the Effective Time, each share of common stock, par value $1.00 per share, of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company (the “Survivor Shares”) which shall constitute all of the issued and outstanding equity interests of the Surviving Company after the Effective Time.
     (d) Notwithstanding anything in this Agreement to the contrary, shares of St. Joseph Common issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to the provisions of Section 262 of the DGCL (“Section 262”), and who complies in all respects with Section 262 (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.03(a), but instead such holder shall be entitled to payment of the fair value per share of such shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease, such Dissenting Shares shall no longer be deemed Dissenting Shares and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration, without interest, as provided in Section 1.03(a). St. Joseph shall deliver prompt written notice to Old National of any demands for appraisal of any shares of St. Joseph Common, and Old National shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, St. Joseph shall not, without the prior written consent of Old National, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     Section 1.04. Treatment of Stock Options.
     (a) Immediately prior to the Effective Time, all unvested rights under any stock option granted by St. Joseph (“St. Joseph Stock Options”) pursuant to St. Joseph’s 1996 Stock Incentive Plan (the “St. Joseph Option Plan”), that remain outstanding and unexercised, other than the unvested St. Joseph Stock Options held by John W. Rosenthal, shall (subject to consummation of the Merger) become fully vested.
     (b) At the Effective Time, all rights under any stock option granted by St. Joseph pursuant to the St. Joseph Option Plan that remain outstanding and unexercised, immediately prior to the Effective Time, other than the options referenced in Section 1.04(c) and 1.04(d) below (“Unexercised Options”), shall cease to represent a right to acquire shares of St. Joseph Common and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to (i) the remaining number of shares of St. Joseph Common subject to the original option, multiplied by (ii) the Merger Consideration minus the applicable exercise price of the original option (with such calculation used for each individual option).
     (c) At the Effective Time, all rights under the St. Joseph Stock Option granted as part of Grant No. 35 to Alex Strati (representing 900 shares of St. Joseph Common Stock) and Amy Mauro (representing 1,000 shares of St. Joseph Common Stock) pursuant to the St. Joseph Option Plan that become vested pursuant to Section 1.04(a) above, shall be cancelled effective as of the Effective Time and shall contemporaneously be replaced with a fully-vested option to purchase registered Old National Common Stock under the Old National stock option plan (“Old National Replacement Options”) in an amount and at an exercise price determined in this Section 1.04(c) and otherwise subject to the same terms and conditions of the agreements evidencing the original grants of such options. The adjustments provided in this Section 1.04(c) with respect to Old National Replacement Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and the regulations issued thereunder. The duration and other terms of the Old National Replacement Options shall be the same as the original option except that all references to St. Joseph shall be deemed to be references to Old National.
     (d) At the Effective Time, all rights under the St. Joseph Stock Option granted to John W. Rosenthal as part of Grant No. 42 (representing 20,440 shares of St. Joseph Common Stock) pursuant to the St. Joseph Option Plan that are not vested immediately prior to the Effective Time, shall be cancelled effective as of the Effective Time and shall contemporaneously be replaced with an unvested option to purchase registered Old National Common Stock under the Old National stock option plan (“Unvested Old National Replacement Options”) in an amount and at an exercise price determined in Section 1.04(c) (i.e., in a manner which is consistent with Section 424(a) of the Code and the regulations issued thereunder) and otherwise subject to the same remaining vesting schedule, terms and conditions of the agreements evidencing the original grants of such options.

     Section 1.05. Restricted Stock Awards. All then-outstanding shares of St. Joseph Common that have been issued by St. Joseph as compensatory awards, subject to restrictions specified by the award grant documents (“Restricted Stock Awards”), shall (subject to consummation of the Merger) be deemed to be unrestricted, validly issued, fully paid and nonassessable shares of St. Joseph Common as of the close of business on the day before the Closing Date, and the holders of such Restricted Stock Awards shall therefore be entitled to receive the Merger Consideration on the same terms and conditions as other holders of St. Joseph Common.
     Section 1.06. The Closing. The closing of the Merger (the “Closing”) shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as the parties may determine.
     Section 1.07. Exchange Procedures; Surrender of Certificates.
     (a) Old National shall appoint an agent for accepting on behalf of Old National the surrender of Certificates formerly representing St. Joseph Common in exchange for payment of the Merger Consideration pursuant to the Merger (the “Exchange Agent”).
     (b) On or prior to the Closing Date, Old National shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of record of the Certificates (each a “Holder”; and collectively, “Holders”) upon the surrender of such Certificates in accordance with this Article I, the aggregate amount of cash payable hereunder as Merger Consideration (without any interest thereon) (the “Exchange Fund”).
     (c) As promptly as practicable after the Effective Time, Old National shall send or cause to be sent to each Holder, transmittal materials for use in exchanging such Holder’s Certificates for the Merger Consideration per share (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). Old National shall cause the Merger Consideration which such Holder shall be entitled to receive to be paid to such Holder upon delivery of the Certificates to the Exchange Agent, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid upon such delivery. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other taxes required by reason of the making of such cash payment in a name other than that of the registered Holder of the Certificate surrendered, or shall establish to the satisfaction of Old National and the Exchange Agent that any such taxes have been paid or are not applicable.
     (d) Notwithstanding the foregoing, neither of the Exchange Agent, any of the parties hereto nor any of their respective Subsidiaries shall be liable to any former Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. “Law” shall mean any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Old National or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Old National or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Old National or the Exchange Agent shall, in exchange for the shares of St. Joseph Common represented by such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts of Merger Consideration payable, if any, in respect of the shares of St. Joseph Common formerly represented by such Certificate pursuant to this Agreement.
     (f) Any portion of the Exchange Fund that remains unclaimed by the Holders of Certificates for six months after the Effective Time shall be returned to Old National (together with any earnings in respect thereof). Any Holders of Certificates who have not theretofore complied with this Section 1.07 shall thereafter be entitled to look only to Old National for payment of the consideration deliverable in respect of each share of St. Joseph Common such Holder holds as determined pursuant to this Agreement, without any interest thereon.
     (g) The Exchange Agent and Old National shall be entitled to deduct and withhold from the Holder any cash amounts payable, pursuant to this Agreement, as the Exchange Agent or Old National, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Old National, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made by the Exchange Agent or Old National, as the case may be.
     Section 1.08. The Closing Date. The Closing shall take place on the last business day of the month during which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied, or such other date mutually agreed upon by the parties hereto (the “Closing Date”). Unless the parties otherwise agree, the parties shall use their best reasonable efforts to cause the Effective Time of the Merger to be as of the opening of business on the first day of the calendar month that follows the month in which the Closing occurs.
     Section 1.09. Actions at Closing.
     (a) At the Closing, St. Joseph shall deliver to Old National:
     (i) a certified copy of the Certificate of Incorporation and Bylaws of St. Joseph;
     (ii) a certified copy of the Articles of Incorporation and Bylaws of St. Joseph Bank;
     (iii) a certificate or certificates signed by the Chief Executive Officer of St. Joseph stating, to the best of his knowledge and belief, after due inquiry, that, as to St. Joseph, the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied on and as of the Closing Date;

     (iv) certified copies of the resolutions of St. Joseph’s board of directors and stockholders, approving and authorizing the execution of this Agreement, the Plan of Merger and the Certificate of Merger and authorizing the consummation of the Merger;
     (v) a certificate of the Delaware Secretary of State, dated a recent date, stating that St. Joseph validly exists and is in good standing under the DGCL;
     (vi) a certificate of the Indiana Secretary of State, dated a recent date, stating that St. Joseph Bank is duly organized and validly exists under the IFIA;
     (vii) a certified list of the holders of St. Joseph Common of record as of the close of business on the last business day immediately preceding the Closing Date;
     (viii) certification of the Closing Book Value by Plante & Moran, PLLC;
     (ix) a certified list of those holders of St. Joseph Common of record as of the close of business on the last business day immediately preceding the Closing Date who hold any Dissenting Shares and the number of Dissenting Shares held by each of them; and
     (x) the legal opinion of counsel for St. Joseph, substantially in the form and substance attached hereto as Exhibit 1.09(a)(ix).
     (b) At the Closing, Old National shall deliver to St. Joseph:
     (i) a certificate signed by the Chief Executive Officer of Old National stating, to the best of his knowledge and belief, after due inquiry, that, as to Old National, the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied on and as of the Closing Date;
     (ii) a certificate signed by the Chief Executive Officer of Merger Sub stating, to the best of his knowledge and belief, after due inquiry, that as to Merger Sub, the condition set forth in Section 6.02(b) has been satisfied on and as of the Closing Date;
     (iii) a certified copy of the resolutions of Old National’s board of directors authorizing the execution of this Agreement and the consummation of the Merger;
     (iv) a certified copy of the resolutions of Merger Sub’s board of directors and shareholder authorizing the execution of this Agreement, the Certificate of Merger and Plan of Merger and the consummation of the Merger;
     (v) evidence of Old National’s purchase of directors’ and officers’ liability insurance policies pursuant to Section 8.06 of this Agreement;
     (vi) evidence of deposit by Old National of cash representing the aggregate amount of Merger Consideration into the Exchange Fund;

     (vii) the legal opinion of counsel for Old National and Merger Sub, substantially in the form and substance attached hereto as Exhibit 1.09(b)(vii); and
     (viii) certificates of the Indiana Secretary of State, dated a recent date, stating that Old National and Merger Sub each exist under the IBCL.
     (c) At and after the Closing, Old National, Merger Sub and St. Joseph shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Merger, including the execution and presentation of the executed Articles of Merger and Certificate of Merger (including the Plan of Merger and/or Certificate of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL, and to the Delaware Secretary of State for filing under the DGCL, accompanied by the appropriate fees.
     Section 1.10. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Old National nor St. Joseph by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective subsidiaries.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF
ST. JOSEPH
     Subject to and giving effect to Section 2.01 and except as set forth in the disclosure schedule delivered by St. Joseph to Old National constituting disclosures made by St. Joseph (the “St. Joseph Disclosure Schedule”), St. Joseph hereby makes the following representations and warranties to Old National:
     Section 2.01. St. Joseph Disclosure Schedule. Prior to its execution and delivery of this Agreement, St. Joseph has delivered to Old National the St. Joseph Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of its representations or warranties contained in this Article II.
     Section 2.02. Organization.
     (a) St. Joseph is a corporation duly organized, validly existing and in good standing under the DGCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
     (b) St. Joseph Bank is an Indiana state bank duly organized and validly existing under the IFIA and has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (c) Neither the scope of the business of St. Joseph or any of its direct or indirect its Subsidiaries nor the location of any of their respective properties requires that St. Joseph or any of its Subsidiaries be licensed to do business in any jurisdiction other than in states where the failure to be so licensed would have a Material Adverse Effect.
     Section 2.03. Capital Stock.
     (a) St. Joseph has authorized capital stock of 2,500,000 shares of St. Joseph Common, of which, as of the date of this Agreement, 1,804,542 shares are issued and outstanding, and 100,000 shares of preferred stock, $0.01 par value, of which, as of the date of this Agreement, no shares are issued and outstanding. Except for the effects of the restrictions on Restricted Stock Awards that pertain to 11,389 of such shares, all outstanding shares of St. Joseph Common are duly and validly issued and outstanding, fully paid and non-assessable. Section 2.03 of the St. Joseph Disclosure Schedules sets forth a list of the holders of Restricted Stock Awards and the number of shares of St. Joseph Common held subject to such Restricted Stock Awards by such holders. None of the outstanding shares of St. Joseph Common has been issued in violation of any preemptive rights of the current or past stockholders of St. Joseph.
     (b) St. Joseph Bank has authorized capital stock of 900 shares of common stock, $1.00 par value, all of which shares are issued and outstanding (“St. Joseph Bank Common”). All of such shares of St. Joseph Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of St. Joseph Bank Common has been issued in violation of any preemptive rights of the current or past stockholders of St. Joseph Bank or in violation of any applicable federal or state securities laws or regulations, except as disclosed in Section 2.03 of the St. Joseph Disclosure Schedule. All of the issued and outstanding capital stock of St. Joseph Bank is owned of record and beneficially by St. Joseph.
     (c) There are no shares of capital stock or other equity securities of St. Joseph or St. Joseph Bank authorized, issued or outstanding (except as set forth in this Section 2.02) and, except for outstanding stock options issued by St. Joseph to employees or directors of St. Joseph or St. Joseph Bank with respect to the right to purchase 229,458 shares of St. Joseph Common at a weighted-average exercise price of $17.88 per share, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of St. Joseph or St. Joseph Bank, or contracts, commitments, understandings or arrangements by which St. Joseph or St. Joseph Bank are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Section 2.03 of the St. Joseph Disclosure Schedule sets forth a list of (i) all options to purchase St. Joseph Common, including the name of the optionee, the number of shares of St. Joseph Common to be issued pursuant to the option and the exercise price of the option and (ii) for each other warrant, award and other right to purchase St. Joseph Common, the name of the grantee or holder, the date of the grant or issuance and the number of shares of St. Joseph Common subject to such award or other right and the exercise price, if any.
     Section 2.04. Authorization; No Defaults. The execution and delivery by St. Joseph and St. Joseph Bank of this Agreement and the other agreements and the Plan of Merger and the Certificate of Merger contemplated hereby (the “Other Agreements”) and, subject to the requisite approval of the stockholders of St. Joseph and St. Joseph Bank, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of St. Joseph and St. Joseph Bank, and this Agreement and the Other Agreements are valid and binding obligations of St. Joseph and St. Joseph Bank enforceable against each of them in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles. On October 21, 2006, St. Joseph’s board of directors unanimously approved this Agreement and the transactions contemplated herein; approved the execution and delivery to Old National of a certain voting agreement by the directors in their individual capacities pursuant to which the directors, among other provisions, agreed to vote their personal shares of St. Joseph Common in favor of this Agreement and the transactions contemplated herein; and unanimously recommended (and agreed and resolved to affirm its unanimous recommendation) the approval of this Agreement and the transactions contemplated herein by St. Joseph’s stockholders. Except as set forth in Section 2.04 of the St. Joseph Disclosure Schedule, neither the execution and delivery by St. Joseph and St. Joseph Bank of this Agreement and the Other Agreements, the consummation of the Merger or the transactions contemplated herein or therein, nor compliance by St. Joseph and St. Joseph Bank with any of the provisions hereof or thereof, will: (a) violate any provision of their respective certificates or articles of incorporation and bylaws, each as amended to date; (b) constitute a material breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement, or other instrument or obligation to which St. Joseph or St. Joseph Bank is a party, or by which St. Joseph or St. Joseph Bank or any of their respective properties or assets is bound or encumbered; or (c) violate any statute or Law or any judgment, decree, injunction, order, regulation or rule of any Governmental Authority applicable to St. Joseph or St. Joseph Bank or any of their respective properties or assets. No consent of any Governmental Authority having jurisdiction over any aspect of the business or assets of St. Joseph or St. Joseph Bank or any of their Subsidiaries, and no consent of any other Person or entity, is required in connection with the execution and delivery by St. Joseph and St. Joseph Bank of this Agreement, or (except (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of St. Joseph; (ii) such approvals or notices as may be required by the FRB and the DFI; and (iii) as otherwise set forth in Section 2.04 of the St. Joseph Disclosure Schedule) the consummation by them of the Merger and other transactions contemplated hereby.
     Section 2.05. Subsidiaries. Section 2.05 of the St. Joseph Disclosure Schedule sets forth each of the direct and indirect subsidiaries of St. Joseph (each, including but not limited to St. Joseph Bank, a “Subsidiary” of St. Joseph; together, the “Subsidiaries” of St. Joseph) and the ownership interest of St. Joseph in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of any preemptive rights. There are no shares of capital stock or other equity interests of any Subsidiary of St. Joseph authorized and reserved for issuance, no such Subsidiary has any other rights issued or outstanding with respect to such capital stock or other equity interests, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or other equity interests. Other than the Subsidiaries of St. Joseph, St. Joseph does not beneficially own, directly or indirectly, any outstanding stock, equity securities or other debt or equity interest in any corporation, partnership, joint venture, limited liability company or other entity, other than as set forth in Section 2.05 of the St. Joseph Disclosure Schedule.
     Section 2.06. Financial Information.
     (a) The consolidated balance sheets of St. Joseph and its Subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, together with the notes thereto, included in St. Joseph’s Annual Report on Form 10-K, as filed with the SEC on March 27, 2006, and the unaudited consolidated balances sheets and related consolidated statements of income and cash flows as of and for the three and six months ended June 30, 2006, together with the notes thereto, included in St. Joseph’s quarterly report on Form 10-Q for the related quarterly period and filed with the SEC (together with the financial statements and notes thereto included in the Form 10-K, the “St. Joseph GAAP Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis (“GAAP”) (except as may be reflected in the notes thereto), and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of St. Joseph and its consolidated Subsidiaries as of the dates and for the periods indicated. To the knowledge of St. Joseph, the audits of St. Joseph and its consolidated Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of St. Joseph and its Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements.
     (b) The Consolidated Reports of Condition and Income of St. Joseph Bank as filed with the FDIC for the quarters ended June 30, 2006, March 31, 2006 and December 31, 2005 (the “Call Reports”) were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present in all material respects the financial position and results of operations of St. Joseph Bank as of the dates and for the periods indicated, subject, however, in the case of the two quarterly reports first above listed, to normal recurring year-end adjustments, none of which are expected to be material.
     (c) Except as set forth in Section 2.06 to the St. Joseph Disclosure Schedules or to the extent (i) accrued (or specifically described) in the St. Joseph GAAP Financial Statements or the Call Reports and (ii) of liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice (both qualitatively and quantitatively), neither St. Joseph nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise.
     Section 2.07. Absence of Changes or Events. Since December 31, 2005, (a) the businesses of St. Joseph and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and (b) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.08. Absence of Agreements with Banking Authorities. Neither St. Joseph nor St. Joseph Bank is subject to any order or is a party to any written agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the DFI.
     Section 2.09. Tax Matters.
     (a) All Tax Returns Filed. St. Joseph and its Subsidiaries have timely filed all Tax Returns that were required to be filed on or before the Closing Date and all such Tax Returns were true, correct and complete in all material respects, except as set forth in Section 2.09 of the St. Joseph Disclosure Schedules.
     (b) All Taxes Paid or Accrued. All Taxes that are due and payable by St. Joseph and its Subsidiaries (whether or not shown on any Tax Return) have been paid. All Taxes that have accrued but are not yet due and payable as of the Closing Date, and all Taxes with respect to any Tax period that begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, are reflected as liabilities (other than any reserve for deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth in Section 2.09 of the St. Joseph Disclosure Schedule.
     (c) No Extension or Waiver. Neither St. Joseph nor any Subsidiary has requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and neither St. Joseph nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency.
     (d) Tax Liens. There are no liens for Taxes upon the assets of St. Joseph or any Subsidiary except liens for current Taxes not yet due and payable.
     (e) No Deficiencies. There is no Tax deficiency or claim assessed, proposed, pending or threatened in writing against St. Joseph or any Subsidiary. St. Joseph and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
     (f) Delivery of Correct and Complete Returns. St. Joseph has delivered to Old National correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by St. Joseph or any of its Subsidiaries.
     (g) Pending Ruling Request. Neither St. Joseph nor any Subsidiary has any requests for ruling pending with any Tax Authority.
     (h) U.S. Real Property Holding Corporation. Neither St. Joseph nor any Subsidiary is a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code.

     (i) Recent Spin-off. Neither St. Joseph nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a) of the Code in a distribution of stock pursuant to Section 355 of the Code, (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the transactions contemplated under this Agreement.
     (j) Income Recognition under Consolidated Return Regulations. There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of St. Joseph or any Subsidiary under the federal consolidated return regulations or other comparable or similar provisions of Law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.
     (k) Section 481 Adjustment. St. Joseph has not agreed to, nor is required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by St. Joseph and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.
     Section 2.10. Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, there is no material private or governmental, legal, administrative or other claim, action, suit, investigation, arbitration or proceeding pending, nor to St. Joseph’s knowledge is one threatened, (a) against St. Joseph or any of its Subsidiaries, or (b) against any of the directors, officers or employees of St. Joseph or its Subsidiaries relating to the performance of their duties in such capacities, or (c) against or affecting any properties of St. Joseph or its Subsidiaries, or (d) challenging the validity or propriety of this Agreement or any of the transactions contemplated hereby. There are no judgments, decrees, stipulations or orders against St. Joseph or its Subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of St. Joseph or its Subsidiaries.
     Section 2.11. Employment Matters.
     (a) Except as set forth on Section 2.11 of the St. Joseph Disclosure Schedule, all employees of St. Joseph, St. Joseph Bank and any ERISA Affiliate are employees-at-will and may be terminated by St. Joseph, St. Joseph Bank or any ERISA Affiliate at any time, with or without cause. Neither St. Joseph nor any of its Subsidiaries are a party to any collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.
     (b) Except as disclosed in Section 2.11 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other Person or entity which, by its terms, is not terminable by St. Joseph or St. Joseph Bank, respectively, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

     (c) St. Joseph and St. Joseph Bank are and have been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and (i) neither St. Joseph nor St. Joseph Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against St. Joseph or St. Joseph Bank pending or, to the knowledge of St. Joseph or St. Joseph Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of St. Joseph or St. Joseph Bank, threatened against or directly affecting St. Joseph or St. Joseph Bank; and (iv) neither St. Joseph nor St. Joseph Bank has experienced any material work stoppage or other material labor difficulty during the past five years.
     (d) Except as set forth in Section 2.11 of the St. Joseph Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of St. Joseph or St. Joseph Bank from either of such entities (whether upon termination of employment or otherwise), (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by St. Joseph or St. Joseph Bank to or with respect to any employee or former employee of St. Joseph or St. Joseph Bank or by Old National or the Surviving Company as successor thereto will fail to be deductible for federal income tax purposes by reason of Section 162(m) or 280G of the Code or any corresponding provision of state, local or foreign Tax law, or otherwise.
     Section 2.12. Reports. Except as set forth in Section 2.12 of the St. Joseph Disclosure Schedules, since January 1, 2004, St. Joseph and St. Joseph Bank have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the FRB, (ii) the FDIC, (iii) the DFI, and (iv) any other Governmental Authority with jurisdiction over St. Joseph or St. Joseph Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
     Section 2.13. ERISA.
     (a) Section 2.13 of the St. Joseph Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all bonus, incentive, employment agreements, deferred compensation, stock or stock option or stock appreciation rights plans or arrangements, restricted stock plan, arrangement or agreement, severance, change-in-control and other employee welfare or fringe benefit plans, arrangements, policies, practices, commitments, contracts or understandings (whether oral or written, qualified or nonqualified, currently effective or terminated within the last six (6) years) and any trust, escrow or other agreement related thereto (i) that are sponsored, maintained or contributed to by St. Joseph, St. Joseph Bank or any ERISA Affiliate or have been maintained or contributed to in the last six (6) years by St. Joseph, St. Joseph Bank or any ERISA Affiliate or with respect to which St. Joseph, St. Joseph Bank or any ERISA Affiliate have any liability or obligation for present or future payment of benefits, and (ii) under which any current or former director, officer, or employee of St. Joseph, St. Joseph Bank or any ERISA Affiliate, or the dependents thereof, have any present or future right to benefits regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (referred to individually as a “Plan” and collectively as the “Plans,” unless otherwise specifically provided herein). Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has amended any Plan listed in Section 2.13 of the St. Joseph Disclosure Schedule since December 31, 2005.
     (b) As applicable, with respect to each of the Plans, St. Joseph has made available to Old National true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all materially related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44 or 2006-27, and any successors or predecessors thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Plans.
     (c) All Plans comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Laws, including but not limited to the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, except in any case in which any Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, all “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained by St. Joseph, St. Joseph Bank or any ERISA Affiliate and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has (i) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
     (d) Neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate would have any liability or contingent liability if any Plan (including without limitation the payment by St. Joseph, St. Joseph Bank or any ERISA Affiliate of premiums for health care coverage for active employees or retirees) were terminated or if St. Joseph, St. Joseph Bank or any ERISA Affiliate

were to cease its participation therein. Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate nor any of their affiliates or Persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by St. Joseph Bank, St. Joseph or any ERISA Affiliate at their discretion at any time without further obligation.
     (e) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.
     (f) On a timely basis, St. Joseph, St. Joseph Bank and each ERISA Affiliate have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.
     (g) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, no Plan listed in the St. Joseph Disclosure Schedule has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA). In the event that any Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA), such Plan has at all times and in all material respects been administered in compliance with (i) the requirements of Section 407 of ERISA, and (ii) the exemption set forth in Section 408(e) of ERISA from the prohibited transaction provisions contained in Section 406 of ERISA.
     (h) Except as disclosed in Section 2.13 of the St. Joseph Disclosure Schedule, each Plan subject to the provisions of Section 404(c) of ERISA has been administered in all material respects in compliance therewith.
     (i) Neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate has ever contributed or is obligated to contribute under any “multi-employer plan” (as defined in Section 3(37) of ERISA). No Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code.
     (j) St. Joseph, St. Joseph Bank and each ERISA Affiliate have complied with all requirements of COBRA to the extent so required. Except as listed in Section 2.13 of the St. Joseph Disclosure Schedule, neither St. Joseph nor St. Joseph Bank nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.
     (k) There are no pending audits or investigations by any governmental agency involving the Plans, and to St. Joseph’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to St. Joseph’s knowledge is there any reasonable basis for any such claim, suit or proceeding.
     (l) Within the nine-month period preceding the Closing Date, there has been no amendment to, announcement by St. Joseph, St. Joseph Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by St. Joseph, St. Joseph Bank or any ERISA Affiliate or promotions of existing employees in the ordinary course of business consistent with past practice.
     (m) Each Plan that is subject to Code Section 409A in whole or in part has been administered to comply in all material respects with the requirements of Code Section 409A.
     (n) No Plan that is a stock option plan has ever issued a stock option at an exercise price that is below the “fair market value” (within the meaning of Code Section 422) as of the actual date on which the option was granted.
     Section 2.14. Title to Properties. St. Joseph and its Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the St. Joseph GAAP Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of St. Joseph Bank, rights of redemption under applicable Law) to all real properties reflected on the St. Joseph GAAP Financial Statements as being owned by St. Joseph or St. Joseph Bank, respectively. All material leasehold interests used by St. Joseph and its Subsidiaries in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by St. Joseph or its Subsidiaries comply in all material respects with all applicable private agreements, zoning requirements and other governmental Laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of St. Joseph, threatened with respect to such properties.
     Section 2.15. Insurance. St. Joseph and its Subsidiaries have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies, and in such amounts, types and forms, as are customary in the banking industry for their business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Section 2.15 of the St. Joseph Disclosure Schedule, neither St. Joseph nor any of its Subsidiaries has received notice from any insurer that any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Section 2.15 of the St. Joseph Disclosure Schedule, neither St. Joseph nor any if its Subsidiaries are in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion.
     Section 2.16. Operating Losses. Except as disclosed in Section 2.16 of the St. Joseph Disclosure Schedule, to the knowledge of St. Joseph, no action has been taken or omitted to be taken by an employee of St. Joseph or any of its Subsidiaries that has resulted in the incurrence by St. Joseph or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2005, which, without regard to any insurance proceeds payable in respect thereof, would exceed $25,000 (an “Operating Loss”).
     Section 2.17. SEC Filings; Financial Statements.
     (a) Except as set forth in Section 2.17 of the St. Joseph Disclosure Schedules, St. Joseph has filed all forms, reports, schedules, statements and documents required to be filed by it with the SEC since January 1, 2004 (the “SEC Reports”). As of their respective dates, the SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Reports and, to the extent applicable, SOX, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. St. Joseph has made available to Old National copies of all comment letters received by St. Joseph from the SEC since January 1, 2004 relating to the SEC Reports, together with all written responses of St. Joseph thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by St. Joseph from the SEC. As of the date of this Agreement, to the knowledge of St. Joseph none of the SEC Reports is the subject of any ongoing review by the SEC.
     (b) St. Joseph and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by St. Joseph is recorded and reported on a timely basis to the individuals responsible for the preparation of St. Joseph’s SEC reports and other public disclosure documents. St. Joseph and its Subsidiaries maintain internal control over financial reporting in material compliance with all applicable Laws.
     (c) St. Joseph has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to St. Joseph’s auditors and the audit committee of St. Joseph’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect St. Joseph’s ability to record, process, summarize and report financial information and has identified for St. Joseph’s auditors and audit committee of St. Joseph’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in St. Joseph’s or its Subsidiaries’ internal control over financial reporting. St. Joseph has made available to Old National (i) a summary of any such disclosure made by management to St. Joseph’s auditors and audit committee since January 1, 2005 and (ii) any material communication since January 1, 2005 made by management or St. Joseph’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2005, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from St. Joseph’s or its Subsidiaries’ employees regarding questionable accounting or auditing matters, have been received by St. Joseph or its Subsidiaries pursuant to St. Joseph’s whistleblower policy and procedures. No attorney representing St. Joseph or St. Joseph Bank, whether or not employed by St. Joseph or St. Joseph Bank, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by St. Joseph, any Subsidiary, or any of their respective officers, directors, employees or agents to St. Joseph’s chief legal officer, audit committee (or other committee designated for the purpose) or the board of directors pursuant to the rules adopted pursuant to Section 307 of SOX or any St. Joseph policy contemplating such reporting, including in instances not required by those rules.
     (d) Since February 1, 2003, neither St. Joseph nor any of its Subsidiaries entered into any transaction of the type described in Item 404(a) of Regulation S-K promulgated by the SEC (as in effect prior to its amendment effective November 2006) that is not described in the proxy statement of St. Joseph dated April 17, 2006 or in the other SEC reports and documents filed or furnished to the SEC by St. Joseph.
     (e) The offer and sale by St. Joseph of the St. Joseph Common that is issued and outstanding, and the continuing offer of St. Joseph Common pursuant to the options that are presently outstanding and the sales of St. Joseph Common pursuant to such options that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act, and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. Section 2.17 of the St. Joseph Disclosure Schedule specifies the registrations and exemptions relied upon (or to be relied upon) in connection with all past (and future) offers and sales of St. Joseph Common.
     Section 2.18. Proxy Statement. The information included or incorporated by reference in the proxy statement to be sent to the stockholders of St. Joseph in connection with the stockholders’ meeting to vote on the Agreement and the Merger (as it may be amended or supplemented, the “Proxy Statement”) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of St. Joseph or at the time of the stockholders’ meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, St. Joseph makes no representation or warranty with respect to any information supplied by Old National or any of Old National’s representatives for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

     Section 2.19. Intellectual Property.
     (a) St. Joseph and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (including the Technology Systems) that is used by them and their Subsidiaries in their respective businesses as currently conducted. Neither St. Joseph nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any Person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.
     (b) St. Joseph and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third Person since January 1, 2004. There is no claim asserted, or to its knowledge threatened, against St. Joseph and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.
     (c) To the knowledge of St. Joseph, no third Person has infringed, misappropriated or otherwise violated St. Joseph or St. Joseph Bank’s Intellectual Property rights since January 1, 2003. There are no claims asserted or threatened by St. Joseph or its Subsidiaries, nor has St. Joseph or its Subsidiaries decided to assert or threaten a claim, that (i) a third Person infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.
     (d) St. Joseph and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them.
     Section 2.20. Community Reinvestment Act. St. Joseph Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
     Section 2.21. Bank Secrecy Act. Neither St. Joseph nor St. Joseph Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.
     Section 2.22. Environmental Matters. Except as set forth in Section 2.22 of the St. Joseph Disclosure Schedule (i) St. Joseph and its Subsidiaries are in material compliance with all Environmental Laws; (ii) there are no Tanks on or about any St. Joseph Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from St. Joseph Property; (iv) St. Joseph Bank does not have loans outstanding secured by real property that are not in material compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement there is no claim, action, suit, or proceeding or notice thereof before any Governmental Authority pending or, to the knowledge of St. Joseph, threatened against St.

Joseph or any of its Subsidiaries or concerning property securing St. Joseph Bank’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting St. Joseph Property or property securing St. Joseph Bank loans, relating to the foregoing representations (i)—(iv), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. Neither St. Joseph nor St. Joseph Bank has received any notice from any Person or entity that St. Joseph or St. Joseph Bank or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
     Section 2.23. Compliance with Law. St. Joseph and its Subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable material Laws and regulations, except as set forth in Section 2.23 of the St. Joseph Disclosure Schedules .
     Section 2.24. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Merger payable by St. Joseph or any of its Subsidiaries, or any of their respective officers and directors, except that St. Joseph has engaged, and shall pay a fee or commission to Keefe, Bruyette & Woods, Inc., in accordance with the terms and conditions of the letter agreement between Keefe, Bruyette and Woods, Inc. and St. Joseph, as disclosed in Section 2.24 of the St. Joseph Disclosure Schedule.
     Section 2.25. Material Contracts.
     (a) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement or as set forth in Section 2.25 of the St. Joseph Disclosure Schedule, as of the date of this Agreement, neither St. Joseph nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any Contract relating to the borrowing of money by St. Joseph or any of its Subsidiaries or the guarantee by St. Joseph or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any Contract containing covenants that limit the ability of St. Joseph or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, St. Joseph or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any Contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such Contract with respect to the subject matter of such Contract, (iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to St. Joseph or any of its Subsidiaries, (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in St. Joseph’s SEC Reports filed prior to the date of this Agreement, (v) any lease of real or personal property providing for annual lease payments by or to St. Joseph or its Subsidiaries in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which St. Joseph or any of its Subsidiaries is lessor, or (vi) any Contract that involves expenditures or receipts of St. Joseph or any of its Subsidiaries in excess of $25,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed “Material Contracts” hereunder. With respect to each of St. Joseph’s Material Contracts (i) that is reflected as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports or (iii) that is disclosed in Section 2.25 of the St. Joseph Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither St. Joseph nor any of its Subsidiaries is in “Default” thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither St. Joseph nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to St. Joseph’s knowledge, in default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, that are not filed as exhibits to SEC Reports are attached to the St. Joseph Disclosure Schedule.
     (b) Neither St. Joseph nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for St. Joseph’s own account or for the account of one or more of its Subsidiaries or their respective customers.
     Section 2.26. Compliance with Americans with Disabilities Act. St. Joseph and its Subsidiaries and their respective properties (including those held by either of them in a fiduciary capacity) are in material compliance with all applicable provisions of the ADA. No action under the ADA against St. Joseph or its Subsidiaries or any of their properties has been initiated nor, to the knowledge of St. Joseph, has been threatened or is contemplated.
     Section 2.27. Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by St. Joseph pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 2.28. St. Joseph’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of St. Joseph” or words of similar import, it is understood and agreed that matters within the actual knowledge of the directors or the executive officers of St. Joseph or St. Joseph Bank shall be considered to be within the knowledge of St. Joseph.
     Section 2.29. Fairness Opinion. St. Joseph has received an opinion of Keefe, Bruyette & Woods, Inc., dated October 21, 2006, to the effect that the Merger Consideration is fair to the holders of shares of St. Joseph Common from a financial point of view, a true, complete and correct copy of which has been previously provided to Old National by St. Joseph. Such opinion has not been amended or rescinded.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF OLD NATIONAL
     Old National hereby makes the following representations and warranties to St. Joseph:
     Section 3.01. Organization. Each of Old National and Merger Sub is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
     Section 3.02. Authorization; No Defaults. The execution and delivery by each of Old National and Merger Sub of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Old National and Merger Sub, and this Agreement and each Other Agreement is a valid and binding obligation of Old National and Merger Sub enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Old National and Merger Sub of this Agreement or the Other Agreements, the consummation of the Merger or the transactions contemplated hereby or thereby, nor compliance by Old National and Merger Sub with any of the provisions hereof or thereof, will: (a) violate any provision of their respective certificates or articles of incorporation and bylaws, each as amended to date; (b) constitute a material breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement, or other instrument or obligation to which Old National is a party, or by which Old National or any of Old National’s properties or assets is bound or encumbered; or (c) violate any statute or Law or any judgment, decree, injunction, order, regulation or rule of any Governmental Authority applicable to Old National or Merger Sub or any of their respective properties or assets. No consent of any Governmental Authority having jurisdiction over any aspect of the business or assets of Old National or Merger Sub or any of their Subsidiaries, and no consent of any other Person or entity, is required in connection with the execution and delivery by Old National and Merger Sub of this Agreement or the Other Agreements or (except such approvals or notices as may be required by the FRB and the DFI) the consummation by them of the Merger and the other transactions contemplated hereby.
     Section 3.03. Financial Information. The consolidated balance sheet of Old National and its Subsidiaries and related consolidated statements of income, changes in stockholders’ equity and cash flows, together with the notes thereto, included in Old National’s Annual Report on Form 10-K, as filed with the SEC on March 8, 2006 and in the Quarterly Reports on Form 10-Q, as filed with the SEC on May 10, 2006 and August 4, 2006 (together, the “Old National

Financial Statements”) have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Old National and its consolidated Subsidiaries as of the dates and for the periods indicated. At the Closing Date, Old National will have sufficient funds and capital to carry out its obligations under the Agreement and to consummate the transactions contemplated hereby.
     Section 3.04. Litigation. There is no private or governmental legal, administrative or other claim, action, suit, investigation, arbitration or proceeding pending, nor to Old National’s knowledge is one threatened, against (a) Old National, any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on Old National and its subsidiaries taken as a whole, or (b) challenging the validity or propriety of any of the transactions contemplated by this Agreement. There are no judgments, decrees, stipulations or orders against Old National or its subsidiaries enjoining them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Old National or its subsidiaries.
     Section 3.05. Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Merger payable by Old National or any of its subsidiaries, or any of their respective officers and directors, except that Old National has engaged, and shall pay a fee or commission to Sandler, O’Neill + Partners, L.P., in accordance with the terms and conditions of the letter agreement between Sandler, O’Neill + Partners, L.P. and Old National.
     Section 3.06. Old National’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of Old National” or words of similar import, it is understood and agreed that matters within the actual knowledge of the directors or the executive officers of Old National shall be considered to be within the knowledge of Old National.
     Section 3.07. Proxy Statement. The information supplied by Old National or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of St. Joseph, or at the time of the Stockholders’ Meeting or at the Effective Date contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 3.08. Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly-owned Subsidiary of Old National. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by Old National.
     Section 3.09. Approval Delays. To the knowledge of Old National, there is no reason why the granting of any of the regulatory approvals referred to in Section 3.02 would be denied or unduly delayed. Old National is “well capitalized” in accordance with the regulations of the Regulatory Authorities (as defined in Article IX) and will be “well capitalized” on a pro forma basis immediately following the transactions contemplated in this Agreement. The most recent Community Reinvestment Act rating of Old National’s banking subsidiaries is “Satisfactory” or better.
     Section 3.10. Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by Old National pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV.
COVENANTS OF ST. JOSEPH
     Section 4.01. Conduct of Business Prior to Effective Time. During the period from the date of this Agreement through the Effective Time, except as expressly contemplated or permitted by Old National (which consent shall not be unreasonably withheld), St. Joseph shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, (c) take no action that would adversely affect or delay the ability of any party hereto to obtain any required consents, to perform its covenants and agreements under this Agreement, or to consummate the transactions contemplated hereby on a timely basis, and (d) promptly notify Old National upon making, or committing to make, any new loan, or issuing or committing to issue any new letter of credit, with a new customer, or purchasing or agreeing to purchase any interest in a loan participation, in aggregate principal amounts that would cause the new loan or new letter of credit or commitments of St. Joseph and its Subsidiaries as a group to the new customer (or group of affiliated borrowers) to exceed $2,000,000.
     Section 4.02. Forbearances. During the period from the date of this Agreement through the Effective Time, and except as expressly contemplated or permitted by this Agreement, St. Joseph shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Old National (which consent shall not be unreasonably withheld):
     (a) issue (or agree to issue) any St. Joseph Common or other capital stock (except for the issuance of up to 207,118 shares of St. Joseph Common pursuant to the terms of, and upon exercise by the holders of, those stock options held by employees or directors of St. Joseph and St. Joseph Bank as of the date of this Agreement, but not including those three particular stock option grants to those three executives of St. Joseph that are specifically described by Section 1.04) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or
     (b) make, declare, pay or set aside for payment any dividend or other distribution of cash, securities or other property, on or with respect to St. Joseph Common (other than as permitted by Section 4.11) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (or agree to adjust, split, combine, redeem, reclassify, purchase or otherwise acquire) any of their own common or any other capital stock (other than as payment for the exercise price of, and in connection with, the exercise of St. Joseph Stock Options pursuant to the terms thereof); or
     (c) effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or equity interests or otherwise reorganize or recapitalize; or
     (d) amend their articles of incorporation or certificate of incorporation or bylaws or other governing documents; or
     (e) except as set forth in Section 4.02 of the St. Joseph Disclosure Schedules, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (provided that bonus payments to employees at such time during the year and in such amounts that are consistent with past practice of St. Joseph and such bonus payments to employees in the aggregate do not exceed $25,000 and no such salary increase shall result in (i) an individual annual adjustment of more than 10 percent, or (ii) an annual adjustment on an aggregate basis of more than four percent) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, directors, officers or employees or, except as required by Law or as contemplated by this Agreement, adopt or make any change in any Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, directors, officers or employees; provided, however, that St. Joseph and its Subsidiaries may pay the fees, expenses and other compensation of consultants, advisors, investment bankers and brokers when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of St. Joseph and its Subsidiaries specifically disclosed in Section 4.02 of the St. Joseph Disclosure Schedule and may pay compensation to executive officers in accordance with agreements disclosed on the St. Joseph Disclosure Schedule; or
     (f) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
     (g) make any material changes to its policies concerning loan underwriting or which classes or Persons may obtain or approve loans, or fail to comply with such policies as previously made available to Old National, or make any loans or extensions of credit except in the ordinary course of business consistent with past practice;
     (h) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

     (i) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or
     (j) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or
     (k) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to them, or any claims which they may possess, or voluntarily waive any material rights with respect thereto; or
     (l) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to them, except for St. Joseph’s interests in Riverfront Partners, LLC; or
     (m) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified Person or firm reasonably acceptable to Old National, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that such report shall not be required with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless St. Joseph or St. Joseph Bank has reason to believe that such property might contain such materials or otherwise might be contaminated; or
     (n) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or
     (o) violate any Law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on St. Joseph; or
     (p) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000 other than purchases of property made in the ordinary course of business or in connection with loan collection activities or foreclosure sales in connection with loans; or
     (q) issue certificate(s) for shares of St. Joseph Common to any St. Joseph shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify St. Joseph (and its successors) against lost certificate(s) (but in an amount not less than $50 per share), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or
     (r) hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of St. Joseph Bank for the purpose of appointing or electing any new member to the Board of Directors of St. Joseph or of St. Joseph Bank (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by Old National; or

     (s) engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of St. Joseph or St. Joseph Bank contained in Article II hereof if such representations and warranties were given as of the date of such transaction or action.
     Section 4.03. Affirmative Obligations. By way of amplification and not limitation with respect to its obligations under Section 4.01 and Section 4.02, St. Joseph shall:
     (a) promptly notify Old National in writing of events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Joseph; and
     (b) promptly communicate to Old National the terms of any proposal, indication of interest, or offer which St. Joseph or St. Joseph Bank may receive with respect to an “Acquisition Proposal”.
     Section 4.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, St. Joseph shall, and shall cause each of its Subsidiaries to, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby on a timely basis and to cause to be satisfied the conditions in Article VI, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other parties hereto to that end; provided that nothing contained herein shall preclude any party hereto from exercising its rights under this Agreement.
     Section 4.05. Subsequent Discovery of Events or Conditions. St. Joseph shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Old National under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to St. Joseph) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to Old National.
     Section 4.06. Stockholder and Other Approvals; Cooperation.
     (a) St. Joseph shall as promptly as reasonably practicable after the date hereof (and in no event later than 35 days after mailing the Proxy Statement to its stockholders), in accordance with applicable Law and St. Joseph’s Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby, including the Merger, and obtaining the approval of its stockholders of this Agreement and the other transactions contemplated hereby, including the Merger (the “Stockholder Approval”). In connection with the Stockholders’ Meeting, St. Joseph shall subject to Section 4.12, include in the Proxy Statement the recommendation of the St. Joseph Board that the stockholders of St. Joseph approve the Merger and adopt this Agreement (the “Company Recommendation”) and use its reasonable best efforts to obtain such approval and adoption.
     (b) St. Joseph shall furnish (or cause St. Joseph Bank to furnish) to Old National in a timely manner all information, data and documents in the possession of St. Joseph or St. Joseph Bank requested by Old National as may be required to obtain any necessary regulatory or other approvals of the Merger (all of which shall be true, accurate and complete, to the best of the knowledge of their management) and shall otherwise cooperate fully with Old National to carry out the purpose and intent of this Agreement.
     (c) St. Joseph shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. St. Joseph shall not knowingly take or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable Law or regulation.
     Section 4.07. SEC Matters. St. Joseph shall promptly prepare and file the Proxy Statement with the SEC in accordance with applicable securities laws, and take any other action required to be taken under any applicable federal or state securities laws in connection with the Merger.
     Section 4.08. Environmental Matters. St. Joseph shall cause St. Joseph Bank to cooperate with an environmental consulting firm designated by Old National (the “Designated Environmental Consultant”) in connection with the conducting by the Designated Environmental Consultant of a phase one or other environmental investigation on the St. Joseph Bank Mishawaka headquarters property (the “Mishawaka Property”). St. Joseph and St. Joseph Bank shall grant the Designated Environmental Consultant a right of access to complete any environmental investigation on the Mishawaka Property as contemplated herein. If Old National reasonably determines that further investigatory procedures are required on the basis of the review of the initial investigation report with respect to such Mishawaka Property prepared by the Designated Environmental Consultant, and should Old National order the Designated Environmental Consultant to perform such further investigatory procedures, St. Joseph and St. Joseph Bank shall cooperate with such further investigatory procedures. St. Joseph shall promptly pay (or promptly reimburse Old National for) all fees and expenses of the Designated Environmental Consultant that are incurred by Old National in connection with any such phase one investigatory procedures or any such further investigatory procedures, if, and to the extent that, such fees and expenses are in excess of $10,000; provided that St. Joseph shall not be obligated to pay more than $10,000 of such excess fees and expenses pursuant to this Section 4.08. Old National shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to the Mishawaka Property, promptly upon Old National’s receipt of such reports. Neither St. Joseph or nor St. Joseph Bank shall, without the written consent of Old National, knowingly take any action or execute any instruments that would affect the status of any of its properties under Environmental Laws or its rights or duties under such laws.
     Section 4.09. Access to Information.
     (a) St. Joseph shall, and shall cause each of its Subsidiaries to, permit Old National reasonable access to their properties and shall disclose and make available to Old National all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any Regulatory Authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Old National may have an interest in light of the transactions contemplated by this Agreement provided, however, that St. Joseph shall not be required to provide access to any such information or properties if (a) it would be reasonably likely (upon the advice of St. Joseph counsel after consultation with counsel for Old National as to the establishment of possible joint interest or similar privilege claims) to result in the loss or impairment of any privilege generally recognized under Law with respect to such information, or (b) the providing of such access relates to information with respect to negotiation strategies with respect to this Agreement, the interpretation of any provision hereof or the transactions contemplated hereunder.
     (b) During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, St. Joseph will cause one or more of its designated representatives to confer on a regular basis with those officers of Old National, who may from time to time be designated in a written notice given to St. Joseph by Old National pursuant to this Agreement, to report the general status of the ongoing operations of St. Joseph and its Subsidiaries. St. Joseph will promptly notify Old National of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving St. Joseph or its Subsidiaries or the Merger, and will keep Old National fully informed of such events.
     (c) No investigation by Old National or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Old National or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of St. Joseph or any covenant or other provision in this Agreement, and such representations, warranties and covenants shall not be affected or deemed waived by reason of the fact that Old National or Merger Sub knew or should have known that any of the same is or might be inaccurate or breached in any respect. All information obtained by Old National or Merger Sub shall be subject to the confidentiality agreement, dated August 24, 2006 jointly acknowledged by and agreed by St. Joseph and Old National (the “Confidentiality Agreement”).
     Section 4.10. Cooperation in Connection with Termination of Certain Executive Agreements and Exercise of Stock Options.

     (a) St. Joseph shall, and shall cause each of its Subsidiaries to cooperate with Old National in taking all actions necessary or appropriate to complete, on or before the Closing Date but effective at the Effective Time, the transactions contemplated by those agreements of even date herewith that have been entered into by and among the parties hereto with the executives specified by such agreements, as described by Section 4.10 of the St. Joseph Disclosure Schedules (the “Executive Agreements”).
     (b) Prior to the Closing Date, St. Joseph shall use its best efforts (i) to cause each holder of St. Joseph Stock Options who has not exercised his or her option and who will not receive a stock option grant from Old National in substitution therefor at the Effective Time, to enter into an agreement providing for the cancellation and termination of any unexercised options prior to the Effective Time in exchange for the consideration set forth in Section 1.04(b) and (ii) to take all actions necessary to terminate the St. Joseph Stock Option Plan, such termination to be effective at the Effective Time. In connection with its obligations set forth in this Section 4.10(b), St. Joseph shall secure from each such holder of such canceled St. Joseph Stock Option a written acknowledgement that, upon receipt of such consideration set forth in Section 1.04(b), no further liability shall accrue to St. Joseph or any successor thereto, as a condition to such holder’s receipt of such consideration.
     Section 4.11. Dividends. Notwithstanding its covenants included in Section 4.02(b), St. Joseph may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on the outstanding shares of St. Joseph Common (a) in an amount not exceeding $0.06 per share, payable in a single dividend distribution in December 2006, and (b) in an additional amount, payable in a single dividend distribution, not exceeding the following:

If the Closing Date Occurs During	Maximum Per Share Dividend
January 2007	$0.02

February 2007	$0.04

March 2007	$0.06
St. Joseph may not declare the additional dividend described in clause (b) of the preceding sentence and the foregoing table until the earlier of (i) the fifteenth day prior to the Closing Date, or (ii) March 1, 2007. St. Joseph’s Subsidiaries may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on their capital stock in cash, stock or other property to St. Joseph and (to the extent legally and contractually required) to the holders of any trust preferred securities issued by Subsidiaries of St. Joseph. Not later than five business days prior to declaring any dividend pursuant to this Section 4.11, St. Joseph shall notify Old National of the proposed amount and of the proposed declaration, record, and payable date of any such dividend.
     Section 4.12. No Solicitation of Transactions.
     (a) St. Joseph will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Keefe Bruyette & Woods, Inc.) to,

immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as hereinafter defined), and request the prompt return or destruction of any information previously furnished to such Person. During the period from the date of this Agreement through the Effective Time, St. Joseph shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which St. Joseph or any of its Subsidiaries is a party (other than any involving Old National). Subject to the foregoing, during such period, St. Joseph agrees to enforce to the fullest extent permitted under applicable Law, the provisions of any such confidentiality or standstill agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction.
     (b) Except as permitted in this Section 4.12, St. Joseph shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Keefe Bruyette & Woods, Inc.) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the Stockholder Approval of the Merger by St. Joseph’s stockholders, if St. Joseph receives a bona fide Acquisition Proposal that the St. Joseph Board of Directors (the “St. Joseph Board”) determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of St. Joseph’s obligations under this Section 4.12, St. Joseph may furnish, or cause to be furnished, non-public information with respect to St. Joseph and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Old National prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the St. Joseph Board determines in good faith, and consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to St. Joseph’s stockholders under applicable Law and (B) prior to taking such action, St. Joseph has used its best efforts to enter into a confidentiality agreement with respect to such proposal that is not materially less restrictive than the Confidentiality Agreement and contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 4.12 by any representative of St. Joseph or its Subsidiaries, shall be a breach of this Section 4.12 by St. Joseph.
     (c) Neither the St. Joseph Board nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Old National or propose to withdraw or modify in a manner adverse to Old National (or take any action inconsistent with) the recommendation by such St. Joseph Board or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit St. Joseph or St. Joseph Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.12(b)). Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the St. Joseph Board may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the St. Joseph Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of St. Joseph under applicable Law, and provided, further, that the St. Joseph Board may not effect such an Adverse Recommendation Change unless (A) the St. Joseph Board shall have first provided prior written notice to Old National (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five Business Day period) and (ii) Old National does not make, within five Business Days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the St. Joseph Board (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the St. Joseph Board’s fiduciary duties to the stockholders of St. Joseph under applicable Law. St. Joseph agrees that, during the five Business Day period prior to its effecting an Adverse Recommendation Change, St. Joseph and its officers, directors and representatives shall negotiate in good faith with Old National and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Old National.
     (d) In addition to the obligations of St. Joseph set forth in paragraphs (a), (b) and (c) of this Section 4.12 St. Joseph shall as promptly as possible, and in any event within two Business Days after St. Joseph first obtains knowledge of the receipt thereof, advise Old National orally and in writing of (i) any Acquisition Proposal or any request for information that St. Joseph reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry St. Joseph reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to St. Joseph any offer, material change, modification or development to a previously made offer, letter of intent or any other material development St. Joseph (or its outside counsel) shall (A) advise and confer with Old National (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Old National with true, correct and complete copies of any document or communication related thereto.

     (e) Nothing contained in this Section 4.12 shall prohibit St. Joseph from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its stockholders or in any other regulatory filing if, in the good faith judgment of the St. Joseph board of directors, after consultation with their outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or St. Joseph’s obligations under applicable Law.
     Section 4.13. St. Joseph Bank Merger. At the request of Old National, St. Joseph shall cooperate with Old National, during the time period prior to the Effective Time of the Merger, in taking all actions that may be necessary (a) to cause its Subsidiary, St. Joseph Bank, to merge with Old National’s subsidiary bank, Old National Bank, and (b) to cause St. Joseph to merge with Old National, in each case promptly following the completion of the Merger. Such cooperation shall include the preparation and filing of such applications or notices with regulatory authorities, and the corporate approvals of such merger agreements or merger plans and the taking of such other corporate actions by the board of directors and stockholders of St. Joseph and St. Joseph Bank, as may be may be required by law and the governing documents of St. Joseph and St. Joseph Bank.
     Section 4.14. Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving St. Joseph and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, St. Joseph and its Subsidiaries shall not be bound thereby or have any liability thereunder.
     Section 4.15. Section 481 Adjustment. Without the prior written consent of Old National, St. Joseph shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return (except as set forth in Section 4.15 of the St. Joseph Disclosure Schedule), enter into any closing agreement, settle any Tax claim or assessment relating to St. Joseph, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to St. Joseph, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.
     Section 4.16. Riverfront Partners, LLC. St. Joseph shall seek the cooperation of the other investors in Riverfront, in pursuing a transaction whereby the holders of all of the equity interests in Riverfront would seek a buyer (other than a Person that is a subsidiary of St. Joseph, St. Joseph Bank, or any other direct or indirect subsidiary of St. Joseph or St. Joseph Bank) for all of their interests, for fair value. St. Joseph shall use its best efforts to find such a buyer for St. Joseph’s interests in Riverfront prior to the Closing Date.
     Section 4.17. Employment Taxes and Reporting. The parties hereto agree that, solely for purposes of taxes imposed under the United States Federal Insurance Contribution Act and the United States Federal Unemployment Tax Act, Old National shall be treated to the extent permitted by the Code as a “successor employer” and St. Joseph as a “predecessor,” within the meaning of Section 3306(b)(1) of the Code, with respect to the Transferred Employees. The parties hereto agree that the Federal income and employment tax reporting obligations with respect to wages paid for calendar year 2006 will be satisfied in accordance with the standard procedure set forth in Revenue Procedure 96-60 issued by the IRS.

     Section 4.18. Cooperation on Tax Matters.
     (a) Old National, St. Joseph and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 2.09 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. St. Joseph and its Subsidiaries and Old National agree (A) to retain all books and records with respect to Tax matters pertinent to St. Joseph and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Old National or St. Joseph, any extensions thereof) of the respective taxable periods, and to abide by all record agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, St. Joseph and its Subsidiaries or Old National, as the case may be, shall allow the other party to take possession of such books and records.
     (b) Old National and St. Joseph further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax or addition thereto that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     (c) Old National and St. Joseph further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.
     Section 4.19. Board and Loan Committee Visitation Rights. St. Joseph shall allow one representative designated by Old National to attend all meetings of St. Joseph’s board of directors in a nonvoting capacity, and in connection therewith, St. Joseph shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which St. Joseph provides to its board of directors. St. Joseph shall also allow one representative of Old National to attend all meetings of St. Joseph loan committee in a nonvoting capacity, and in connection therewith, St. Joseph shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which St. Joseph provides to its loan committee, provided, however, that St. Joseph may exclude the representative of Old National from access to any meeting or materials, or portion thereof, that such exclusion, in the reasonable judgment of St. Joseph, is reasonably necessary to (i) preserve attorney-client privilege or (ii) to protect confidential or proprietary information that Old National does not contractually have the right to have access to under the terms of this Agreement.
     Section 4.20. Employee Benefits.
     (a) 401(k) Plan. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer the St. Joseph Bank 401(k) Plan (the “401(k) Plan”) in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to fund all employee and employer contributions to the 401(k) Plan which are required during this time period and shall continue to fund any required “safe harbor contributions” (within the meaning of Code Section 401(k)(12)); (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the 401(k) Plan without the prior written consent of Old National, except for any amendment which is necessary to maintain the qualification of the 401(k) Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively; (iv) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the 401(k) Plan without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (v) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any service provider providing services to the 401(k) Plan as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing, (I) at least thirty (30) calendar days prior to the Closing, St. Joseph or St. Joseph Bank shall file with the Internal Revenue Service (and provide a copy of the same to Old National) an accurately completed Internal Revenue Service Form 5310, Application for Determination for Terminating Plan, filed with respect to the 401(k) Plan and with a proposed termination date of the day before the expected Effective Time, and (II) at the Closing, St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the 401(k) Plan, terminating the 401(k) Plan and freezing all participation therein and prospective contributions thereto, as of the day before the Effective Time. Subject to the Merger becoming effective and subsequent to the Effective Time, St. Joseph and St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the 401(k) Plan as may be requested by Old National.
     (b) Welfare Plans. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer the St. Joseph Capital Bank Health Plan, the St. Joseph Capital Bank Dental Plan, the St. Joseph Capital Bank Group Term Life Insurance & Accidental Death and Dismemberment/Supplemental Life Insurance Plan, St. Joseph Capital Bank Long Term Disability Insurance Plan, and the St. Joseph Capital Bank Short Term Disability Insurance Plan, and the Employee Assistance Program (collectively, the “Welfare Plans”) in accordance with their respective terms and conditions, as set forth in the applicable plan document and/or policy of insurance, as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to pay all insurance premiums, as applicable, and other costs necessary to continue the Welfare Plans and their related insurance policy or policies without interruption or lapse which accrue during this time period; (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the Welfare Plans without the prior written consent of Old National, except for any amendment which is required by applicable law; (iv) neither St. Joseph nor St. Joseph Bank shall reduce, or cause a reduction of, the portion of the total cost of the Welfare Plans which covered employees and beneficiaries are required by St. Joseph and St. Joseph Bank to pay as of the date of this Agreement, without the prior written consent of Old National; (v) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to the Welfare Plans without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (vi) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any insurer or service provider providing insurance or other services to the Welfare Plans as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, at the Closing, and unless otherwise directed in writing by Old National prior to Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the Welfare Plans, terminating the Welfare Plans as of the Effective Time. Subsequent to the Effective Time, St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the Welfare Plans as may be requested by Old National.
     (c) Sec. 125 Cafeteria Plan. On and after the date of this Agreement, and until the Effective Time or until this Agreement shall be terminated as herein provided: (i) St. Joseph Bank shall continue to sponsor, maintain and administer, and shall continue to pay eligible claims presented for payment under, the St. Joseph Capital Bank Cafeteria Plan (the “St. Joseph Bank Cafeteria Plan”) in accordance with its terms and conditions, as set forth in its plan document and/or related policies of insurance, as of the date of this Agreement, and in accordance with applicable law; (ii) St. Joseph Bank shall continue to fund all salary reduction contributions to the St. Joseph Cafeteria Plan which accrue during this time period; (iii) neither St. Joseph nor St. Joseph Bank shall amend, or cause an amendment of, the St. Joseph Bank Cafeteria Plan without the prior written consent of Old National, except for any amendment which is necessary to maintain the qualification of the St. Joseph Bank Cafeteria Plan under Section 125 of the Code; (iv) St. Joseph Bank shall not terminate the appointment of any fiduciary as defined in ERISA with respect to those portions of the St. Joseph Bank Cafeteria Plan which constitute an employee welfare benefit plan as defined in ERISA without the prior written consent of Old National, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (v) neither St. Joseph nor St. Joseph Bank shall terminate, or cause the termination of, any agreement with any service provider or insurer providing insurance or other services to the St. Joseph Bank Cafeteria Plan as of the date of this Agreement without the prior written consent of Old National, except for any termination attributable to a breach by such service provider of its service agreement.
     Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing, at the Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph Bank, as the plan sponsor of the St. Joseph Bank Cafeteria Plan, terminating the St. Joseph Bank Cafeteria Plan as of the Effective Time and transferring the unspent health and dependent care flexible spending account balances thereunder (with respect to the 2007 plan year), as of the Effective Time, to the Tax Saver Benefit Plan of Old National (the “Old National Cafeteria Plan”) with respect to each employee of St. Joseph Bank who (i) has such an unspent account balance under the St. Joseph Bank Cafeteria Plan for the 2007 plan year, and (ii) becomes an employee of Old National or Old National Bank as a result of the acquisition. Subsequent to the

Effective Time, St. Joseph and St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of the St. Joseph Bank Cafeteria Plan and the transfer of such unspent account balances as may be requested by Old National, including the payment of eligible claims incurred prior to the termination of the St. Joseph Bank Cafeteria Plan and timely submitted prior to the Effective Time to the plan administrator for payment within the time limits specified in the St. Joseph Bank Cafeteria Plan.
     (d) Other Equity Plans. Unless this Agreement shall be terminated prior thereto as herein provided, and unless otherwise directed in writing by Old National prior to Closing or except as otherwise provided herein, at the Closing, St. Joseph and St. Joseph Bank shall deliver to Old National resolutions of the Board of Directors of St. Joseph or St. Joseph Bank, as applicable, terminating all remaining equity compensation plans (including, but not limited to the St. Joseph 2006 Equity Incentive Plan, and the St. Joseph Capital Corporation 1996 Equity Incentive Plan) as of the Effective Time. Subsequent to the Effective Time, St. Joseph Bank shall take all reasonable actions necessary to effectuate the termination of all such plans and arrangements as may be requested by Old National.
ARTICLE V.
COVENANTS OF OLD NATIONAL
     Section 5.01. Regulatory Approvals. Old National shall file or cooperate with St. Joseph and St. Joseph Bank in filing all regulatory applications or notices required in order to consummate the Merger and other transactions contemplated by the Agreement, including, without limitation, all necessary applications or notices to the FRB under the BHC Act, the FDIC or Office of the Comptroller of the Currency and the DFI. Old National shall diligently pursue in good faith the regulatory approvals necessary to consummate the Merger and the other transactions contemplated by the Agreement. In advance of any filing made under this Section, St. Joseph and its counsel shall be provided with the opportunity to review and comment on all required regulatory applications or notices. Old National shall keep St. Joseph reasonably informed as to the status of such applications and notices and promptly send or deliver copies of such applications and notices, and of any supplementally filed materials, to counsel for St. Joseph.
     Section 5.02. Executive Agreements. Old National shall, and shall cause each of its subsidiaries to, cooperate with St. Joseph in taking all actions necessary or appropriate to complete, on or before the Closing Date but effective at the Effective Time, the transactions contemplated by the Executive Agreements.
     Section 5.03. Subsequent Discovery of Events or Conditions. Old National shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to St. Joseph under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Old National) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to St. Joseph.

     Section 5.04. Consummation of Agreement. Old National shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement. Old National shall not knowingly take or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) any delay in the consummation of the Merger, except, in each case, as may be required by applicable Law or regulation.
     Section 5.05. Employee Benefit Matters.
     (a) As of the Effective Time, Old National will make available to the employees of St. Joseph Bank who become employees of Old National or its subsidiaries after the Effective Time, subject to subsections (b) and (c) of this Section 5.05, substantially the same employee benefits, including, where applicable, coverage continuation COBRA benefits, on substantially the same terms and conditions as Old National offers to similarly situated officers and employees of Old National or its subsidiaries
     (b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable Old National plan) of an officer or employee of St. Joseph Bank prior to the Effective Time shall be credited, effective as of the date on which such employees become covered by a particular Old National plan, to each such officer or employee eligible for coverage under Section 5.05(a) hereof for purposes of: (i) eligibility under Old National’s employee welfare benefit plans; and (ii) eligibility and vesting under the Old National Employee Stock Ownership and Savings Plan (the “Old National KSOP”). Those officers and employees of St. Joseph Bank who otherwise meet the eligibility requirements of the Old National KSOP, based on their age and years of service with St. Joseph Bank, shall become participants thereunder at the Effective Time. Those officers or employees who do not meet the eligibility requirements of the Old National KSOP on such date shall become participants thereunder on the first plan entry date under the Old National KSOP which coincides with or next follows the date on which such eligibility requirements are satisfied.
     (c) In accordance with the provisions of HIPAA, and the terms of the Old National group health plan, officers and employees of St. Joseph Bank who become participants in the Old National group health plan will be given “creditable coverage” credit for their coverage under the St. Joseph Bank Group Health Insurance Plan under the Old National group health plan’s pre-existing condition limitation provisions. In addition, if a condition was not a “pre-existing condition” for a participant in the St. Joseph Bank Group Health Insurance Plan, it shall not be considered to be a pre-existing condition under the Old National group health plan.
     (d) With respect to any employee of St. Joseph Bank who (i) is a participant in the St. Joseph Bank Cafeteria Plan as of the Effective Time; (ii) has an unspent health or dependent care flexible spending account balance under the St. Joseph Bank Cafeteria Plan with respect to the 2007 plan year as of the Effective Time; and (iii) becomes an employee of Old National or its subsidiaries immediately after, and as a result of, the acquisition (a “Transferred Employee”),

Old National agrees to accept a transfer of each such unspent account balance to the Old National Cafeteria Plan, and to amend the Old National Cafeteria Plan to the extent necessary to effect such transfer. Following such transfer, and pursuant to Rev. Rul. 2002-32, a Transferred Employee: (i) will, except as otherwise permitted under the permitted election changes under the Code Section 125 regulations, have the same level of coverage under the Old National Cafeteria Plan as provided under the St. Joseph Bank Cafeteria Plan, with respect to any health or dependent care flexible spending account, for the duration of the 2007 plan year under the Old National Plan; (ii) will be treated as if participation in the Old National Cafeteria Plan had been continuous from the first day of the 2007 plan year under the St. Joseph Bank Cafeteria Plan; and (iii) will have the Transferred Employee’s salary reduction election for the 2007 plan year under the St. Joseph Bank Cafeteria Plan taken into account for the remainder of the 2007 plan year under the St. Joseph Bank Cafeteria Plan, as if it had been made thereunder.
     (e) Any accrued but unpaid vacation pay with respect to any Transferred Employee and as reflected on the books and records of St. Joseph Bank as of the Effective Time and accrued under the St. Joseph Bank vacation plan, shall carry over and be available for use by the Transferred Employee through the end of the calendar year in which the Closing occurs in accordance with the terms and conditions of the St. Joseph Bank vacation policy. For all subsequent calendar years, the Transferred Employees will be subject to the terms and conditions of the Old National vacation policy in place for similarly situated employees, with credit given for all prior years of service with St. Joseph Bank for purposes of determining vacation pay eligibility and the amount of such vacation pay.
     (f) Neither the terms of this Section 5.05 nor the provision of any employee benefit by Old National or any of its subsidiaries to employees of St. Joseph Bank shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of St. Joseph Bank; or (ii) prohibit or restrict Old National or its subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.
     (g) At the Effective Time, Old National shall grant the Old National Replacement Options, as contemplated in Section 1.04(c) and Section 1.04(d).
     Section 5.06. Representation on Old National Bank Board. Effective upon the Effective Time, Old National shall cause John W. Rosenthal to be appointed to the Board of Directors of Old National Bank promptly after the Effective Time.
ARTICLE VI.
CONDITIONS PRECEDENT TO THE MERGER
     Section 6.01. Conditions of Old National and Merger Sub’s Obligations. The obligations of Old National and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Old National) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by St. Joseph in this Agreement (to the extent qualified by materiality or references to Material Adverse Effect) and the representations and warranties in Section 2.03 and Section 2.04 (whether or not so qualified) shall be true and correct, and all other representations and warranties made by St. Joseph in this Agreement (to the extent not qualified by materiality or references to Material Adverse Effect) shall be true and correct in all material respects, in each case on and as of the Closing Date, with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
     (b) St. Joseph and St. Joseph Bank shall have performed and complied in all material respects with all of their obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.
     (c) The stockholders of St. Joseph shall have approved and adopted this Agreement, the Certificate of Merger and the Plan of Merger as required by applicable Law and its Certificate of Incorporation.
     (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other Person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.
     (e) All necessary regulatory approvals, consents, authorizations and other approvals required by Law or stock market requirements for consummation of the Merger shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any non-standard and burdensome conditions, stipulations, restrictions or requirements which Old National reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of St. Joseph or Old National.
     (f) Old National shall have received all documents required to be received from St. Joseph or St. Joseph Bank on or prior to the Closing Date pursuant to Section 1.09(a), all in form and substance reasonably satisfactory to Old National.
     (g) The Closing Book Value of St. Joseph shall be at least $32,142,000.
     (h) If any holders of St. Joseph Common shall hold Dissenting Shares, such dissenting shares shall not relate to a number of shares of St. Joseph Common that represent more than five percent (5%) of the number of shares of St. Joseph Common issued and outstanding as of the Closing Date.
     (i) St. Joseph shall have delivered to Old National its consolidated GAAP financial statements for the fiscal year ended December 31, 2006, accompanied by the unqualified audit report thereon of Plante & Moran, PLLC.

     Section 6.02. Conditions of St. Joseph’s Obligations. St. Joseph’s obligation to effect the Merger shall be subject to the satisfaction (or waiver by St. Joseph) prior to or on the Closing Date of the following conditions:
     (a) The representations and warranties made by Old National in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.
     (b) Old National and Merger Sub shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the Closing Date under this Agreement.
     (c) The stockholders of St. Joseph shall have approved and adopted this Agreement and the Certificate of Merger as required by applicable Law and its Certificate of Incorporation.
     (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other Person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.
     (e) All necessary regulatory approvals, consents, authorizations and other approvals required by Law for consummation of the Merger shall have been obtained and all waiting periods required by Law shall have expired.
     (f) St. Joseph shall have received all documents required to be received from Old National on or prior to the Closing Date pursuant to Section 1.09(b), all in form and substance reasonably satisfactory to St. Joseph.
     (g) Old National shall have caused John W. Rosenthal to be appointed to the Board of Directors of Old National Bank to be effective promptly after the Effective Time.
ARTICLE VII.
TERMINATION OR ABANDONMENT
     Section 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after Stockholder Approval, only as follows:
     (a) by the mutual written consent of Old National and St. Joseph;
     (b) by either of St. Joseph or Old National by written notice to the other:
     (i) if at the Stockholders’ Meeting (or at any adjournment or postponement thereof) the Stockholder Approval is not obtained;

     (ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or
     (iii) if the consummation of the Merger shall not have occurred on or before the April 30, 2007 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;
     (c) by written notice from Old National to St. Joseph, if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 6.01 not being satisfied prior to the Outside Date, (ii) St. Joseph or St. Joseph Bank breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by St. Joseph or St. Joseph Bank within 20 Business Days after St. Joseph’s or St. Joseph Bank’s receipt of written notice of such breach from Old National;
     (d) by written notice from St. Joseph to Old National if (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 6.02 not being satisfied prior to the Outside Date, or (ii) Old National breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 6.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Old National within 20 Business Days after Old National’s receipt of written notice of such breach from St. Joseph;
     (e) by written notice of Old National to St. Joseph, (i) if the St. Joseph Board shall fail to include its unanimous recommendation to approve the Merger in the Proxy Statement, (ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice, (iii) if the St. Joseph Board shall approve any Acquisition Proposal or publicly recommend that the holders of St. Joseph Common accept or approve any Acquisition Proposal, (iv) St. Joseph shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or (v) the St. Joseph Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days of a written request by Old National to provide such reaffirmation; or
     (f) by written notice by Old National to St. Joseph if a quorum could not be convened at the Stockholder Meeting or at a reconvened Stockholder Meeting held at any time prior to or on the Outside Date.

     Section 7.02. Effect of Termination.
     (a) Subject to the remainder of this Section 7.02, in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Old National, St. Joseph or St. Joseph Bank and each of their respective directors, officers, employees, advisors, agents, or stockholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 7.02 (Effect of Termination), Section 8.01 (Expenses), and Section 8.04 (Press Releases), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 7.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.
     (b) St. Joseph shall pay to Old National an amount in cash equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Break-Up Fee”) if:
     (i) this Agreement is terminated by Old National pursuant to Section 7.01(e); or
     (ii) this Agreement is terminated by either party pursuant to Section 7.01(b)(i) or by Old National pursuant to Section 7.01(f) and prior to the date that is twelve months after such termination St. Joseph or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement), provided, however, that in such case St. Joseph shall only be liable to pay Old National the amount of the Break-Up Fee less the amount of any Old National Expenses previously paid to Old National pursuant to Section 7.02(d) by St. Joseph.
     (iii) this Agreement is terminated by either St. Joseph or Old National pursuant to Section 7.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, St. Joseph or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
     (c) Any fee due under Section 7.02(b) shall be paid by St. Joseph by wire transfer of same day funds:
     (i) in the case of Section 7.02(b)(i), concurrently with such termination; and
     (ii) in the case of Section 7.02(b)(ii) or Section 7.02(b)(iii), on the earlier of the date St. Joseph enters into such Acquisition Agreement or consummates such Acquisition Proposal.
     (d) In the event that this Agreement is terminated by either party pursuant to Section 7.02(b)(i) or by Old National pursuant to Section 7.01(f) under circumstances in which the Break-Up Fee is not then payable pursuant to this Section 7.02, then St. Joseph shall pay promptly (but in any event within two Business Days) following receipt of an invoice therefor all of Old National’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Old National and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Old National Expenses”) as directed by Old National in writing; provided, however, that such Old National Expenses subject to payment by St. Joseph hereunder shall not be greater than Seven Hundred Fifty Thousand Dollars ($750,000); and, provided, further, that the existence of circumstances which could require the Break-Up Fee to become subsequently payable by St. Joseph pursuant to Section 7.02(b)(ii) shall not relieve St. Joseph of its obligations to pay the Old National Expenses pursuant to this Section 7.02(d); and provided, further, that the payment by St. Joseph of Old National Expenses pursuant to this Section 7.02(d) shall not relieve St. Joseph of any subsequent obligation to pay the Break-Up Fee pursuant to Section 7.02(b) except to the extent indicated in Section 7.02(b)(ii).
     (e) In the event that St. Joseph owes the Break-up Fee and/or fees and expenses to Old National pursuant to a termination of this Agreement pursuant to subsections (b)(i), (b)(iii), (e), or (f) of Section 7.01, then the payment of such amounts (together with any costs, expenses, and interest recoverable by Old National as provided in this subsection (e)) pursuant to this Section 7.02 shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. St. Joseph acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Old National would not have entered into this Agreement. Accordingly, if St. Joseph fails promptly to pay the amounts due pursuant to this Section 7.02, and, in order to obtain such payment, Old National commences a suit that results in a judgment against St. Joseph for the amounts set forth in this Section 7.02, St. Joseph shall pay to Old National its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 7.02 at the national prime rate in effect on the date such payment was required to be made.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.01. Expenses. St. Joseph shall pay all expenses of St. Joseph and their stockholders, officers and directors incidental to the transactions contemplated hereby, and Old National shall pay all expenses of Old National and its Subsidiaries and their stockholders, officers and directors incidental to the transaction contemplated hereby.
     Section 8.02. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

(a)	If to Old National:

Old National Bancorp One Main Street Evansville, IN 47708

Attn: Jeffrey L. Knight, Esq. Executive Vice President and Chief Legal Counsel

With a copy to :

Ice Miller LLP One American Square Suite 3100 Indianapolis, Indiana 46282-0200

Attn: Melissa Proffitt Reese, Esq.

(b)	If to St. Joseph:

St. Joseph Capital Corporation 3820 Edison Lakes Parkway Mishawaka, IN 46545

Attn: John W. Rosenthal, President and Chief Executive Officer

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606

Attn: John E. Freechack, Esq.
or to such other address as any party may from time to time designate by notice to the others.
     Section 8.03. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
     Section 8.04. Press Releases. Old National and St. Joseph shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NYSE or NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
     Section 8.05. Entire Agreement. Except for the Exclusivity Agreement dated October 3, 2006 (the “Exclusivity Agreement”), that certain Voting Agreement to be entered into by Old National with certain directors of St. Joseph as of the date hereof, the Confidentiality Agreement, and the Executive Agreements, this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
Section 8.06. Directors’ and Officers’ Indemnification and Insurance.
     (a) Except as may be limited by applicable Laws, Old National shall honor any of St. Joseph’s obligations in respect of indemnification and advancement of expenses provided as of the date of this Agreement by St. Joseph in its Certificate of Incorporation or Bylaws in favor of the current and former directors and officers of St. Joseph and its Subsidiaries for not less than six years from the Effective Time with respect to matters occurring prior to the Effective Time. Old National shall honor all obligations under any indemnification agreements with directors and officers (as amended) listed in Section 8.06 of the St. Joseph Disclosure Schedule.
     (b) Old National shall cause St. Joseph to maintain in effect for five years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by St. Joseph (provided that Old National may, but is not obligated to, substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Old National be required to expend pursuant to this Section 8.06(b) more than an amount per year equal to 150% of current annual premiums paid by St. Joseph for such insurance.
     (c) In the event Old National or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Old National shall cause its successor or assign to assume the obligations provided for in this Section 8.06.
     (d) Old National shall perform all of the obligations of St. Joseph under this Section 8.06 (it being understood that this shall not constitute a guarantee by Old National of St. Joseph’s obligations hereunder). The provisions of this Section 8.06 are intended for the benefit, of and shall be enforceable by, each of the indemnified parties and their respective heirs and representatives.

     Section 8.07. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
     Section 8.08. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
     Section 8.09. Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
     Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.
     Section 8.11. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. There shall be no third party beneficiaries hereof.
     Section 8.12. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.
ARTICLE IX.
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below::
     “401(k) Plan” shall have the meaning set forth in Section 4.20(a).
     “Acquisition Agreement” shall have the meaning set forth in Section 4.12(c).
     “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of St. Joseph and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of St. Joseph or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of St. Joseph or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving St. Joseph, St. Joseph Bank or any of its other Subsidiaries pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of St. Joseph, St. Joseph Bank, or any of St. Joseph’s other Subsidiaries or of any resulting parent company of St. Joseph or St. Joseph bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Old National of the transactions contemplated hereby, other than the transactions contemplated hereby.
     “ADA” means the Americans with Disabilities Act.
     “Adverse Recommendation Change” shall have the meaning set forth in Section 4.12(c).
     “Adverse Recommendation Change Notice” shall have the meaning set forth in Section 4.12(c).
     “Agreement” shall have the meaning set forth in the introductory paragraph.
     “Break-Up Fee” shall have the meaning set forth in Section 7.02(b).
     “BHC Act” shall have the meaning set forth in Recital A.
     “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in the State of Indiana.
     “Call Reports” shall have the meaning set forth in Section 2.06(b).
     “Certificates” shall have the meaning set forth in Section 1.03(b).
     “Certificate of Merger” shall have the meaning set forth in Section 1.01.
     “Closing” shall have the meaning set forth in Section 1.06.
     “Closing Book Value” shall mean the total stockholders’ equity of St. Joseph as of the end of the month preceding the month in which the Closing Date occurs, determined in accordance with GAAP, except that, in determining total stockholders’ equity, (a) stockholders’ equity shall not include transaction-related adjustments recorded after September 30, 2006 (transaction-related adjustments (i) include, but are not limited to, the expenses, including attorneys fees, associated with the negotiation of the terms of the Merger, the preparation, execution and delivery of this Agreement and the Proxy Statement, the obtaining of shareholder approvals and regulatory approvals, investment banking fees, the termination fee for the data processing agreement with FiServ Solutions, Inc., the increase in equity from the option exercise, and purchase accounting adjustments (including fair market value adjustments) to the assets and liabilities of St. Joseph, and (ii) exclude salaries to St. Joseph employees or other allocations of internal overhead for services performed for St. Joseph in connection with the Merger), and (b) total stockholders’ equity shall not include accumulated other comprehensive income (loss).
     “Closing Date” shall have the meaning set forth in Section 1.08.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Recommendation” shall have the meaning set forth in Section 4.06(a).
     “Confidentiality Agreement” shall have the meaning set forth in Section 4.09(c).
     “DFI” shall mean the Indiana Department of Financial Institutions.
     “Default” shall have the meaning set forth in Section 2.25.
     “DGCL” shall mean the Delaware General Corporation Law

     “Designated Environmental Consultant” shall have the meaning set forth in Section 4.06(a).
     “Dissenting Shares” shall have the meaning set forth in Section 1.03(d).
     “Effective Time” shall have the meaning set forth in Section 1.03(a).
     “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, policies, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with St. Joseph or St. Joseph Bank under Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” shall have the meaning set forth in Section 1.07.
     “Exchange Fund” shall have the meaning as set forth in Section 1.07(b).
     “Executive Agreements” shall have the meaning set forth in Section 4.10(a).
     “Exclusivity Agreement” shall have the meaning set forth in Section 8.05.
     “FRB” shall mean the Federal Reserve System.
     “FDIC” means the Federal Deposit Insurance Corporation
     “GAAP” means generally accepted accounting principles applied on a consistent basis in the United States.
     “Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

     “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended (15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable state and local laws; Laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), oil or coal ash, radioactive materials, radon gas, asbestos or urea formaldehyde foam insulation.
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Holder”; and collectively, “Holders” shall have the meaning set forth in Section 1.07(b).
     “IBCL” shall mean Indiana Business Corporation Law.
     “IFIA” shall mean the Indiana Financial Institutions Act.
     “IRS” shall mean the Internal Revenue Service.
     “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
     “Law” shall have the meaning set forth in Section 1.07(b).
     “Material Adverse Effect” shall mean, when used in connection with either party, any fact, event, change, development or effect (any such item, an “Effect”), that individually or in the aggregate has been or would reasonably be expected to (i) be materially adverse to the business, operations, properties, assets, liabilities, condition (financial condition or otherwise), prospects, value or results of operations of such party and its subsidiaries taken as a whole, or (ii) materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement (provided, however, that Material Adverse Effect shall not include any Effect (i) resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such party;

(ii) relating to conditions affecting the banking or financial industry as a whole, provided such changes, events or effects are not disproportionately adverse to such party and its subsidiaries compared to the banking or financial industry as a whole; (iii) resulting from the execution of this Agreement or the announcement or consummation of the transactions contemplated herein, including the effects, if any, resulting from expenses relating to the consummation of the transactions contemplated by this Agreement); or (iv) resulting from actions or omissions taken by such party as required hereunder and actions or omissions by such party with the prior written consent of the other party hereto).
     “Material Contracts” shall have the meaning set forth in Section 2.25.
     “Merger” shall have the meaning set forth in Section 1.01.
     “Merger Consideration” shall have the meaning set forth in Section 1.03(a).
     “Merging Company” shall have the meaning set forth in Section 1.01.
     “Merger Sub” shall have the meaning set forth in the introductory paragraph.
     “Mishawaka Property” shall have the meaning set forth in Section 4.08.
     “NASDAQ” shall mean The NASDAQ Stock Market.
     “NYSE” shall mean the New York Stock Exchange.
     “Old National” shall have the meaning set forth in the introductory paragraph.
     “Old National Cafeteria Plan” shall have the meaning set forth in Section 4.20(c).
     “Old National Expenses” shall have the meaning set forth in Section 7.02(d).
     “Old National Financial Statements” shall have the meaning set forth in Section 3.03.
     “Old National KSOP” shall have the meaning set forth in Section 5.05(b).
     “Old National Replacement Options” shall have the meaning set forth in Section 1.04(d).
     “Operating Loss” shall have the meaning set forth in Section 3.03.
     “Order” shall be defined to mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.
     “Other Agreements” shall have the meaning set forth in Section 2.04.
     “Outside Date” shall have the meaning set forth in Section 7.01(b)(iii).
     “Pension Plan” shall have the meaning set forth in Section 2.13(c).

     “Person” or “person” shall mean a natural person or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.
     “Plan” and collectively the “Plans,” shall have the meaning set forth in Section 2.13(a).
     “Plan of Merger” shall have the meaning set forth in Section 1.01.
     “Proxy Statement” shall have the meaning set forth in Section 2.18.
     “Regulatory Authority” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the FDIC, the Office of Thrift Supervision, the Internal Revenue Service, the Environmental Protection Agency, OSHA, the PBGC, all state regulatory agencies having jurisdiction over the parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC (including, in each case, the staff thereof.
     “Restricted Stock Awards” shall have the meaning set forth in Section 1.05.
     “Riverfront” shall mean Riverfront Partners LLC.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “SEC Reports” shall have the meaning set forth in Section 2.17.
     “Section 262” means Section 262 of the DGCL
     “Securities Act” means the Securities Act of 1933, as amended.
     “St. Joseph” shall have the meaning set forth in the introductory paragraph.
     “St. Joseph Bank” shall have the meaning set forth in Recital A.
     “St. Joseph Bank Common” shall have the meaning set forth in Section 2.03(b).
     “St. Joseph Board” means the St. Joseph Board of Directors.
     “St. Joseph Bank Cafeteria Plan” shall have the meaning set forth in Section 4.20(c).
     “St. Joseph Common” shall have the meaning set forth in Recital C.
     “St. Joseph Disclosure Schedule” means the disclosure schedule delivered by St. Joseph to Old National constituting disclosures made by St. Joseph and St. Joseph Bank.
     “St. Joseph GAAP Financial Statements” shall have the meaning set forth in Section 2.06.
     “St. Joseph Property” shall mean real estate currently owned, leased, or otherwise used by St. Joseph or any of its Subsidiaries, or in which any of said entities has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by St. Joseph Bank in its capacity as a trustee or otherwise.
     “St. Joseph Stock Options” shall have the meaning set forth in Section 1.04(a).
     “St. Joseph Stock Option Plans” shall have the meaning set forth in Section 1.04(a)
     “SOX” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
     “Stockholder Approval” shall have the meaning set forth in Section 4.06(a).
     “Stockholder Meeting” shall have the meaning set forth in Section 4.06(a).
     “Subsidiary”; and “Subsidiaries” shall have the meaning set forth in Section 2.05.
     “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the St. Joseph Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the stockholders of St. Joseph from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Old National in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.
     “Surviving Company” shall have the meaning set forth in Section 1.01.
     “Survivor Shares” shall have the meaning set forth in Section 1.03(c).
     “Tank” shall mean above or below ground treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices.
     “Tax” or “Taxes” shall mean and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

     “Tax Authority” shall mean any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.
     “Tax Return” shall mean and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Entity or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.
     “Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by St. Joseph and its Subsidiaries.
     “Trade Secrets” means all trade secrets and confidential information and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
     “Transferred Employee” shall have the meaning set forth in Section 5.05(d).
     “Unvested Old National Replacement Options” shall have the meaning set forth in Section 1.03(d).
     “Welfare Plans” shall have the meaning set forth in Section 4.20(b).
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ST. JOSEPH CAPITAL CORPORATION
By:	/s/ John W. Rosenthal, Sr.
	Name:	John W. Rosenthal, Sr.
	Title:	President and Chief Executive Officer

OLD NATIONAL BANCORP
By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	President and Chief Executive Officer

SMS SUBSIDIARY, INC.

By:	/s/ Jeffrey L. Knight
	Name:	Jeffrey L. Knight
	Title:	President

ANNEX B
October 21, 2006
The Board of Directors
St. Joseph Capital Corporation
3820 Edison Lakes Parkway
Mishawaka, IN 46545
Members of the Board:
     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of St. Joseph Capital Corporation (“St. Joseph”) of the cash consideration to be paid to St. Joseph shareholders in the proposed merger (the “Merger”) of St. Joseph and Old National Bancorp (“Old National”), pursuant to the Agreement and Plan of Reorganization, dated as of October 21, 2006, between St. Joseph and Old National (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of St. Joseph (the “Common Shares”) will be converted into the right to receive forty dollars and no cents ($40.00) per share.
     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, St. Joseph and Old National, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of St. Joseph and Old National for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to St. Joseph. We have acted exclusively for the Board of Directors of St. Joseph in rendering this fairness opinion and will receive a fee from St. Joseph for our services.
     In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of St. Joseph and Old National and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2004 and 2005 of St. Joseph and Old National; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of St. Joseph and Old National and certain other communications from St. Joseph and Old National to their respective stockholders; and (v) other financial information concerning the businesses and operations of St. Joseph and Old National furnished to us by St. Joseph
Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606
312.423.8200 • 800.929.6113 • Fax 312.423.8232

B-1

October 21, 2006

and Old National for purposes of our analysis. We have also held discussions with senior management of St. Joseph and Old National regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.
     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of St. Joseph and Old National as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for St. Joseph and Old National are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of St. Joseph or Old National, nor have we examined any individual credit files.
     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of St. Joseph and Old National; (ii) the assets and liabilities of St. Joseph and Old National; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $40.00 per share cash consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

ANNEX C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY CARD
St. Joseph Capital Corporation
Special Meeting of Stockholders
(PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS)
     The undersigned hereby appoints [                    ] and [                    ] of St. Joseph Capital Corporation (“St. Joseph”), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of St. Joseph that the undersigned is entitled to vote at St. Joseph’s Special Meeting of Stockholders (the “Meeting”), to be held on [                    ], 2007, at [                                        ], located at [                     ], at [                    ], local time, and any and all adjournments and postponements thereof, as follows:

1.	The adoption of the Agreement and Plan of Reorganization, dated as of October 21, 2006 (the “Merger Agreement”), between St. Joseph, Old National Bancorp, and SMS Subsidiary, Inc. and approval of the transactions it contemplates

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors recommends a vote “FOR” adoption of the Merger Agreement and approval of the transactions it contemplates.

2.	The approval to adjourn the Meeting in the event that an insufficient number of shares is present in person or by proxy to adopt the Merger Agreement and approve the transactions it contemplates to permit further solicitation

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.
(continued and to be signed on the reverse side)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS IT CONTEMPLATES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
     This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of St. Joseph at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) timely submitting another proxy via the telephone or Internet; (iii) duly executing a subsequent proxy relating to the same shares and delivering

1

it to the Secretary of St. Joseph at or before the Meeting; or (iv) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.
     The undersigned acknowledges receipt from St. Joseph, prior to the execution of this proxy, of Notice of the Special Meeting and a Proxy Statement.
     Date:                                        , 200[_]

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL
THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within US and Canada)	To vote using the Internet

Call toll free 1-800-652-VOTE (8683) in the United States or Canada at any time on a touch tone telephone. There is NO CHARGE to you for the call.	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

Follow the simple instructions provided by the recorded message.	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by [                    ], 2007.
THANK YOU FOR VOTING

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[                    ], 200[     ]

To:	All St. Joseph Capital Bank 401(k) Plan Participants

Re:	Special Meeting of Stockholders to be held on [ ], 2007
Dear Participants:
     As you know, St. Joseph Capital Bank (the “Bank”) maintains the St. Joseph Capital Bank 401(k) Plan (the “Plan”) for employees of the Bank, which includes an investment alternative of stock of St. Joseph Capital Corporation (the “Company”) for your Plan account (the “Plan Accounts”). The Plan Accounts hold shares of the Company’s common stock for the benefit of participants in the Plan. These shares are held by the trustee, St. Joseph Capital Bank (the “Trustee”). The Plan extends to participants certain voting rights at the Company’s stockholder meetings.
     In connection with the Special Meeting of Stockholders of the Company, to be held on [                    ] 2007, enclosed are the following documents:
     1. Confidential vote authorization form for the Plan with return envelope; and
     2. Proxy Statement for the Special Meeting, dated [                    ], 2007, including a Notice of the Special Meeting of Stockholders.
     As a participant in the Plan, you have the right to direct the Trustee how to vote the shares held for your Plan Account as of [                    ], 200[     ], the record date for the Special Meeting (the “Record Date”), on the proposal to be voted by the Company’s stockholders.
     At the Special Meeting, stockholders will be asked to consider and vote on a proposal to approve and adopt the principal terms of the merger of the Company with Old National Bancorp, Inc. (“Old National”), contained in the Agreement and Plan of Reorganization, dated as of October 21, 2006, by and among the Company, Old National and SMS Subsidiary, Inc., a wholly-owned subsidiary of Old National, as described in the proxy statement that accompanies this notice. The Board of Directors of the Company recommends a vote “FOR” the approval and adoption of the merger.
PROPOSAL
     Participants with shares in their Plan Account have the right to direct how the Trustee should vote the shares that are held on the participants’ behalf in the Plan Accounts. In general,

the Trustee will vote the shares in your Plan Account “FOR” or “AGAINST” the proposal specified on the confidential vote authorization form for the Plan in the manner that you instruct. According to the terms of the Plan, if you do not direct the Trustee how to vote the shares in your Plan Account, you shall be deemed to have directed the Trustee that the shares should not be voted. For purposes of the Plan, if you “ABSTAIN” as to the proposal, or if you do not direct the Trustee to vote, your failure to vote will have the same effect as if you voted “AGAINST” the approval and adoption of the merger agreement.
     If you do not have any shares of the Company’s common stock allocated to your Plan Account as of [                    ], 200[     ], there will be no confidential vote authorization form for the Plan enclosed with this letter.
* * * * *
     Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed confidential vote authorization form to signify your direction to the Trustee. You should then seal the completed form in the appropriate enclosed envelope and return it directly to St. Joseph Capital Bank, Trustee for the Plan, Attention: Mark E. Secor. The confidential vote authorization form must be received by the Trustee no later than [                    ], 2007.
     PLEASE NOTE THAT THE VOTING INSTRUCTIONS OF INDIVIDUAL PARTICIPANTS ARE TO BE KEPT CONFIDENTIAL. IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS OR THE TERMS OF PLAN, PLEASE CALL MR. MARK E. SECOR AT (574) 273-9700.

Very truly yours,

St. Joseph Capital Bank,
Trustee for the St. Joseph Capital
Bank 401(k) Plan

PLEASE SIGN AND MAIL THIS FORM PROMPTLY
CONFIDENTIAL VOTE AUTHORIZATION FORM
I, the undersigned, understand that St. Joseph Capital Bank (the “Trustee”) is the holder of record and custodian of all shares of St. Joseph Capital Corporation. (the “Company”) common stock allocated to me under the St. Joseph Capital Bank 401(k) Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Special Meeting of Stockholders to be held on [                    ], 2007 and for any and all adjournments or postponements of the meeting.
Accordingly the Trustee is directed to vote all shares allocated to me as follows:
1.	The adoption of the Agreement and Plan of Reorganization, dated as of October 21, 2006 (the “Merger Agreement”), between St. Joseph, Old National Bancorp, and SMS Subsidiary, Inc. and approval of the transactions it contemplates
☐FOR            ☐AGAINST            ☐ABSTAIN
The Board of Directors recommends a vote “FOR”
adoption of the Merger Agreement and approval of the transactions it contemplates.
2.	The approval to adjourn the Meeting in the event that an insufficient number of shares is present in person or by proxy to adopt the Merger Agreement and approve the transactions it contemplates to permit further solicitation
☐FOR            ☐AGAINST            ☐ABSTAIN
3.	In accordance with its discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.
The Trustee is hereby authorized to vote all shares of Company common stock allocated to my St. Joseph Capital Bank 401(k) Plan account in its trust capacity as indicated above.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders dated [                    ], 200[     ].
NOTE: Please date this vote authorization form and sign it exactly as the name(s) appear(s) on our records and then return this form in the enclosed envelope to St. Joseph Capital Bank 401(k) Plan Trustee, Attention, Mark E. Secor.

Dated:	, 200

Signature

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